As filed with the Securities and Exchange Commission on January 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WSFS Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	22-2866913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WSFS Bank Center

500 Delaware Avenue, Wilmington, Delaware, 19801

302-792-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Rodger Levenson

Executive Vice President and Chief Financial Officer

WSFS Bank Center

500 Delaware Avenue, Wilmington, Delaware, 19801

302-792-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Frank M. Conner III, Esq. Michael P. Reed, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001	Raymond A. Tiernan, Esq. Hugh T. Wilkinson, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, D.C. 20007

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	2,147,835	N/A	$35,206,148.46	$3,545.26

(1)	Represents the maximum number of shares of WSFS Financial Corporation, or WSFS, common stock that may be issued in connection with the merger described in this proxy statement/prospectus. This number is based on an exchange ratio of 0.6601 of a share of WSFS common stock per share of Penn Liberty Financial Corp., or Penn Liberty, common stock, up to an estimated maximum of 3,253,803 shares of Penn Liberty common stock, pursuant to the Agreement and Plan of Reorganization dated as of November 23, 2015, by and between WSFS and Penn Liberty, as amended from time to time, attached to this proxy statement/prospectus as Annex I.
(2)	Pursuant to Rule 457(f)(2) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of (i) $10.82, the book value per share of Penn Liberty common stock to be exchanged in the merger as of December 31, 2015, the latest practicable date prior to the date of filing of this registration statement, and (ii) 3,253,803, the estimated maximum number of shares of common stock of Penn Liberty that may be exchanged in the merger.
(3)	Computed based on a rate of $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement relating to the shares of WSFS common stock to be issued in the merger that is filed with the United States Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 19, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On November 23, 2015, Penn Liberty Financial Corp., or Penn Liberty, and WSFS Financial Corporation, or WSFS, agreed to a strategic business combination in which Penn Liberty will merge with and into WSFS. If the merger is completed, each share of Penn Liberty common stock issued and outstanding immediately prior to the merger will be converted, at the election of the shareholder, into the right to receive either (1) cash in an amount equal to $21.75, which we refer to as the Cash Consideration, or (2) 0.6601 of a share of WSFS common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of Penn Liberty common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Penn Liberty common stock, which may be all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. We are sending you this proxy statement/prospectus to notify you of, and invite you to, the special meeting of Penn Liberty shareholders, which we refer to as the Penn Liberty special meeting, being held to consider the Agreement and Plan of Reorganization dated as of November 23, 2015, as amended from time to time, which we refer to as the merger agreement, that Penn Liberty has entered into with WSFS, and related matters, and to ask you to vote at the Penn Liberty special meeting “FOR” adoption and approval of the merger agreement. Shares of WSFS common stock are listed on the NASDAQ Global Select Market under the ticker symbol “WSFS”.

In the merger, Penn Liberty will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger. In addition, under the merger agreement, simultaneously with the merger, Penn Liberty Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of Penn Liberty, will be merged with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS.

The market value of the Stock Consideration will fluctuate with the market price of WSFS common stock; however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of WSFS common stock on November 20, 2015, the last trading day before public announcement of the merger, and on [            ], 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of Penn Liberty common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of WSFS common stock on those dates by the exchange ratio of 0.6601 provided for in the merger agreement. This table also presents the implied value of the Cash Consideration proposed for each share of Penn Liberty common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for shares of WSFS common stock.

	WSFS Common Stock (NASDAQ: WSFS)		Implied Value of One Share of Penn Liberty Common Stock		Value of the Cash Consideration for One Share of Penn Liberty Common Stock
At November 20, 2015		$33.50		$22.11	$21.75
At [ ], 2016	$	[ ]	$	[ ]	$21.75

The Penn Liberty special meeting will be held on [            ], at [            ], local time, at [            ], located at [            ].

Your vote is important. We cannot complete the merger unless Penn Liberty shareholders adopt and approve the merger agreement. In order for the merger to be approved, the merger agreement must be adopted and approved by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting. Regardless of whether you plan to attend the Penn Liberty special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

The Penn Liberty board of directors unanimously recommends that Penn Liberty shareholders vote “FOR” adoption and approval of the merger agreement and “FOR” the other matters to be considered at the Penn Liberty special meeting.

This proxy statement/prospectus describes the Penn Liberty special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page [            ], for a discussion of the risks relating to the proposed merger.

Patrick J. Ward Chairman and Chief Executive Officer Penn Liberty Financial Corp.

Neither the United States Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either WSFS or Penn Liberty, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [            ], 2016, and it is first being mailed or otherwise delivered to Penn Liberty shareholders on or about [            ], 2016.

PENN LIBERTY FINANCIAL CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Penn Liberty Financial Corp.:

Penn Liberty will hold a special meeting of shareholders at [            ], local time, on [            ], 2016, at [            ], located at [            ]. The Penn Liberty special meeting will be held for the purposes of allowing Penn Liberty shareholders to consider and vote upon the following matters:

•	a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of November 23, 2015, by and between WSFS and Penn Liberty, as amended from time to time, pursuant to which Penn Liberty will merge with and into WSFS, as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal; and

•	a proposal to approve the adjournment of the Penn Liberty special meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the merger agreement, which we refer to as the adjournment proposal.

Penn Liberty has fixed the close of business on [            ], 2016 as the record date for the Penn Liberty special meeting. Only Penn Liberty shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the Penn Liberty special meeting. Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting.

Your vote is very important. We cannot complete the merger unless Penn Liberty shareholders adopt and approve the merger agreement.

As a shareholder of record, you are cordially invited to attend the Penn Liberty special meeting in person. Regardless of whether you plan to attend the Penn Liberty special meeting, please vote as soon as possible. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. If you hold Penn Liberty common stock in your name as a shareholder of record or hold a valid proxy from the holder of record and attend the Penn Liberty special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

The enclosed proxy statement/prospectus provides a detailed description of the merger, the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices and annexes, carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Penn Liberty common stock, please contact Ted Aicher, Corporate Secretary, at Penn Liberty Financial Corp. at (610) 535-4530.

The Penn Liberty board of directors has approved the merger and the merger agreement and unanimously recommends that Penn Liberty shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Ted Aicher, Corporate Secretary Wayne, Pennsylvania [ ], 2016

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about WSFS from documents filed with or furnished to the United States Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by WSFS at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by WSFS in this proxy statement/prospectus, at no cost by contacting WSFS in writing or by telephone at the following addresses:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: Corporate Secretary

Telephone: 302-792-6000

You will not be charged for any of these documents that you request. Penn Liberty shareholders requesting documents must do so by [            ], 2016 in order to receive them before the Penn Liberty special meeting to be held on [            ], 2016.

In addition, if you have questions about the merger or the Penn Liberty special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Ted Aicher, Corporate Secretary, Penn Liberty Financial Corp., at the following addresses and telephone number:

Penn Liberty Financial Corp.

724 West Lancaster Avenue

Wayne, Pennsylvania 19087

Attention: Ted Aicher, Corporate Secretary

Telephone: (610) 535-4530

See “Where You Can Find More Information” beginning on page [            ] for more details.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by WSFS, constitutes a prospectus of WSFS under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of WSFS common stock to be issued to the Penn Liberty shareholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Penn Liberty. It also constitutes a notice of meeting with respect to the Penn Liberty special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Penn Liberty shareholders nor the issuance by WSFS of shares of WSFS common stock to Penn Liberty shareholders in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding WSFS has been provided by WSFS, and information contained in this proxy statement/prospectus regarding Penn Liberty has been provided by Penn Liberty.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PENN LIBERTY SPECIAL MEETING

The following are some questions that you may have regarding the merger of Penn Liberty with and into WSFS and the Penn Liberty special meeting of shareholders, which we refer to as the Penn Liberty special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Penn Liberty special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [            ]. Unless the context requires otherwise, references in this proxy statement/prospectus to WSFS refer to WSFS Financial Corporation, a Delaware corporation, and/or its consolidated subsidiaries, references in this proxy statement/prospectus to Penn Liberty refer to Penn Liberty Financial Corp., a Pennsylvania corporation, and/or its consolidated subsidiaries, and references in this proxy statement/prospectus to “we,” “our” and “us” refer to WSFS and Penn Liberty collectively.

Q:	What am I being asked to vote on at the Penn Liberty special meeting?

A:	WSFS and Penn Liberty have entered into an Agreement and Plan of Reorganization dated as of November 23, 2015, which we refer to as the merger agreement, pursuant to which WSFS has agreed to acquire Penn Liberty. Under the merger agreement, Penn Liberty will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger, which we refer to as the merger. Also under the merger agreement, simultaneously with the merger, Penn Liberty Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of Penn Liberty, will be merged with and into WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, which we refer to as the bank subsidiary merger. Penn Liberty shareholders are being asked to adopt and approve the merger agreement and the transactions it contemplates, including the merger, which we refer to as the merger proposal.

Penn Liberty shareholders are also being asked to approve the adjournment of the Penn Liberty special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement, which we refer to as the adjournment proposal.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex I to this proxy statement/prospectus, and the Penn Liberty special meeting. Penn Liberty shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the Penn Liberty special meeting in person.

Q:	How does the Penn Liberty board of directors recommend I vote at the Penn Liberty special meeting?

A:	The Penn Liberty board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. See the section entitled “The Merger—Recommendation of the Penn Liberty Board of Directors; Penn Liberty’s Reasons for the Merger” beginning on page [ ].

Q:	When and where is the Penn Liberty special meeting?

A:	The Penn Liberty special meeting will be held at [ ], located at [ ] on [ ], 2016, at [ ], local time.

Q:	Who is entitled to vote?

A:	Holders of record of Penn Liberty common stock at the close of business on [ ], 2016, which is the date that the Penn Liberty board of directors has fixed as the record date for the Penn Liberty special meeting, are entitled to vote at the Penn Liberty special meeting.

Q:	What do I need to do now?

A:	If you are a Penn Liberty shareholder of record as of the close of business on the record date, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Penn Liberty special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What constitutes a quorum for the Penn Liberty special meeting?

A:	The presence at the Penn Liberty special meeting, in person or by proxy, of the holders of a majority of the Penn Liberty common stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. If a quorum is not present, the Penn Liberty special meeting will be postponed until the holders of the number of shares of Penn Liberty common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Penn Liberty common stock will be counted for purposes of determining whether a quorum is present at the Penn Liberty special meeting. If additional votes must be solicited to approve the merger proposal and the adjournment proposal is approved, it is expected that the Penn Liberty special meeting will be adjourned to solicit additional proxies.

Q:	What is the vote required to approve each proposal at the Penn Liberty special meeting?

A:	Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting.

Abstentions, broker non-votes and a failure to vote are not considered votes cast and will have no effect on any of the proposals to be considered at the Penn Liberty special meeting, assuming a quorum is present.

See the sections entitled, “Information About the Penn Liberty Special Meeting—Record Date; Shares Entitled to Vote” beginning on page [            ] and “Information About the Penn Liberty Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page [            ].

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Penn Liberty to obtain the necessary quorum to hold the Penn Liberty special meeting. The merger agreement must be adopted and approved by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting. The Penn Liberty board of directors unanimously recommends that you vote to adopt and approve the merger agreement.

Q:	How many votes do I have?

A:	Each outstanding share of Penn Liberty common stock entitles its holder to cast one vote. As of the record date, there were [ ] shares of Penn Liberty common stock, par value $0.10 per share, outstanding and entitled to vote at the Penn Liberty special meeting.

Q:	Can I attend the Penn Liberty special meeting and vote my shares in person?

A:

Yes. All Penn Liberty shareholders are invited to attend the Penn Liberty special meeting. Holders of record of Penn Liberty common stock can vote in person at the Penn Liberty special meeting. If you plan to attend the Penn Liberty special meeting, you must hold your shares in your own name. In addition, you must bring a form of personal photo identification with you in order to be admitted. Penn Liberty reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Penn Liberty special meeting is prohibited without Penn Liberty’s express written consent.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Penn Liberty’s secretary, or (3) attending the Penn Liberty special meeting in person, notifying the secretary and voting by ballot at the Penn Liberty special meeting. Attendance at the Penn Liberty special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Penn Liberty after the vote will not affect the vote. If you choose one of the first two methods, you must take the described action (or, with respect to the first method, Penn Liberty must have received the subsequent proxy card) no later than [ ], 2016 at [ ] local time, which is the business day immediately prior to the Penn Liberty special meeting. The Penn Liberty secretary’s mailing address is:

Penn Liberty Financial Corp.

724 West Lancaster Avenue

Wayne, Pennsylvania 19087

Attention: Ted Aicher, Corporate Secretary

Telephone: (610) 535-4530

Q:	What will happen in the merger?

A:	If the merger proposal is approved by Penn Liberty shareholders and the other conditions to closing under the merger agreement are satisfied or waived, then at the effective time of the merger, Penn Liberty will merge with and into WSFS and WSFS will be the surviving entity. Also under the merger agreement, simultaneously with the merger, Penn Liberty Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of Penn Liberty, will be merged with and into WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, which we refer to as the bank subsidiary merger. We refer to the merger and the bank subsidiary merger as the mergers. As a result of the mergers, Penn Liberty will no longer exist and its businesses will be owned by WSFS, which will continue as a public company.

Q:	What will I receive for my Penn Liberty common stock?

A:	Upon completion of the merger, each share of Penn Liberty common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive, at your election, either (1) cash in an amount equal to $21.75, which we refer to as the Cash Consideration, or (2) 0.6601 of a share, or the exchange ratio, of WSFS common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of Penn Liberty common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Penn Liberty common stock, which may be all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. For example, if you hold 100 shares of Penn Liberty common stock, you may elect to convert 40 shares of your Penn Liberty common stock into the Cash Consideration and 60 shares of your Penn Liberty common stock into the Stock Consideration (or any other combination), subject to the proration provisions described below.

No guarantee can be made that you will receive the amount of the Cash Consideration or the Stock Consideration you elect. As a result of the proration procedures provided for in the merger agreement, as described in this proxy statement/prospectus, you may receive the Stock Consideration or the Cash Consideration in amounts that are different from the amounts you elect to receive.

Q:	What happens if I am eligible to receive a fraction of a share of WSFS common stock as part of the per share Merger Consideration?

A:	If the aggregate number of shares of WSFS common stock that you are entitled to receive as part of the per share Merger Consideration includes a fraction of a share of WSFS common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page [ ].

Q:	How might the Merger Consideration I elect to receive be adjusted on a pro rata basis?

A:	Each holder of Penn Liberty common stock is entitled to elect the form of consideration that he or she would like to receive for his or her shares of Penn Liberty common stock, including electing to receive the Cash Consideration for a portion of his or her shares of Penn Liberty common stock and receive the Stock Consideration for the remainder of his or her shares of Penn Liberty common stock. We refer to a share for which an election to receive the Cash Consideration is made as a Cash Election Share, a share for which an election to receive the Stock Consideration is made as a Stock Election Share and a share of Penn Liberty common stock for which no election is made as a Non-Election Share. All such elections are subject to adjustment on a pro rata basis.

The merger agreement provides that the aggregate amount of the Cash Consideration that holders of Penn Liberty common stock are entitled to receive is $37,077,016, or the Maximum Cash Contribution. As a result, all elections may be subject to proration depending on the elections made by other holders of Penn Liberty common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 40% of the shares of Penn Liberty common stock are treated as Cash Election Shares and approximately 60% of the shares of Penn Liberty common stock are treated as Stock Election Shares.

For example, if the aggregate of the Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate of the Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Q:	Is the value of the per share consideration that I receive for my shares of Penn Liberty common stock expected to be substantially equivalent regardless of which election I make?

A:	There will be no adjustment to the fixed number of shares of WSFS common stock that will be issued to Penn Liberty shareholders who receive the Stock Consideration based upon changes in the market price of WSFS common stock or Penn Liberty common stock prior to the effective time of the merger. The value of the Cash Consideration will not change. As result, the value of the Merger Consideration received by holders of Penn Liberty common stock who receive the Cash Consideration may differ from the value of the Merger Consideration received by holders of Penn Liberty common stock who receive the Stock Consideration.

The market price of WSFS common stock at the time the merger is completed may vary from the price of WSFS common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus, and on the date of the Penn Liberty special meeting and at the effective time of the merger as a result of various factors that are beyond the control of WSFS and Penn Liberty, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption and approval of the merger agreement by Penn Liberty shareholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Penn Liberty special meeting. Therefore, at the time of the Penn Liberty special meeting you will not know the precise value of the Stock Consideration, if any, that you will receive at the effective time of the merger. You should obtain current market quotations for shares of WSFS common stock.

Q:	How do I make an election for the type of the Merger Consideration that I prefer to receive and when can I expect to receive the Merger Consideration?

A:	Each holder of record of Penn Liberty common stock will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not more than 40 business days and not less than 20 business days prior to the anticipated effective time of the merger or on such other date as WSFS and Penn Liberty may mutually agree. The deadline for holders of Penn Liberty common stock to elect the form of the Merger Consideration they want to receive is five business days prior to the anticipated effective time of the merger, and we refer to as the election deadline. Each holder of Penn Liberty common stock should specify in the election form (1) the number of shares of Penn Liberty common stock which such shareholder elects to have exchanged for the Stock Consideration, and (2) the number of shares of Penn Liberty common stock such shareholder elects to have exchanged for the Cash Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Holders of Penn Liberty common stock shall receive their Merger Consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials.

Q:	What happens to the Penn Liberty stock options and awards under the Penn Liberty 2005 Amended and Restated Recognition and Retention Plan and Trust Agreement in the merger?

A:	Penn Liberty Stock Options. At the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plans that is not held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be canceled and converted into the right to receive from WSFS a cash payment equal to the product of (1) the total number of shares of Penn Liberty common stock subject to such option, and (2) the difference, if positive, between $21.75 and the exercise price per share of such option. Any such option with an exercise price per share that equals or exceeds $21.75 will be canceled at the effective time of the merger with no consideration paid to the option holder therefor.

At the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plans held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be converted into an option to purchase WSFS common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of WSFS common stock issuable upon exercise of such option based on the exchange ratio.

Penn Liberty RRP Awards. At the effective time of the merger, each outstanding and unvested award previously granted under Penn Liberty’s Amended and Restated 2005 Recognition and Retention Plan and Trust Agreement, or the Penn Liberty RRP, will become fully vested and be converted into the right to receive the Merger Consideration for the vested shares of Penn Liberty common stock in accordance with the merger agreement.

Q:	What are the U.S. federal income tax consequences of the merger to Penn Liberty shareholders?

A:

The merger is intended to qualify, and the obligation of WSFS and Penn Liberty to consummate the merger is conditioned upon, the receipt of an opinion from Covington & Burling LLP to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and that Penn Liberty and WSFS will each be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Neither WSFS nor Penn Liberty currently intends to waive this opinion condition to its obligation to consummate the merger. If either WSFS or Penn Liberty waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Penn Liberty shareholders have materially changed, WSFS and Penn Liberty will recirculate appropriate soliciting materials to resolicit the votes of Penn Liberty shareholders. Assuming that the merger so qualifies as a “reorganization,” which Penn Liberty and WSFS anticipate, in general, for U.S. federal income tax purposes:

•	Holders of Penn Liberty common stock who receive solely the Cash Consideration in the merger will generally recognize gain or loss;

•	Holders of Penn Liberty common stock who receive solely the Stock Consideration in the merger generally will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of any fractional share of Penn Liberty common stock); and

•	Holders of Penn Liberty common stock who receive a combination of the Cash Consideration and the Stock Consideration in the merger will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the WSFS common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of Penn Liberty common stock surrendered, and (2) the amount of Cash Consideration received by that holder pursuant to the merger.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [            ].

The U.S. federal income tax consequences described above may not apply to all holders of Penn Liberty common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Do I have dissenters’ appraisal rights in connection with the merger?

A:	Yes. Under Subchapter D of Chapter 15 of the Pennsylvania Business Corporations Law, or PBCL, Penn Liberty shareholders will have dissenters’ appraisal rights in connection with the merger. To exercise dissenters’ appraisal rights, Penn Liberty shareholders must strictly follow the procedures prescribed by the PBCL. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page [ ], and Subchapter D of Chapter 15 of the PBCL is attached to this proxy statement/prospectus as Annex II. Holders of shares of Penn Liberty common stock are encouraged to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in the loss of dissenters’ appraisal rights. See the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page [ ].

Q:	If I am a Penn Liberty shareholder, should I send in my Penn Liberty common stock certificates now?

A:	No. Please do NOT send in your Penn Liberty common stock certificates with your proxy. If the merger proposal is approved by Penn Liberty shareholders, and the merger is completed, an exchange agent designated by WSFS will send you instructions for exchanging Penn Liberty common stock certificates for the Merger Consideration. See the section entitled “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page [ ].

Q:	What happens if I sell my shares of Penn Liberty common stock before the Penn Liberty special meeting?

A:

The record date is earlier than both the date of the Penn Liberty special meeting and the effective time of the merger. If you transfer your shares of Penn Liberty common stock after the record date but before the Penn

Liberty special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Penn Liberty special meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares. In order to receive the per share Merger Consideration, you must hold your shares through the effective time of the merger.

Q:	When do you expect to complete the merger?

A:	We expect to consummate the merger in the third quarter of 2016. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Penn Liberty shareholders at the Penn Liberty special meeting and the necessary regulatory approvals and the other conditions to closing must be satisfied before the merger is consummated. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [ ].

Q:	Who should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Penn Liberty common stock, please contact: Ted Aicher, Corporate Secretary at Penn Liberty Financial Corp. at (610) 535-4530.

Q:	Are there any risks that I should consider in deciding whether to vote for the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [ ].

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted and approved by Penn Liberty shareholders or if the merger is not completed for any other reason, Penn Liberty shareholders will not receive any consideration for their shares of Penn Liberty common stock. Instead, Penn Liberty will remain an independent company and will continue to own Penn Liberty Bank. Under specified circumstances, Penn Liberty may be required to pay WSFS a termination fee of $4.0 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page [ ].

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Penn Liberty shareholder. We urge you to carefully read the entire proxy statement/prospectus, including the appendices and annexes, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information” beginning on page [            ]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Parties to the Merger (page [            ])

Penn Liberty Financial Corp.

724 West Lancaster Avenue

Wayne, Pennsylvania 19087

(610) 535-4530

Penn Liberty, a Pennsylvania corporation, is a bank holding company which owns 100% of the capital stock of Penn Liberty Bank, which is a Pennsylvania-chartered bank headquartered in Wayne, Pennsylvania. Penn Liberty Bank operates a total of 11 banking offices located in Montgomery and Chester Counties, Pennsylvania, which are suburbs of Philadelphia. Penn Liberty Bank’s primary business consists of attracting deposits from the general public and using those funds, together with funds it borrows, to originate loans to its customers and invest in securities such as U.S. government and agency securities, mortgage-backed securities and municipal obligations. At September 30, 2015, Penn Liberty had $651.1 million of total assets, $558.4 million of total deposits and stockholders’ equity of $67.1 million.

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, Delaware 19801

(302) 792-6000

WSFS, a Delaware corporation, is a unitary savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. Its primary subsidiary, WSFS Bank, a federal savings bank, is the oldest, locally managed bank and trust company headquartered in Delaware and the Delaware Valley. WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. At September 30, 2015, WSFS had $5.07 billion of total assets, $3.64 billion of total deposits and stockholders’ equity of $505.6 million.

WSFS common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS”.

Additional information about WSFS and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [            ].

The Merger and the Merger Agreement

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex I to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the merger agreement, Penn Liberty will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger. Also under the merger agreement, simultaneously with the merger, Penn Liberty Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of Penn Liberty, will be merged with and into WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, with WSFS Bank as the surviving entity in the bank subsidiary merger.

As a result of the Merger, Penn Liberty Shareholders Will Have a Right To Elect To Receive Either 0.6601 of a Share of WSFS Common Stock, or $21.75 in Cash or a Combination of Stock Consideration and Cash Consideration (page [            ])

We are proposing the merger of Penn Liberty with and into WSFS, with WSFS continuing as the surviving corporation in the merger. If the merger is completed, each share of Penn Liberty common stock issued and outstanding immediately prior to the merger will be converted, at the election of the Penn Liberty shareholder, into the right to receive either (1) cash in an amount equal to $21.75, which we refer to as the Cash Consideration, or (2) 0.6601 of a share, or the exchange ratio, of WSFS common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of Penn Liberty common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Penn Liberty common stock, which may be all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration. All such elections are subject to adjustment on a pro rata basis. Shares of Penn Liberty common stock for which an election is not made or that are not submitted by the election deadline are referred to as Non-Electing Shares. No fractional shares of WSFS common stock will be issued in connection with the merger, and holders of Penn Liberty common stock will be entitled to receive cash in lieu thereof.

For example, a Penn Liberty shareholder who holds 100 shares of Penn Liberty common stock may elect to convert 40 shares of his or her Penn Liberty common stock into Cash Election Shares and 60 shares of his or her Penn Liberty common stock into Stock Election Shares (or any other combination), subject to the proration provisions described elsewhere in this proxy statement/prospectus.

The Penn Liberty Board of Directors Unanimously Recommends that Penn Liberty shareholders Vote “FOR” Adoption and Approval of the Merger Agreement (page [            ])

The Penn Liberty board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Penn Liberty and its shareholders. Accordingly, the Penn Liberty board of directors unanimously recommends that Penn Liberty shareholders vote “FOR” adoption and approval of the merger agreement.

For the factors considered by the Penn Liberty board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Penn Liberty’s Reasons for the Merger; Recommendation of the Penn Liberty Board of Directors” beginning on page [            ].

Sandler O’Neill & Partners, L.P. Has Provided an Opinion to the Penn Liberty Board of Directors in Connection with the Merger (page [            ] and Annex III)

In connection with the merger, Penn Liberty’s financial advisor, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, delivered a written opinion, dated November 23, 2015, to the Penn Liberty board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the holders of Penn Liberty common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in preparing the opinion, is attached as Annex III to this proxy statement/prospectus. The opinion was provided for the information of, and was directed to, the Penn Liberty board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger, and is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Penn Liberty common stock. The opinion did not address the underlying business decision of Penn Liberty to engage in the merger or enter into the merger agreement, or the relative merits of the merger as compared to any other alternative business strategies that might exist for Penn Liberty or the effect of any other transaction in which Penn Liberty might engage, or constitute a recommendation to the Penn Liberty board of directors in connection with the merger, and it does not constitute a recommendation to any Penn Liberty shareholder as to how to vote in connection with the merger or any other matter (including, with respect to holders of Penn Liberty common stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration).

For further information, please see the discussion under the caption “The Merger—Opinion of Penn Liberty’s Financial Advisor,” beginning on page [            ].

Information About the Penn Liberty Special Meeting (page [            ])

The Penn Liberty special meeting will be held on [            ], at [            ], local time, at [            ], located at [            ], unless the Penn Liberty special meeting is adjourned or postponed.

At the Penn Liberty special meeting, Penn Liberty shareholders will be asked to:

•	approve the merger proposal; and

•	approve the adjournment proposal, if necessary.

Only holders of record at the close of business on [            ], 2016, which is the record date for the Penn Liberty special meeting, will be entitled to vote at the Penn Liberty special meeting. Each share of Penn Liberty common stock is entitled to one vote on each proposal to be considered at the Penn Liberty special meeting. As of the record date, there were [            ] shares of Penn Liberty common stock entitled to vote at the Penn Liberty special meeting. As of the record date, directors and executive officers of Penn Liberty and their affiliates owned and were entitled to vote [            ] shares of Penn Liberty common stock, representing approximately [                ]% of the shares of Penn Liberty common stock outstanding on that date. As of the record date, WSFS beneficially held no shares of Penn Liberty common stock, and WSFS’ directors and executive officers held no shares of Penn Liberty common stock.

The merger agreement must be adopted and approved by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting.

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting.

Abstentions, broker non-votes and a failure to vote are not considered votes cast and will have no effect on any of the proposals to be considered at the Penn Liberty special meeting, assuming a quorum is present.

Penn Liberty’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page [            ])

Penn Liberty shareholders should be aware that the directors and executive officers of Penn Liberty have agreements and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, those of Penn Liberty shareholders generally. These interests include the following:

•	Penn Liberty previously entered into employment agreements, or the Penn Liberty employment agreements, with Patrick Ward, Chairman and Chief Executive Officer of Penn Liberty, Brian Zwaan, President and Chief Operating Officer of Penn Liberty, David Griest, Executive Vice President and Chief Information Officer of Penn Liberty, Ted Aicher, Executive Vice President and Chief Financial Officer of Penn Liberty, and Al Jones, Executive Vice President for Commercial Real Estate Lending of Penn Liberty. In connection with the merger and as part of tax planning, Penn Liberty prepaid in December 2015 a portion of the cash severance payable to Messrs. Ward, Zwaan and Griest pursuant to the Penn Liberty employment agreements in the amounts of $500,000 for Mr. Ward, $500,000 for Mr. Zwaan and $285,000 for Mr. Griest. At the effective time of the merger, Penn Liberty will make lump sum cash payments to Mr. Griest in the amount of $498,122 and to Mr. Aicher in the amount of $513,630 pursuant to the Penn Liberty employment agreements. Following the effective time of the merger, WSFS will provide Messrs. Griest and Aicher with the insurance benefits required by the Penn Liberty employment agreements. In addition, Messrs. Ward, Zwaan and Jones will receive cash payments following the merger as described below.

•	At the effective time of the merger, pursuant to the merger agreement, Mr. Ward will be appointed to the boards of directors of WSFS and WSFS Bank.

•	All unvested Penn Liberty stock options which remain outstanding immediately prior to completion of the merger will immediately vest upon the effective time of the merger. Based on the Merger Consideration being $21.75 per share, and assuming the merger is completed in the third quarter of 2016, the value of all unvested options that are held by Penn Liberty’s directors and its nine executive officers as a group would be approximately $340,000.

•	At the effective time of the merger, Penn Liberty will pay bonuses to the Penn Liberty executive officers for 2016 services, with the maximum amount of such bonuses to be $824,000 on an annualized basis.

•	At the effective time of the merger, Penn Liberty will make a prorated contribution for 2016 to its nonqualified deferred compensation plan and the related trust agreement in an amount equal to 15% of the salary for each of Messrs. Ward, Zwaan and Griest for the period between January 1, 2016 through and including the effective time of the merger.

•	Pursuant to employment offer letter agreements, or the WSFS employment agreements, entered into by WSFS and each of Messrs. Ward, Zwaan, and Jones, which will be effective upon the effective time of the merger, Mr. Ward will join WSFS as Executive Vice President and Pennsylvania Market President, Mr. Zwaan will join WSFS as Senior Vice President, Director of Commercial Lending, Pennsylvania Market and Mr. Jones will join WSFS as Senior Vice President, Commercial Real Estate. The WSFS employment agreements provide that Mr. Ward will receive an annual salary of $315,000 and a target cash bonus of 40% of his base salary, Mr. Zwaan will receive an annual salary of $260,000 and a target cash bonus of 25% of his base salary and Mr. Jones will receive an annual salary of $202,400 and a target cash bonus of 20% of his base salary. Messrs. Ward, Zwaan and Jones will also be eligible to participate in the WSFS equity plan.

•

The WSFS employment agreements also provide for retention bonuses and severance benefits for Messrs. Ward, Zwaan and Jones. Messrs. Ward and Zwaan will each receive two retention bonus payments in the amounts of $452,016 for Mr. Ward and $429,018 for Mr. Zwaan, within 10 business days of the effective time of the merger and on the first anniversary of the effective time of the merger if they have been continuously employed by WSFS through such date. Mr. Jones will receive a retention bonus payment of $337,381 within 10 business days of the effective time of the merger and $168,690 on the first anniversary of the effective time of the merger if he has been continuously employed by WSFS through such date. Messrs Ward, Zwaan and Jones are each entitled to receive their annual salary and premiums paid for customary benefits for two years after the effective time of the merger if any of them is terminated by WSFS without cause or resigns for good reason prior to the second anniversary date of the effective time of the merger. Messrs. Ward, Zwaan and Jones will be eligible to participate in WSFS’ 401(k) and health insurance plans and in such other employee benefit plans and programs as are generally made available to other WSFS employees. The WSFS employment agreements include customary non-compete and non-solicit covenants.

•	In the merger agreement, WSFS agreed to maintain directors’ and officers’ liability insurance for directors and executive officers of Penn Liberty for a period of six years following the merger and to provide indemnification arrangements for such persons.

The Penn Liberty board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt and approve the merger agreement and the merger, and in recommending that Penn Liberty shareholders vote in favor of the merger proposal.

For a more complete description of these interests, see “The Merger—Interests of Penn Liberty’s Directors and Executive Officers in the Merger” beginning on page [            ].

Treatment of Penn Liberty Stock Options in the Merger (page [            ])

At the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plan that is not held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be canceled and converted into the right to receive from WSFS a cash payment equal to the product of (1) the total number of shares of Penn Liberty common stock subject to such option, and (2) the difference, if positive, between $21.75 and the exercise price per share of such option. Any such option with an exercise price per share that equals or exceeds $21.75 will be canceled at the effective time with no consideration paid to the option holder therefor.

At the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plan held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be converted into an option to purchase WSFS common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of WSFS common stock issuable upon exercise of such option based on the exchange ratio. For a more complete description of these interests, see “The Merger—Interests of Penn Liberty’s Directors and Executive Officers in the Merger” beginning on page [            ].

Treatment of Penn Liberty RRP Awards in the Merger (page [            ])

At the effective time of the merger, each outstanding and unvested award previously granted under the Penn Liberty RRP will become fully vested and be converted into the right to receive the Merger Consideration for the vested shares of Penn Liberty common stock in accordance with the merger agreement.

Penn Liberty Shareholders May Exercise Dissenters’ Appraisal Rights (page [            ])

Under Subchapter D of Chapter 15 of the PBCL, Penn Liberty shareholders will have dissenters’ appraisal rights in connection with the merger. To exercise dissenters’ appraisal rights, Penn Liberty shareholders must strictly follow the procedures prescribed by the PBCL. Failure to strictly comply with these procedures will result in the loss of dissenters’ appraisal rights. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page [            ], and Subchapter D of Chapter 15 of the PBCL is attached to this proxy statement/prospectus as Annex II.

Regulatory Approvals Required for the Merger (page [            ])

We have agreed to use our reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the merger agreement. These regulatory determinations include, among others, the approval of the Office of the Comptroller of the Currency, which we refer to as the OCC, for the bank subsidiary merger and a capital distribution from WSFS Bank to WSFS in connection with the merger, a waiver for the merger from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, and the approval of the Pennsylvania Department of Banking and Securities, or the Department, for WSFS to acquire Penn Liberty Bank. WSFS and Penn Liberty have filed, or are in the process of filing, applications, requests, letters and notifications to obtain the required regulatory determinations.

Although we do not know of any reason why these regulatory approvals, non-objections or waivers cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained.

Redemption of Penn Liberty Series C Preferred Stock Issued as Part of Small Business Lending Fund Program (page [            ])

Penn Liberty has agreed to use its reasonable best efforts, prior to the effective time of the merger, to redeem all of the issued and outstanding shares of Penn Liberty preferred stock, Series C, $0.10 par value, with a stated liquidation preference of $1,000 per share, or the Penn Liberty Series C preferred stock, that have been issued to the United States Department of the Treasury as part of the Small Business Lending Fund program and to seek all regulatory approvals in connection with such redemption. In connection with the redemption of the Penn Liberty Series C preferred stock, WSFS and Penn Liberty will negotiate in good faith to enter into a loan agreement pursuant to which WSFS Bank will provide a loan to Penn Liberty in an aggregate principal amount of up to $10 million to fund a portion of the redemption price for the Penn Liberty Series C preferred stock.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page [            ])

Currently, we expect to consummate the merger in the third quarter of 2016. As more fully described in this proxy statement/prospectus and in the merger agreement, consummation of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the merger include, among others:

•	adoption and approval of the merger agreement by Penn Liberty shareholders;

•	receipt of required regulatory approvals (provided that no such required regulatory approval may impose a burdensome condition on WSFS);

•	absence of any law, injunction or other restraint prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the declaration of effectiveness by the SEC of WSFS’ registration statement on Form S-4 registering the WSFS common stock issuable to Penn Liberty shareholders, with no stop orders suspending the effectiveness thereof having been issued;

•	authorization of the shares of WSFS common stock to be issued in the merger for listing on the NASDAQ Global Select Market;

•	accuracy of each party’s representations and warranties in the merger agreement, generally subject to specified materiality standards;

•	performance in all material respects of each party’s obligations under the merger agreement; and

•	receipt by each party of an opinion of Covington & Burling LLP, counsel to WSFS, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, WSFS’ obligation to consummate the merger is subject to the holders of not more than seven and one-half percent of the outstanding shares of Penn Liberty common stock having demanded, properly and in writing, appraisal for such shares under Subchapter D of Chapter 15 of the PBCL, or the waiver of such condition by WSFS.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in the third quarter of 2016 or at all.

No Solicitation or Negotiation of Acquisition Proposals (page [            ])

As more fully described in this proxy statement/prospectus, Penn Liberty has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, among other actions, solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or approve, agree to, accept, endorse or recommend any acquisition proposal.

Notwithstanding these restrictions, prior to the adoption and approval of the merger agreement by Penn Liberty shareholders, Penn Liberty may furnish non-public information with respect to Penn Liberty and its subsidiaries in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal or enter into discussions and negotiations with such third party who has made an unsolicited bona fide written acquisition proposal, only if the Penn Liberty board of directors determines (in accordance with the merger agreement and after consultation with its financial advisor and outside legal counsel) that such acquisition proposal constitutes a superior proposal or could reasonably be expected to lead to a superior proposal and failure to take such action more likely than not would cause the Penn Liberty board of directors to violate its fiduciary duties under applicable law.

If Penn Liberty has received a superior proposal, after giving effect to the terms of any revised offer by WSFS that are negotiated in good faith by Penn Liberty, and provided that Penn Liberty has complied with the terms of the non-solicitation provisions in the merger agreement, the Penn Liberty board of directors may, in connection with the superior proposal, make a change in its recommendation to the Penn Liberty shareholders that they approve and adopt the merger agreement if the Penn Liberty board of directors determines (in accordance with the merger agreement and after consultation with its outside legal counsel) that the failure to take such action more likely than not would be a violation of the Penn Liberty board of directors’ fiduciary duties under applicable law.

Notwithstanding any change in the recommendation of the Penn Liberty board of directors that the Penn Liberty shareholders adopt and approve the merger agreement, the merger agreement is required to be submitted to Penn Liberty shareholders (which is being done at the Penn Liberty special meeting) for the purpose of voting on the adoption and approval of the merger agreement.

Termination of the Merger Agreement (page [            ])

We may mutually agree to terminate the merger agreement before completing the merger, even after receiving Penn Liberty shareholder approval.

In addition, either of us may decide to terminate the merger agreement if:

•

any regulatory authority which must grant a required regulatory approval has denied approval of the transactions contemplated by the merger agreement, and this denial has become final and nonappealable, or a regulatory authority has issued a final nonappealable law or order prohibiting the consummation of the transactions contemplated by the merger agreement, if the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change such denial, law or order;

•	the Penn Liberty shareholders fail to adopt and approve the merger agreement and the transactions contemplated thereby at the Penn Liberty special meeting; or

•	the merger has not been completed on or before September 30, 2016, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by the outside date is not caused by the terminating party’s breach of the merger agreement.

In addition, WSFS may terminate the merger agreement if:

•	the Penn Liberty board of directors fails to recommend the merger to, and the adoption and approval of the merger agreement by, the Penn Liberty shareholders or changes its recommendation to the Penn Liberty shareholders in a manner adverse to WSFS;

•	the Penn Liberty board of directors breaches its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement in any respect adverse to WSFS;

•	the Penn Liberty board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the approval of Penn Liberty shareholders; or

•	any of the conditions precedent to the obligations of WSFS to consummate the merger cannot be satisfied or fulfilled by the outside date, if the failure of such condition to be satisfied or fulfilled is not a result of WSFS’ failure to perform, in any material respect, any of its material covenants or agreements in the merger agreement or such party’s material breach of any of its material representations or warranties contained in the merger agreement.

In addition, Penn Liberty may terminate the merger agreement if the price of WSFS common stock declines by more than 20% from $33.50, which is the closing price of WSFS common stock on November 20, 2015 (the first trading day immediately preceding the date of the first public announcement of entry into the merger agreement) and underperforms an index of banking companies by more than 20% over a designated measurement period unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Penn Liberty common stock who are to receive Stock Consideration in the merger.

Termination Fee (page [            ])

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Penn Liberty board of directors, Penn Liberty may be required to pay WSFS a termination fee of $4.0 million. The termination fee could discourage other companies from seeking to acquire or merge with Penn Liberty.

Board of Directors and Executive Officers of WSFS and WSFS Bank Following the Effective Time of the Merger (page [            ])

The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger, except that at the effective time of the merger, the number of directors constituting the WSFS board of directors immediately prior to the effective time of the merger will be increased by one and Patrick J. Ward will be appointed to the WSFS board of directors. Mr. Ward will also be appointed to the WSFS Bank board of directors.

The Rights of Penn Liberty Shareholders Will Change as a Result of the Merger (page [            ])

The rights of Penn Liberty shareholders will change as a result of the merger due to differences in WSFS’ and Penn Liberty’s governing documents. The rights of Penn Liberty shareholders are governed by Pennsylvania law and by Penn Liberty’s articles of incorporation and bylaws, each as amended to date, which we refer to as Penn Liberty’s articles of incorporation and bylaws, respectively. Upon the effective time of the merger, the rights of Penn Liberty shareholders who receive the Stock Consideration will be governed by Delaware law and WSFS’ amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as WSFS’ certificate of incorporation and bylaws, respectively. Penn Liberty shareholders who receive solely the Cash Consideration will have their shareholder rights extinguished.

This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of Penn Liberty’s articles of incorporation and bylaws and WSFS’ certificate of incorporation and bylaws. For a more complete description of these material differences, see the section entitled “Comparison of Shareholders’ Rights” beginning on page [            ].

The Merger Is Intended to Be Tax-Free to Holders of Penn Liberty Common Stock as to the Shares of WSFS Common Stock They Receive (page [            ])

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of WSFS and Penn Liberty to complete the merger, each of WSFS and Penn Liberty shall receive an opinion from Covington & Burling LLP to that effect. Accordingly, the merger generally will be tax-free to a holder of Penn Liberty common stock for U.S. federal income tax purposes who receives solely the Stock Consideration for all of his or her shares, except for any gain or loss that may result from the receipt of cash instead of fractional shares of WSFS common stock that such holder of Penn Liberty common stock would otherwise be entitled to receive. If the holder of Penn Liberty common stock receives solely the Cash Consideration for all of his or her shares, the holder of Penn Liberty common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her shares of Penn Liberty common stock as set forth below. If the holder of Penn Liberty common stock receives a combination of Cash Consideration and Stock Consideration in the merger, the holder will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the WSFS common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of Penn Liberty common stock surrendered, and (2) the amount of Cash Consideration received by that holder pursuant to the merger. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [            ].

The U.S. federal income tax consequences described above may not apply to all holders of Penn Liberty common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices of Securities (page [            ])

WSFS common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS”. Penn Liberty common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The market value of the Stock Consideration will fluctuate with the market price of WSFS common stock, however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of WSFS common stock on November 20, 2015, the last trading day before public announcement of the merger, and on [            ], 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of Penn Liberty common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of WSFS common stock on those dates by the exchange ratio of 0.6601 provided for in the merger agreement. This table also presents the value of the Cash Consideration proposed for each share of Penn Liberty common stock converted into the Cash

Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for shares of WSFS common stock.

	WSFS Common Stock (NASDAQ: WSFS)		Implied Value of One Share of Penn Liberty Common Stock		Value of the Cash Consideration for One Share of Penn Liberty Common Stock
At November 20, 2015		$33.50		$22.11	$21.75
At [ ], 2016	$	[ ]	$	[ ]	$21.75

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WSFS

The following table summarizes financial results achieved by WSFS for the periods and at the dates indicated and should be read in conjunction with WSFS’ consolidated financial statements and the notes to the consolidated financial statements contained in reports that WSFS has previously filed with the SEC. Historical financial information for WSFS can be found in its Annual Report on Form 10-K for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page [            ] for instructions on how to obtain the information that has been incorporated by reference.

	As of September 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands)
Total assets	$5,067,942	$4,782,728	$4,853,320	$4,515,763	$4,375,148	$4,289,008	$3,953,518
Net loans(1)(5)	3,357,999	3,167,833	3,185,160	2,936,467	2,736,674	2,712,774	2,575,890
Reverse mortgage related assets	24,476	29,392	29,298	37,328	19,229	15,722	11,746
Investment securities(2)	894,791	843,316	866,292	817,115	900,839	856,071	754,063
Other investments	28,180	30,054	23,412	36,201	31,796	35,765	37,790
Total deposits	3,644,602	3,504,110	3,649,235	3,186,942	3,274,963	3,135,304	2,810,774
Borrowings(3)	746,368	635,228	545,764	759,830	515,255	656,609	680,595
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011	67,011	67,011
Senior debt	55,000	55,000	55,000	55,000	55,000	—	—
Shareholders’ equity	505,617	476,324	489,051	383,050	421,054	392,133	367,822
Number of full-service branches	44	42	43	39	41	40	36

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share amounts)
Interest income	$130,763	$117,997	$160,337	$146,922	$150,287	$158,642	$162,403
Interest expense	11,859	11,729	15,830	15,334	23,288	32,605	41,732
Net interest income	118,904	106,268	144,507	131,588	126,999	126,037	120,671
Noninterest income	65,218	58,291	78,278	80,151	86,693	63,588	50,115
Noninterest expenses	116,272	108,272	147,819	132,929	133,345	127,476	109,332
Provision for loan losses	6,012	3,013	3,580	7,172	32,053	27,996	41,883
Provision for income taxes	22,289	12,225	17,629	24,756	16,984	11,475	5,454
Net Income	39,549	41,049	53,757	46,882	31,311	22,677	14,117
Dividends on preferred stock and accretion of discount	—	—	—	1,663	2,770	2,770	2,770
Net income allocable to common shareholders	39,549	41,049	53,757	45,249	28,541	19,907	11,347
Earnings per share allocable to common shareholders:
Basic	1.41	1.53	5.92	5.13	3.28	2.31	1.48
Diluted	1.39	1.49	5.78	5.06	3.25	2.28	1.46
Interest rate spread	3.69%	3.58%	3.62%	3.51%	3.39%	3.49%	3.47%
Net interest margin	3.77	3.65	3.68	3.56	3.46	3.60	3.62
Noninterest income as a percentage of total revenue(4)	31.07	30.89	34.82	37.64	40.43	33.34	29.16

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share amounts)
Return on average assets	1.06	1.20	1.17	1.07	0.73	0.56	0.37
Return on average equity	10.44	12.90	12.21	11.60	7.66	5.96	4.21
Average equity to average assets	10.19	9.33	10.33	8.62	9.58	9.34	8.84
Ratio of nonperforming assets to total assets	0.81	0.99	1.08	1.06	1.43	2.14	2.35

(1)	Includes loans held-for-sale.
(2)	Includes securities available-for-sale, held-to-maturity and trading.
(3)	Borrowings consist of FHLB advances, securities sold under agreements to repurchase and other borrowed funds.
(4)	Computed on a fully tax-equivalent basis.
(5)	Net of unearned income.

MARKET PRICES AND DIVIDENDS

Stock Prices

WSFS common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS”. The table below sets forth, for the periods indicated, the high and low sales prices per share of WSFS common stock as reported by The NASDAQ Stock Market LLC. The table also provides information as to the quarterly cash dividends declared per share of WSFS common stock for the periods indicated. WSFS declared a three-for-one stock split on May 18, 2015. None of the information in the table below is adjusted to reflect such stock split.

	WSFS Common Stock
	High	Low	Cash Dividends Declared
2014
First Quarter	$78.32	$67.32	$0.12
Second Quarter	74.20	63.74	0.12
Third Quarter	76.95	67.24	0.12
Fourth Quarter	79.97	70.14	0.15
2015
First Quarter	80.00	73.01	0.15
Second Quarter	27.98	23.59	0.05
Third Quarter	29.44	26.26	0.06
Fourth Quarter	35.42	27.51	0.06
2016
First Quarter (through [ ], 2016)	[ ]	[ ]	[ ]

On November 20, 2015, the last trading day before public announcement of the merger, the closing sales price per share of WSFS common stock was $33.50 on the NASDAQ Global Select Market. On [                ], 2016 the last practicable trading day prior to the mailing of this proxy statement/prospectus, the closing sales price per share of WSFS common stock was $[            ] on the NASDAQ Global Select Market. As of [                ], 2016, the last practicable trading day prior to the mailing of this proxy statement/prospectus, there were [            ] shares of WSFS common stock issued and outstanding and approximately [            ] stockholders of record.

Penn Liberty shareholders are advised to obtain current market quotations for shares of WSFS common stock. The market price of WSFS common stock will fluctuate between the date of this proxy statement/prospectus and the effective time of the merger. No assurance can be given concerning the market price of WSFS common stock before or after the effective time of the merger. Any change in the market price of WSFS common stock prior to the effective time of the merger will affect the market value of the Merger Consideration that Penn Liberty shareholders who receive the Stock Consideration will receive upon the effective time of the merger.

Dividends

After the merger, WSFS currently expects to pay (when, as and if declared by the WSFS board of directors) regular quarterly cash dividends of $0.06 per share. While WSFS currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on WSFS common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the WSFS board of directors.

As a holding company, WSFS is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws and guidance applicable to WSFS Bank and WSFS limit the payment of dividends and other distributions by WSFS Bank to WSFS, and by WSFS to its stockholders. Therefore, WSFS’ ability to pay dividends on its common stock may be limited. Regulatory authorities could impose administratively stricter limitations on the ability of WSFS Bank to pay dividends to WSFS, or WSFS to pay dividends to its stockholders, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Whenever a dividend or other distribution is declared by WSFS on WSFS common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Penn Liberty common stock certificates in accordance with the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents referred to in this proxy statement/prospectus contain estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our predictions or expectations of future business or financial performance as well as their respective goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. In addition to factors previously disclosed in our reports filed with the SEC, and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our ability to obtain regulatory approvals and meet other closing conditions to the merger, including adoption and approval by Penn Liberty shareholders on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the Penn Liberty business or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of WSFS products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions; and

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve and legislative and regulatory actions and reforms.

Some of these risks and uncertainties are discussed herein, including under the heading “Risk Factors,” and in WSFS’ Form 10-K for the year ended December 31, 2014, as updated by subsequently filed Forms 10-Q and other reports filed by WSFS with the SEC from time to time. Forward-looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [            ] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by WSFS for the year ended December 31, 2014, as updated by subsequently filed Forms 10-Q and other reports filed by WSFS with the SEC from time to time, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the merger agreement.

Risks Relating to the Merger

Because the exchange ratio is fixed, the value of WSFS common stock issued to Penn Liberty shareholders who receive the Stock Consideration for some or all of their shares will depend on the market price of WSFS common stock when the merger is completed.

The market price of WSFS common stock at the time the merger is completed may vary from the price of WSFS common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Penn Liberty special meeting as a result of various factors that are beyond our control, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. On November 20, 2015, the last trading day before public announcement of the merger, WSFS common stock closed at $33.50 per share, as reported on the NASDAQ Global Select Market. From November 23, 2015, the day of the announcement of the proposed merger, through [            ], 2016, the trading price of WSFS common stock ranged from a closing high of $[            ] per share to a closing low of $[            ] per share.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the fixed number of shares of WSFS common stock that will be issued to Penn Liberty shareholders who receive the Stock Consideration based upon changes in the market price of WSFS common stock or Penn Liberty common stock prior to the effective time of the merger. The value of the Cash Consideration will not change. In addition, the merger agreement cannot be terminated due to a change in the price of WSFS common stock except if the price of WSFS common stock declines by more than 20% from $33.50 and underperforms an index of banking companies by more than 20% over a designated measurement period, unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Penn Liberty common stock who are to receive the Stock Consideration in the merger. As a result, the value of the Cash Consideration may differ from the value of the Stock Consideration. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [            ].

We are working to complete the transaction promptly and expect to complete the merger in the third quarter of 2016. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. In addition to the adoption and approval of the merger agreement by Penn Liberty shareholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Penn Liberty special meeting. Because the date when the transaction is completed will be later than the date of the Penn Liberty special meeting, Penn Liberty shareholders will not know the precise value of the Stock Consideration, if any, that they will receive at the effective time of the merger at the time they vote on the merger proposal. You should obtain current market quotations for shares of WSFS common stock before you vote.

The elections made by holders of Penn Liberty common stock with respect to the types of Merger Consideration they would like to receive are subject to proration, and there can be no assurance that a shareholder will receive the type of Merger Consideration he or she elects.

Each holder of Penn Liberty common stock will be able to elect the type of Merger Consideration that he or she would like to receive for each of his or her shares of Penn Liberty common stock, including electing to receive the Cash Consideration for a portion of his or her shares of Penn Liberty common stock and receive the Stock Consideration for the remainder of his or her shares of Penn Liberty common stock. A share of Penn Liberty common stock for which an election to receive the Cash Consideration is made we refer to as a Cash Election Share, and a share of Penn Liberty common stock for which an election to receive the Stock Consideration is made we refer to as a Stock Election Share. Shares of Penn Liberty common stock for which no election is made will be deemed to be Non-Election Shares. All such elections are subject to adjustment on a pro rata basis.

The merger agreement provides that the aggregate amount of the Cash Consideration that holders of Penn Liberty common stock are entitled to receive is the Maximum Cash Contribution. As a result, all elections may be subject to proration depending on the elections made by other holders of Penn Liberty common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 40% of the shares of Penn Liberty common stock are treated as Cash Election Shares and approximately 60% of the shares of Penn Liberty common stock are treated as Stock Election Shares.

For example, if the aggregate of the Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate of the Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares that are will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Accordingly, depending on the elections made by other Penn Liberty shareholders, if a holder of Penn Liberty common stock elects to receive all Cash Consideration pursuant to the merger, such holder may receive a portion of the Merger Consideration due to such holder in the form of Stock Consideration. If a holder of Penn Liberty common stock elects to receive all Stock Consideration pursuant to the merger, such holder may receive a portion of the Merger Consideration due to such holder in the form of Cash Consideration. Holders of Penn Liberty common stock who make an election to receive the Stock Consideration for some of their shares and the Cash Consideration for the remainder of their shares may receive different amounts or proportions of the Stock Consideration and the Cash Consideration than they elected.

The market price of WSFS common stock after the merger may be affected by factors different from those affecting the shares of Penn Liberty or WSFS currently.

Upon the effective time of the merger, holders of Penn Liberty common stock who receive the Stock Consideration will become holders of WSFS common stock. WSFS’ business differs from that of Penn Liberty, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of WSFS and Penn Liberty. For a discussion of the business of Penn Liberty, see “Information on Penn Liberty’s Business” beginning on page [            ]. For a discussion of the business of WSFS and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [            ].

The fairness opinion delivered to the Penn Liberty board of directors by Penn Liberty’s financial advisor does not reflect any changes in circumstances that occur after the date of the opinion.

The opinion of Penn Liberty’s financial advisor, Sandler O’Neill, was delivered to the Penn Liberty board of directors on November 23, 2015 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinion does not reflect any changes in circumstances that occur after the date of the opinion. Changes in the operations and prospects of Penn Liberty or WSFS, general market and economic conditions, and other factors that may be beyond the control of Penn Liberty and WSFS, may alter the value of Penn Liberty or WSFS or the price of shares of WSFS common stock by the time the merger is completed. For a description of the opinion that Penn Liberty received from its financial advisor, please refer to “The Merger—Opinion of Penn Liberty’s Financial Advisor” beginning on page [            ]. For a description of the other factors considered by the Penn Liberty board of directors in determining to approve the merger, please refer to “The Merger—Penn Liberty’s Reasons for the Merger; Recommendation of the Penn Liberty Board of Directors” beginning on page [            ].

Penn Liberty’s financial advisor may have interests and arrangements that may have influenced its fairness opinion.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill has provided certain investment banking services to WSFS and has received fees for such services. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to WSFS and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of WSFS or its affiliates for its own account and for the accounts of its customers. See “The Merger—Opinion of Penn Liberty’s Financial Advisor” beginning on page [            ].

Some of the conditions to the merger may be waived by Penn Liberty or WSFS without resoliciting shareholder adoption and approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by Penn Liberty or WSFS, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [            ]. If any conditions are waived, Penn Liberty will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Penn Liberty board of directors determines that resolicitation of shareholders is not warranted, Penn Liberty and WSFS will have the discretion to complete the transaction without seeking further Penn Liberty shareholder approval.

Some of the directors and officers of Penn Liberty may have interests and arrangements that may have influenced their decisions to support the merger or recommend that you adopt and approve the merger agreement.

The interests of the directors and executive officers of Penn Liberty may be different from those of holders of Penn Liberty common stock, and directors and officers of Penn Liberty may be participants in arrangements that are different from, or in addition to, those of holders of Penn Liberty common stock. These interests include the following:

•	In connection with the merger, Penn Liberty prepaid in December 2015 a portion of the cash severance payable to Messrs. Ward, Zwaan and Griest in the amounts of $500,000 for Mr. Ward, $500,000 for Mr. Zwaan and $285,000 for Mr. Griest. At the effective time of the merger, Penn Liberty will make lump sum cash payments to Mr. Griest in the amount of $498,122 and to Mr. Aicher in the amount of $513,630 pursuant to the Penn Liberty employment agreements. Following the effective time of the merger, WSFS will provide Messrs. Griest and Aicher with the insurance benefits required by their existing employment agreements with Penn Liberty. In addition, Messrs. Ward, Zwaan and Jones will receive cash payments following the merger as described below.

•	At the effective time of the merger, pursuant to the merger agreement, Mr. Ward will be appointed to the boards of directors of WSFS and WSFS Bank.

•	At the effective time of the merger, Penn Liberty will pay bonuses to the Penn Liberty executive officers for 2016 services, with the maximum amount of such bonuses to be $824,000 on an annualized basis.

•	Pursuant to the WSFS employment agreements, Mr. Ward will join WSFS as Executive Vice President and Pennsylvania Market President, Mr. Zwaan will join WSFS as Senior Vice President, Director of Commercial Lending, Pennsylvania Market and Mr. Jones will join WSFS as Senior Vice President, Commercial Real Estate. The WSFS employment agreements provide that Mr. Ward will receive an annual salary of $315,000 and a target cash bonus of 40% of his base salary, Mr. Zwaan will receive an annual salary of $260,000 and a target cash bonus of 25% of his base salary and Mr. Jones will receive an annual salary of $202,400 and a target cash bonus of 20% of his base salary. Messrs. Ward, Zwaan and Jones will also be eligible to participate in the WSFS equity plan. The WSFS employment agreements also provide for retention bonuses and severance benefits for Messrs. Ward, Zwaan and Jones. Messrs. Ward and Zwaan will each receive two retention bonus payments in the amounts of $452,016 for Mr. Ward and $429,018 for Mr. Zwaan, within 10 business days of the effective time of the merger and on the first anniversary of the effective time of the merger if they have been continuously employed by WSFS through such date. Mr. Jones will receive a retention bonus payment of $337,381 within 10 business days of the effective time of the merger and $168,690 on the first anniversary of the effective time of the merger if he has been continuously employed by WSFS through such date. Messrs Ward, Zwaan and Jones are each entitled to receive their annual salary and premiums paid for customary benefits for two years after the effective time of the merger if any of them is terminated by WSFS without cause or resigns for good reason prior to the second anniversary date of the effective time of the merger. Messrs. Ward, Zwaan and Jones will be eligible to participate in WSFS’ 401(k) and health insurance plans and in such other employee benefit plans and programs as are generally made available to other WSFS employees. The WSFS employment agreements include customary non-compete and non-solicit covenants.

These interests also include the treatment in the merger of unvested Penn Liberty stock options and indemnification of former Penn Liberty directors and officers by WSFS.

Penn Liberty shareholders should be aware of these interests when they consider the recommendation of the Penn Liberty board of directors that they vote in favor of the merger proposal and the other merger-related proposals. The Penn Liberty board of directors was aware of and considered these interests when it declared advisable the merger agreement, determined that the terms of the merger agreement were in the best interests of Penn Liberty and its shareholders, and recommended that Penn Liberty shareholders adopt and approve the merger agreement. These interests are described in more detail in the section entitled “The Merger—Interests of Penn Liberty’s Directors and Executive Officers in the Merger” beginning on page [            ].

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may negatively impact Penn Liberty.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and adoption and approval of the Penn Liberty shareholders. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, WSFS and/or Penn Liberty may terminate the merger agreement under certain circumstances even if the merger is adopted and approved by Penn Liberty shareholders.

If the merger agreement is terminated, there may be various consequences. For example, Penn Liberty’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger and the restrictions on Penn Liberty’s ability to do so under the merger agreement, without realizing any of the anticipated benefits of completing the merger, or the price of Penn Liberty common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. In addition, termination of the merger agreement would increase the possibility of adverse regulatory actions which could adversely affect Penn Liberty’s business. If the merger agreement is terminated and the Penn Liberty board of directors seeks another merger or business combination, Penn Liberty shareholders cannot be certain that Penn Liberty will be able to find a party willing to pay the equivalent or greater consideration than that which WSFS has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Penn Liberty board of directors, Penn Liberty may be required to pay WSFS a termination fee of $4.0 million. For a complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [            ].

If you are a Penn Liberty shareholder and you tender shares of Penn Liberty common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Penn Liberty shareholder and want to make a valid Cash Election or Stock Election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent prior to the election deadline. You will not be able to sell any shares of Penn Liberty common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Penn Liberty common stock for any reason until you receive the Merger Consideration. In the time between the election deadline and the effective time of the merger, the trading price of Penn Liberty or WSFS common stock may decrease, and you might otherwise want to sell your shares of Penn Liberty common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your Merger Consideration depends on the effective time of the merger, which is uncertain. The effective time of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Provisions of the merger agreement may deter alternative business combinations.

The merger agreement generally prohibits Penn Liberty from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to Penn Liberty shareholders when compared to the terms and conditions of the merger described in this proxy statement/prospectus. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of Penn Liberty common stock than the transaction. See the sections entitled “The Merger Agreement—Acquisition Proposals” beginning on page [            ] and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page [            ] for a more complete discussion of these restrictions and consequences.

If the merger is not consummated, Penn Liberty and WSFS will have incurred substantial costs that may adversely affect Penn Liberty’s and WSFS’ financial results and operations.

Penn Liberty and WSFS have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of their respective financial advisors, accountants and attorneys. If the merger is not consummated, Penn Liberty and WSFS will have incurred these costs from which they will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, Penn Liberty may be required to pay WSFS a termination fee of $4.0 million.

Regulatory consents, non-objections and approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, Penn Liberty and WSFS must obtain various approvals, consents, non-objections and waivers from, among others, the OCC, the Federal Reserve and the Department. These

regulators may impose conditions on consummation of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying the effective time of the merger or imposing additional costs on or limiting the revenues of WSFS following the merger. Furthermore, such conditions or changes may constitute a burdensome condition that may allow WSFS to terminate the merger agreement and WSFS may exercise its right to terminate the merger agreement. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page [            ].

Penn Liberty and WSFS will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Penn Liberty and/or WSFS. These uncertainties may impair Penn Liberty’s and/or WSFS’ ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others who deal with Penn Liberty or WSFS to seek to change existing business relationships with Penn Liberty or WSFS. Penn Liberty employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Penn Liberty’s and/or WSFS’ financial results.

In addition, the merger agreement requires that, subject to certain exceptions, each of Penn Liberty and WSFS operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Effective Time of the Merger” beginning on page [            ].

The tax consequences of the merger to a Penn Liberty shareholder will be dependent upon the Merger Consideration received.

The tax consequences of the merger to a Penn Liberty shareholder will depend upon the Merger Consideration that the shareholder receives. Assuming the merger qualifies as a nontaxable reorganization, a Penn Liberty shareholder generally will not recognize any gain or loss on the conversion of shares of Penn Liberty common stock solely into shares of WSFS common stock. However, a Penn Liberty shareholder generally will be taxed if the shareholder receives Cash Consideration in exchange for shares of Penn Liberty common stock or for any fractional share of WSFS common stock. For a detailed discussion of the tax consequences of the merger to Penn Liberty shareholder generally, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [            ].

Each Penn Liberty shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the Penn Liberty shareholder’s particular circumstances.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Penn Liberty shareholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Penn Liberty shareholder would recognize a gain or loss equal to the difference between (1) the sum of the fair market value of WSFS common stock and cash received by the Penn Liberty shareholder in the merger, and (2) the Penn Liberty shareholder’s adjusted tax basis in the shares of Penn Liberty common stock exchanged therefor. The likely tax treatment of the merger in such event will not be known until the effective time of the merger, as the aggregate value of the WSFS common stock to be received by each Penn Liberty shareholder will fluctuate with the market price of the WSFS common stock.

Risks Relating to WSFS’ Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

WSFS and Penn Liberty have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of WSFS and Penn Liberty. To realize these anticipated benefits, after the effective time of the merger, WSFS expects to integrate Penn Liberty’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect WSFS’ ability to successfully conduct its business in the markets in which Penn Liberty now operates, which could have an adverse effect on WSFS’ financial results and the value of its common stock. If WSFS experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Penn Liberty or WSFS to lose current customers or cause current customers to remove their accounts from Penn Liberty or WSFS and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Penn Liberty and WSFS during this transition period and for an undetermined period after consummation of the merger.

WSFS may fail to realize the cost savings estimated for the merger.

WSFS estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While WSFS continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what WSFS expects and may take longer to achieve than anticipated. If WSFS is not able to adequately address integration challenges, WSFS may be unable to successfully integrate WSFS’ and Penn Liberty’s operations or to realize the anticipated benefits of the integration of the two companies.

The shares of WSFS common stock to be received by Penn Liberty shareholders who receive the Stock Consideration in the merger will have different rights from the shares of Penn Liberty common stock they currently hold.

Following the effective time of the merger, holders of Penn Liberty common stock who receive the Stock Consideration will no longer be shareholders of Penn Liberty, a Pennsylvania corporation, but will instead be stockholders of WSFS, a Delaware corporation. The rights associated with Penn Liberty common stock are different from the rights associated with WSFS common stock. For a more complete description of these rights, see the section entitled “Comparison of Shareholders’ Rights” beginning on page [            ].

Penn Liberty shareholders who receive the Stock Consideration will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Penn Liberty shareholders currently have the right to vote in the election of the Penn Liberty board of directors and on other matters affecting Penn Liberty. When the merger occurs, each Penn Liberty shareholder that receives the Stock Consideration will become a WSFS stockholder with a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of Penn Liberty. Because of this, Penn Liberty shareholders will have less influence on the management and policies of WSFS than they currently may have on the management and policies of Penn Liberty.

WSFS and Penn Liberty will incur significant transaction and merger-related costs in connection with the merger.

WSFS and Penn Liberty have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain Penn Liberty executives, filing fees, printing expenses and other related charges. Some of these costs are payable by WSFS and Penn Liberty regardless of whether the merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both WSFS and Penn Liberty have assumed that a certain level of expenses would be incurred in connection with the merger, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the merger that WSFS may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income WSFS expects to achieve from the merger. Although WSFS expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

INFORMATION ABOUT THE COMPANIES

WSFS

WSFS is parent to WSFS Bank, the seventh oldest bank and trust company in the United States continuously operating under the same name. A fixture in Delaware and contiguous areas of neighboring states, WSFS Bank has been in operation for 183 years. In addition to its focus on stellar customer service, WSFS Bank has continued to fuel growth and remain a leader in its community. WSFS is a relationship-focused, locally managed, community banking institution that has grown to become the largest independent bank or thrift holding company headquartered and operating in the State of Delaware, one of the top commercial lenders in the state, the third largest bank in terms of Delaware deposits and among the top trust companies in the country.

WSFS’ core banking business is commercial lending funded by customer-generated deposits. WSFS has built a $2.8 billion commercial loan portfolio by recruiting the best seasoned commercial lenders in its markets and offering a high level of service and flexibility typically associated with a community bank. WSFS funds this business primarily with deposits generated through commercial relationships and retail deposits in its 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1). WSFS also offers a broad variety of consumer loan products, retail securities and insurance brokerage services through our retail branches.

WSFS offers trust and wealth management services through its wealth businesses, Christiana Trust, Cypress Capital Management, LLC (Cypress), WSFS Wealth Investment brokerage and Private Banking group. The Christiana Trust division of WSFS Bank provides investment, fiduciary, agency and commercial domicile services from locations in Delaware and Nevada and, as of September 30, 2015, had $8.8 billion in assets under administration. These services are provided to individuals and families as well as corporations and institutions. Christiana Trust provides these services to customers locally, nationally and internationally taking advantage of its branch facilities in Delaware and Nevada. Cypress is an investment advisory firm that manages approximately $615 million of portfolios for individuals, trusts, retirement plans and endowments. WSFS Investment Group, Inc. markets various third-party insurance products and securities through WSFS Bank’s retail banking system.

WSFS’ Cash Connect division is a provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $553 million in vault cash in more than 16,000 ATMs nationwide. Cash Connect also provides online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing and equipment sales. Cash Connect also operates 452 ATMs for WSFS Bank, which owns by far, the largest branded ATM network in Delaware.

At September 30, 2015, WSFS, on a consolidated basis, had $5.07 billion of total assets, $3.64 billion of total deposits and stockholders’ equity of $505.6 million.

WSFS’ principal executive office is located at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware, 19801, and its telephone number is (302) 792-6000.

Additional information about WSFS and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [            ].

Penn Liberty

Penn Liberty is a Pennsylvania corporation and a bank holding company which owns 100% of the capital stock of Penn Liberty Bank, which is a Pennsylvania-chartered bank headquartered in Wayne, Pennsylvania.

Penn Liberty Bank operates a total of 11 banking offices located in Montgomery and Chester Counties, Pennsylvania, which are suburbs of Philadelphia. Penn Liberty Bank’s primary business consists of attracting deposits from the general public and using those funds, together with borrowings, to originate loans to its customers and invest in securities such as U.S. government and agency securities, mortgage-backed securities and municipal obligations.

Penn Liberty is subject to supervision and regulation by the Federal Reserve. Penn Liberty Bank is subject to regulation by the Pennsylvania Department of Banking and Securities, or the Department, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation, or the FDIC, which insures Penn Liberty Bank’s deposits up to applicable limits.

At September 30, 2015, Penn Liberty had $651.1 million of total assets, $558.4 million of total deposits and stockholders’ equity of $67.1 million.

Penn Liberty’s principal executive office is located at 724 West Lancaster Avenue, Wayne, Pennsylvania 19087, and its telephone number is (610) 535-4500.

THE PENN LIBERTY SPECIAL MEETING

This section contains information for Penn Liberty shareholders about the Penn Liberty special meeting. We are mailing this proxy statement/prospectus to you, as a Penn Liberty shareholder, on or about [            ], 2016. Together with this proxy statement/prospectus, we are also sending to you a notice of the Penn Liberty special meeting and a form of proxy card that the Penn Liberty board of directors is soliciting for use at the Penn Liberty special meeting and at any adjournments or postponements of the Penn Liberty special meeting.

This proxy statement/prospectus is also being furnished by WSFS to Penn Liberty shareholders as a prospectus in connection with the issuance of shares of WSFS common stock upon the effective time of the merger.

Date, Time and Place of Penn Liberty Special Meeting

The Penn Liberty special meeting will be held at [            ], located at [            ], on [            ], 2016, at [            ], local time.

Matters to Be Considered

At the Penn Liberty special meeting, you will be asked to consider and vote upon the following matters:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of the Penn Liberty Board of Directors

The Penn Liberty board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interest of Penn Liberty and its shareholders and that the terms and conditions of the merger and the merger agreement are fair to its shareholders. Accordingly, the Penn Liberty board of directors unanimously recommends that Penn Liberty shareholders vote “FOR” the merger proposal, and “FOR” the adjournment proposal, if necessary. See the section entitled “The Merger—Penn Liberty’s Reasons for the Merger; Recommendation of the Penn Liberty Board of Directors” beginning on page [            ] for a more detailed discussion of the factors considered by the Penn Liberty board of directors in reaching its decision to approve the merger agreement.

Record Date and Quorum

The Penn Liberty board of directors has fixed the close of business on [            ], 2016 as the record date for determining the holders of Penn Liberty common stock entitled to receive notice of and to vote at the Penn Liberty special meeting.

As of the record date, there were [            ] shares of Penn Liberty common stock outstanding and entitled to vote at the Penn Liberty special meeting held by approximately [            ] holders of record. Each share of Penn Liberty common stock entitles the holder to one vote at the Penn Liberty special meeting on each proposal to be considered at the Penn Liberty special meeting.

The presence at the Penn Liberty special meeting, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. Shares that are present, or represented by a proxy, at the Penn Liberty special meeting and any postponement or adjournment thereof will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote (or instruct its bank or broker how to vote) on any particular matter, or “abstains” on any matter. If a quorum is not present at the Penn Liberty special meeting, the Penn Liberty special meeting will be adjourned until the holders of the number of shares required to constitute a quorum are represented.

Vote Required; Treatment of Abstentions and Failure to Vote

Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting. If your shares of Penn Liberty common stock are present at the Penn Liberty special meeting but are not voted on the merger proposal, or if you vote to abstain on the merger proposal, each will have no effect on the vote on the merger proposal. If you fail to submit a proxy card and fail to attend the Penn Liberty special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Penn Liberty common stock in favor of the merger proposal, your shares of Penn Liberty common stock will not be voted, but this will not have an effect on the vote to approve the merger proposal except to the extent there results in there being insufficient shares present at the Penn Liberty special meeting to establish a quorum.

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting. If your shares of Penn Liberty common stock are present at the Penn Liberty special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the Penn Liberty special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Penn Liberty common stock in favor of the adjournment proposal, your shares of Penn Liberty common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent there results in there being insufficient shares present at the Penn Liberty special meeting to establish a quorum.

Voting and Non-Solicitation Agreements

Concurrently with execution of the merger agreement, each of the directors of Penn Liberty in their capacity as shareholders of Penn Liberty entered into a voting and non-solicitation agreement with WSFS and Penn Liberty, under which the directors agreed to vote their shares of common stock of Penn Liberty in favor of the merger agreement and the merger at the Penn Liberty special meeting and against any competing proposals that may be voted on by Penn Liberty shareholders.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to holders of Penn Liberty common stock is accompanied by a form of proxy with instructions for voting. You should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the Penn Liberty special meeting.

Penn Liberty shareholders should not send Penn Liberty common stock certificates with their proxy cards. After the merger is completed, holders of Penn Liberty common stock will be mailed a transmittal form with instructions on how to exchange their Penn Liberty common stock certificates for the Merger Consideration.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger proposal, and “FOR” approval of the adjournment proposal, if necessary. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Penn Liberty special meeting or at any adjournment or postponement of the Penn Liberty special meeting.

Dissenters’ Appraisal Rights

Under Subchapter D of Chapter 15 of the PBCL, Penn Liberty shareholders will have dissenters’ appraisal rights in connection with the merger. To exercise dissenters’ appraisal rights, Penn Liberty shareholders must strictly follow the procedures prescribed by the PBCL. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page [            ], and Subchapter D of Chapter 15 of the PBCL is attached to this proxy statement/prospectus as Annex II.

Revocability of Proxies and Changes to a Penn Liberty Shareholder’s Vote

You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Penn Liberty’s secretary, or (3) attending the Penn Liberty special meeting in person, notifying the secretary, and voting by ballot at the Penn Liberty special meeting.

If you choose either of the first two methods, you must take the described action (or, with respect to the first method, Penn Liberty must have received the subsequent proxy card) no later than [            ], 2016 at 5:00 p.m. local time, which is the business day immediately prior to the Penn Liberty special meeting. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Penn Liberty Financial Corp.

724 West Lancaster Avenue

Wayne, Pennsylvania 19087

Attention: Ted Aicher, Corporate Secretary

Telephone: (610) 535-4530

Any shareholder entitled to vote in person at the Penn Liberty special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Penn Liberty’s secretary) of a shareholder at the Penn Liberty special meeting will not constitute revocation of a previously given proxy.

Solicitation of Proxies

Penn Liberty will bear the entire cost of soliciting proxies from you, except that Penn Liberty and WSFS will bear equally the cost of printing this proxy statement/prospectus and all filing fees paid to the SEC in connection with this proxy statement/prospectus. If necessary, Penn Liberty may use directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the Penn Liberty shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Penn Liberty Special Meeting

All holders of Penn Liberty common stock are invited to attend the Penn Liberty special meeting. Shareholders of record can vote in person at the Penn Liberty special meeting. If you plan to attend the Penn Liberty special meeting, you must hold your shares in your own name. In addition, you must bring a form of personal photo identification with you in order to be admitted. Penn Liberty reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Penn Liberty special meeting is prohibited without Penn Liberty’s express written consent.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Penn Liberty common stock, please contact Ted Aicher, Corporate Secretary at Penn Liberty Financial Corp. at (610) 535-4530.

THE PENN LIBERTY PROPOSALS

Proposal 1: Adoption and Approval of the Merger Agreement

Penn Liberty is asking its shareholders to adopt and approve the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page [            ]. As discussed in the section entitled “The Merger—Penn Liberty’s Reasons for the Merger; Recommendation of the Penn Liberty Board of Directors,” after careful consideration, the Penn Liberty board of directors approved the merger agreement. The Penn Liberty board of directors unanimously recommends the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Penn Liberty and the Penn Liberty shareholders.

Required Vote

Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting. If your shares of Penn Liberty common stock are present at the Penn Liberty special meeting but are not voted on the merger proposal, or if you vote to abstain on the merger proposal, each will have no effect on the vote the merger proposal. If you fail to submit a proxy card and fail to attend the Penn Liberty special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Penn Liberty common stock in favor of the merger proposal, your shares of Penn Liberty common stock will not be voted, but this will not have an effect on the vote to approve the merger proposal except to the extent this results in there being insufficient shares present at the Penn Liberty special meeting to establish a quorum.

The Penn Liberty board of directors unanimously recommends that Penn Liberty shareholders vote “FOR” the adoption and approval of the merger agreement.

Proposal 2: Adjournment Proposal

Penn Liberty shareholders are being asked to adjourn the Penn Liberty special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger proposal.

If, at the Penn Liberty special meeting, there are an insufficient number of shares of Penn Liberty common stock present in person or represented by proxy and voting in favor of the merger proposal, Penn Liberty may move to adjourn the Penn Liberty special meeting in order to enable the Penn Liberty board of directors to solicit additional proxies for approval of the merger proposal. If the Penn Liberty shareholders approve the adjournment proposal, Penn Liberty could adjourn the Penn Liberty special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Penn Liberty shareholders who have previously voted. If the date of the adjournment is not announced at the Penn Liberty special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting. If your shares of Penn Liberty common stock are present at the Penn Liberty special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the Penn Liberty special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Penn Liberty common stock in favor of the adjournment proposal, your shares of Penn Liberty common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent this results in there being insufficient shares present at the Penn Liberty special meeting to establish a quorum.

The Penn Liberty board of directors unanimously recommends that Penn Liberty shareholders vote “FOR” the adjournment proposal, if necessary.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex I to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

The board of directors of each of WSFS and Penn Liberty have unanimously approved the merger agreement. The Penn Liberty board of directors unanimously recommends adoption and approval of the merger agreement by Penn Liberty shareholders. The merger agreement provides for the acquisition of Penn Liberty by WSFS through the merger of Penn Liberty with and into WSFS, with WSFS continuing as the surviving corporation. As a result of the merger, shares of Penn Liberty common stock issued and outstanding immediately prior to the merger will be converted, at the election of the shareholder, into the right to receive either (1) cash in an amount equal to $21.75 per share, which we refer to as the Cash Consideration, or (2) 0.6601 of a share, or the exchange ratio, of WSFS common stock per share, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. No fractional shares of WSFS common stock will be issued in connection with the merger, and holders of Penn Liberty common stock will be entitled to receive cash in lieu thereof. Each holder of Penn Liberty common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Penn Liberty common stock. All such elections are subject to adjustment on a pro rata basis so that ultimately approximately 40% of the shares of Penn Liberty common stock will be treated as Cash Election Shares and approximately 60% of the shares of Penn Liberty common stock will be treated as Stock Election Shares.

Penn Liberty shareholders are being asked to adopt and approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page [            ] for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to consummation of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Over the past few years, the Penn Liberty board of directors and executive officers of Penn Liberty have periodically discussed and reviewed Penn Liberty’s business, performance and prospects, including its strategic alternatives. In the context of such reviews, the strategic alternatives considered by the Penn Liberty board of directors have included, among other things, continuing its on-going operations as an independent institution, acquiring other depository institutions, opening additional branch offices, buying other financial services firms engaged in complementary lines of business and entering into a merger or acquisition transaction with a similarly sized or larger institution. The Penn Liberty board of directors also periodically reviewed the competitive environment in its market area, which it views as intense, as well as merger and acquisition activity in the financial services industry in general and in southeastern Pennsylvania in particular.

The Penn Liberty board of directors and management also have been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as Penn Liberty. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, an interest rate environment which has resulted in a significant compression in the interest rate spread and margin, a deep and long recession followed by a slow economic recovery, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. Of most concern among these factors is the regulatory burden for community banks less than $1.0 billion in assets and the intensely competitive market environment faced by community banks in southeastern Pennsylvania.

Penn Liberty and WSFS have long-standing business relationships. Among other things, over the years, Penn Liberty and WSFS have entered into loan participation transactions with each other. Periodically, members of management of Penn Liberty would meet socially or otherwise with representatives of other financial institutions, including members of management of WSFS, and discuss the state of the financial services industry, the regulatory environment, business prospects and other matters of mutual interest.

In the summer of 2014, Brian Zwaan, President and Chief Operating Officer of Penn Liberty, met for breakfast with Rodger Levenson, then Executive Vice President and Chief Commercial Banking Officer of WSFS. The meeting included general discussion of the banking industry and an indication from Mr. Levenson that WSFS could be interested in discussing a possible business combination of Penn Liberty with and into WSFS. The discussion was general in nature and there was no indication of specific terms for any such combination. Mr. Zwaan said he would advise the Board of Directors of Penn Liberty of WSFS’ interest.

In November 2014, Patrick J. Ward, Chairman and Chief Executive Officer of Penn Liberty, had a dinner meeting with Mark A. Turner, President and Chief Executive Officer of WSFS. At the November 2014 meeting, Mr. Turner expressed WSFS’ interest in exploring a combination with Penn Liberty and outlined his view of the potential mutual benefits for such a transaction. Mr. Turner indicated that WSFS’ initial review suggested that it would be willing to offer consideration to the holders of Penn Liberty common stock valued in the range of $18.00 to $20.00 per share of Penn Liberty common stock. Mr. Turner also indicated that such consideration would consist of a mix of WSFS Common Stock and cash. Over the next week, Mr. Ward discussed his conversation with Mr. Turner with a number of other directors of Penn Liberty. While there was some interest in continuing to explore the potential benefits of a combination with WSFS, the consensus arising from these conversations with directors was that the suggested merger consideration in a valuation range of $18.00 to $20.00 per share of Penn Liberty common stock was too low and would have to be increased before the Penn Liberty board of directors would proceed with a possible transaction with WSFS.

On December 9, 2014, Messrs. Ward and Zwaan met with Mr. Levenson and Paul D. Geraghty, Executive Vice President and Chief Wealth Officer of WSFS. During this meeting, they discussed the operating synergies that might be achieved by a combination of Penn Liberty and WSFS. Messrs. Ward and Turner subsequently had a telephonic meeting in which Mr. Turner expressed WSFS’ interest in continuing its discussions with Penn Liberty and requested that WSFS be given access to additional, non-public information regarding Penn Liberty in order to refine its analysis on the range of offer consideration it might be willing to offer in a combination transaction with Penn Liberty. As a result, on January 9, 2015, Penn Liberty entered into a letter agreement with WSFS regarding the exchange of information between the parties, which we refer to as the Confidentiality Agreement. Following the execution of the Confidentiality Agreement, in January 2015, Mr. Zwaan and Ted Aicher, Penn Liberty’s Chief Financial Officer, met with Messrs. Levenson, Geraghty and Stephen A. Fowle, the former Chief Financial Officer of WSFS, to review Penn Liberty’s historical financial information and related data and its business plan and to discuss Penn Liberty’s operations and staffing needs. Following this meeting, Mr. Ward and Mr. Turner met on February 12, 2015 to discuss further a possible combination of Penn Liberty and WSFS. Mr. Turner indicated that WSFS’ then current analysis, while still preliminary, indicated that WSFS might be willing to offer consideration with an implied value of $21.00 per share of Penn Liberty common stock with 75% of the consideration to be comprised of WSFS common stock and 25% in cash. Mr. Turner also indicated that WSFS’ potential acquisition of another institution could impact the timing of a business combination with Penn Liberty. At a regularly scheduled meeting of the Penn Liberty board of directors, Mr. Ward provided an update of his meeting with Mr. Turner and the potential offer that WSFS may be willing to make to acquire Penn Liberty. At that time, the Penn Liberty board of directors decided not to pursue further discussions with WSFS at that time due to price considerations and a potential opportunity to acquire a smaller bank which would provide Penn Liberty with greater scale and an expanded market share which the Penn Liberty board believed would enhance the value of Penn Liberty to a potential acquirer, including WSFS.

Subsequently, in July 2015, Messrs. Levenson and Turner met with Messrs. Ward and Zwaan for a dinner to discuss a desire to renew their discussion in the fall of 2015, at which time WSFS’ pending acquisition of Alliance Bancorp, Inc. of Pennsylvania would be completed or substantially completed. Messrs. Ward and

Zwaan indicated that Penn Liberty would be willing to continue their discussions, but that WSFS would need to be more aggressive in any offer price.

On August 31, 2015, Mr. Turner and Mr. Ward met for a dinner to discuss a potential combination at a purchase price between $21.00 and $22.00 per share of Penn Liberty common stock, the potential benefits of such a combination to Penn Liberty’s shareholders, customers and employees, business integration issues and potential roles for certain Penn Liberty employees in the combined organization. At this dinner, Mr. Turner and Mr. Ward also discussed the organizational structure if a merger were to occur.

On September 15, 2015, the corporate development committee of the WSFS board of directors met to discuss the submission of a non-binding indication of interest to acquire Penn Liberty. Representatives of Covington & Burling LLP and Keefe, Bruyette & Woods, Inc., or KBW, WSFS’ financial advisor, participated in the meeting. At the meeting, the corporate development committee of the WSFS board of directors asked questions of management as well as Covington and Burling LLP and KBW regarding the potential transaction. The corporate development committee of the WSFS board of directors then approved the submission of a non-binding indication of interest to acquire Penn Liberty and directed the WSFS management team to conduct detailed due diligence on Penn Liberty, should the non-binding indication of interest be accepted.

On September 15, 2015, WSFS delivered a non-binding indication of interest to acquire Penn Liberty. The initial indication of interest described a proposed transaction with an implied value of $21.50 per share of Penn Liberty common stock, or approximately $99.0 million in the aggregate, with the consideration consisting of approximately 60% WSFS common stock and approximately 40% cash. The initial indication of interest included an exclusivity provision which indicated that, through November 30, 2015, Penn Liberty would not enter into negotiations or discussions with any third party regarding any alternative merger or acquisition transaction. While Penn Liberty did not accept the initial indication of interest, it did continue conversations with WSFS. After further discussions between Mr. Turner and Mr. Ward, WSFS submitted a revised non-binding indication of interest letter, dated September 25, 2015, wherein the implied value of the merger consideration was increased to $21.75 per share of Penn Liberty common stock or approximately $101.0 million in the aggregate and the duration of the proposed exclusivity period was reduced such that it would end on November 23, 2015.

After discussing the revised indication of interest letter with the Penn Liberty board of directors, and upon consideration of certain financial analyses provided by Sandler O’Neill, who was providing informal advice to Penn Liberty at the time, Mr. Ward, on behalf of Penn Liberty, entered into the September 25, 2015 non-binding indication of interest on September 28, 2015. On October 8, 2015, Penn Liberty provided WSFS with access to an electronic data room which contained additional confidential due diligence information regarding Penn Liberty.

On October 21, 2015, Penn Liberty engaged Sandler O’Neill to serve as its financial advisor in connection with its consideration of a merger transaction with WSFS. Throughout October and November 2015, WSFS, KBW and Covington & Burling LLP conducted further due diligence on Penn Liberty. During that period, WSFS was invited to conduct further off-site due diligence of Penn Liberty, which occurred on October 24 and October 25, 2015. WSFS conducted additional on-site due diligence on November 4, 2015 at a local hotel at which representatives of KBW were present at WSFS’ direction. On November 1, 2015, certain officers of WSFS toured Penn Liberty’s headquarters and five of its branch offices. On November 15, 2015, WSFS personnel reviewed certain consumer loan files and residential mortgage loan files at Penn Liberty’s headquarters office.

On November 5, 2015, Covington & Burling LLP provided an initial draft of the merger agreement to Silver, Freedman, Taff & Tiernan LLP, counsel to Penn Liberty. Silver, Freedman, Taff & Tiernan LLP reviewed the draft merger agreement with both Penn Liberty management and representatives of Sandler O’Neill and on November 11, 2015, provided comments on the draft merger agreement to Covington & Burling LLP. From November 11, 2015 through November 21, 2015, WSFS, Penn Liberty, their respective representatives and their respective counsel, Covington & Burling LLP and Silver, Freedman, Taff & Tiernan LLP, continued to negotiate the terms of the definitive merger agreement and related documents. In addition, WSFS and Penn Liberty and their respective financial and legal advisors continued to discuss various matters related to the proposed combination of WSFS and Penn Liberty.

On November 10, 2015, representatives of Penn Liberty, Sandler O’Neill and Penn Liberty’s legal counsel were initially provided access to, and began to review, certain non-public information regarding WSFS. Representatives of Penn Liberty, Sandler O’Neill and Penn Liberty’s legal counsel also met with representatives of WSFS’ management to discuss WSFS’ business, results of operations and prospects and to review various documents on-site at WSFS’ offices on November 18, 2015.

On November 19, 2015, the WSFS board of directors held a telephonic meeting with members of WSFS management to, among other things, review and consider the proposed merger with Penn Liberty. Representatives of Covington & Burling LLP and KBW participated in the meeting. At the meeting, the WSFS board of directors approved the entry into the merger agreement with Penn Liberty and the issuance of WSFS common stock in connection therewith. The WSFS board of directors then directed the WSFS management team to finalize and execute the merger agreement.

On November 23, 2015, the Penn Liberty board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Penn Liberty and WSFS and their respective legal advisors. The Penn Liberty board of directors received presentations regarding the merger from its financial advisor, Sandler O’Neill, and the merger agreement from its legal counsel, Silver, Freedman, Taff & Tiernan LLP. Management of Penn Liberty also summarized the results of the due diligence conducted on WSFS. Representatives of Silver, Freedman, Taff & Tiernan LLP and Sandler O’Neill responded to questions from the Penn Liberty board of directors. At the meeting, Sandler O’Neill provided its opinion that the merger consideration was fair to the holders of Penn Liberty common stock from a financial point of view. After careful and deliberate consideration of these presentations as well as the interests of Penn Liberty shareholders, customers, employees and the communities served by Penn Liberty, the Penn Liberty board of directors unanimously approved the merger agreement and the related documents.

Penn Liberty and WSFS executed the merger agreement on November 23, 2015, and the parties publicly announced the transaction.

Penn Liberty’s Reasons for the Merger; Recommendation of the Penn Liberty Board of Directors

After careful consideration, the Penn Liberty board of directors determined that it was advisable and in the best interests of Penn Liberty and its shareholders for Penn Liberty to enter into the merger agreement with WSFS. Accordingly, the Penn Liberty board of directors unanimously recommends that Penn Liberty shareholders vote “FOR” the adoption and approval of the merger agreement.

The Penn Liberty board of directors has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of Penn Liberty and that the merger is in the best interests of Penn Liberty and its shareholders.

In reaching its decision to approve the merger agreement, the Penn Liberty board of directors consulted with management, as well as with Penn Liberty’s financial and legal advisors, and considered a variety of factors, including the following:

•	The consideration being offered to Penn Liberty shareholders in relation to the book value per share, earnings per share and projected earnings per share of Penn Liberty;

•	The results that could be expected to be obtained by Penn Liberty if it continued to operate independently and the potential future value of Penn Liberty common stock compared to the value of the Merger Consideration offered by WSFS;

•	The implied value of the Merger Consideration offered by WSFS and the uncertainty whether or when the Penn Liberty common stock would attain a value equal to implied value of the Merger Consideration;

•	The limited prospects for Penn Liberty to grow its franchise through acquisitions given Penn Liberty’s relatively small size and lack of liquidity in shares of Penn Liberty common stock;

•	Penn Liberty’s desire to redeem its outstanding shares of Penn Liberty Series C preferred stock prior to March 1, 2016, when the dividend rate on such shares of preferred stock would increase from 1.0% to 9.0%, increasing Penn Liberty’s cost of capital at such time by approximately $1.6 million on an annual basis;

•	The current and prospective environment in which Penn Liberty operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	The addition of one of Penn Liberty’s directors to the WSFS board of directors and the retention of at least three of Penn Liberty’s executive officers at the combined institution;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Penn Liberty with WSFS;

•	The complementary geographic locations of the Penn Liberty and WSFS branch networks;

•	WSFS’ significantly greater asset size and capital level compared to Penn Liberty;

•	The absence of any trading market for Penn Liberty common stock;

•	The earnings prospects of the combined companies;

•	The additional products offered by WSFS to its customers and the ability of the resulting institution to provide comprehensive financial services to its customers;

•	Penn Liberty’s and WSFS’ shared community banking philosophies; and

•	The presentation by Sandler O’Neill, Penn Liberty’s financial advisor, as to the fairness of the Merger Consideration, from a financial point of view, to holders of Penn Liberty common stock. In this regard, the Penn Liberty board of directors reviewed Sandler O’Neill’s opinion dated November 23, 2015 that, as of such date, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the Merger Consideration was fair to holders of Penn Liberty common stock from a financial point of view. Sandler O’Neill’s opinion is attached as Annex III to this document. For a summary of the presentation of Sandler O’Neill, see “Opinion of Penn Liberty’s Financial Advisor” on page [ ].

Other factors considered by the Penn Liberty board of directors included:

•	The reports of Penn Liberty’s management and the financial presentation by representatives of Sandler O’Neill to the Penn Liberty board of directors concerning the operations, financial condition and prospects of WSFS and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The cash/stock election provisions in the merger agreement providing Penn Liberty shareholders with an ability to choose the form of consideration that they wish to receive, subject to the overall approximately 60% stock/40% cash allotment;

•	The fact that 60% of the Merger Consideration would be in the form of WSFS common stock based upon a fixed exchange ratio, which will permit Penn Liberty shareholders who receive WSFS common stock in the merger with the ability to participate in the future performance of the combined company or, for those Penn Liberty shareholders who receive cash, to participate in a liquidity event;

•	The likelihood of successful integration and the successful operation of the combined company;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	The potential cost-saving opportunities available to WSFS;

•	The effects of the merger on Penn Liberty’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Penn Liberty employees; and

•	The review by the Penn Liberty board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the Merger Consideration.

The Penn Liberty board of directors also considered the potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating Penn Liberty’s businesses, operations and employees with those of WSFS, the need to obtain approval by shareholders of Penn Liberty as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings. The Penn Liberty board of directors also considered that the stock portion of the Merger Consideration was fixed at 0.6601 of a share of WSFS common stock and, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in WSFS’ stock price prior to completion of the merger. The Penn Liberty board of directors also believed the terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions, provided adequate assurances as to WSFS’ obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions.

The foregoing discussion of the information and factors considered by the Penn Liberty board of directors is not exhaustive, but includes all material factors considered by the Penn Liberty board of directors. In view of the wide variety of factors considered by the Penn Liberty board of directors in connection with its evaluation of the merger and the complexity of these matters, the Penn Liberty board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Penn Liberty board of directors evaluated the factors described above, including asking questions of Penn Liberty’s management and Penn Liberty’s legal and financial advisors. In considering the factors described above, individual members of the Penn Liberty board of directors may have given different weights to different factors. The Penn Liberty board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of Penn Liberty’s Financial Advisor” below. It should also be noted that this explanation of the reasoning of the Penn Liberty board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [            ].

Opinion of Penn Liberty’s Financial Advisor

By letter dated October 21, 2015, Penn Liberty retained Sandler O’Neill to act as financial advisor to the Penn Liberty board of directors in connection with Penn Liberty’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill is acting as Penn Liberty’s financial advisor in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 23, 2015 meeting at which the Penn Liberty board of directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O’Neill delivered to the Penn Liberty board of directors its oral and written opinion, that, as of such date, the Merger Consideration was fair to holders of Penn Liberty common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex III to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Penn Liberty shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was provided for the information of, and was directed to, the Penn Liberty board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Penn Liberty common stock. Sandler O’Neill’s opinion did not address the underlying business decision of Penn Liberty to engage in the merger or enter into the merger agreement, or the relative merits of the merger as compared to any other alternative business strategies that might exist for Penn Liberty or the effect of any other transaction in which Penn Liberty might engage, or constitute a recommendation to the Penn Liberty board of directors in connection with the merger, and it does not constitute a recommendation to any Penn Liberty shareholder as to how such shareholder should vote with respect to the merger or any other matter (including, with respect to holders of Penn Liberty common stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration). Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Penn Liberty’s officers, directors, or employees, or class of such persons, relative to the Merger Consideration to be received by Penn Liberty shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	a draft of the merger agreement, dated November 20, 2015;

•	certain publicly available financial statements and other historical financial information of Penn Liberty that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of WSFS that Sandler O’Neill deemed relevant;

•	internal financial projections for Penn Liberty for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of Penn Liberty;

•	publicly available consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2015 through December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, as discussed with the senior management of WSFS and pro forma for WSFS’ acquisition of Alliance Bancorp, Inc. of Pennsylvania, which transaction closed on October 9, 2015, or the Alliance acquisition;

•	the pro forma financial impact of the merger on WSFS based on assumptions relating to (1) consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the years thereafter, pro forma for the Alliance acquisition, as provided by the senior management of WSFS, (2) internal financial projections for Penn Liberty for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of Penn Liberty, excluding the redemption of the Penn Liberty Series C preferred stock and excluding the assumed issuance of $10 million of subordinated debt by Penn Liberty (the exclusions of which were confirmed with the senior management of WSFS), and (3) transaction expenses, certain purchase accounting adjustments, cost savings, a core deposit intangible asset and the redemption by WSFS of all of the Penn Liberty Series C preferred stock at the effective time of the merger, as provided by WSFS;

•	the publicly reported historical price and trading activity for WSFS common stock, including a comparison of certain stock market information for WSFS and certain stock indices as well as publicly available information for certain other similar companies the securities of which are publicly traded;

•	a comparison of certain financial information for Penn Liberty and WSFS with similar institutions for which publicly available information is available;

•	the financial terms of certain recent business combinations in the commercial banking industry (on a regional and national basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Penn Liberty the business, financial condition, results of operations and prospects of Penn Liberty and held similar discussions with the senior management of WSFS regarding the business, financial condition, results of operations and prospects of WSFS.

In performing its review, Sandler O’Neill relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Penn Liberty or WSFS or their respective representatives or that was otherwise reviewed by it and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill relied, at the direction of Penn Liberty, without independent verification or investigation, on the assessments of the management of Penn Liberty as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with Penn Liberty’s consent, that there will be no developments with respect to any such matters that would affect Sandler O’Neill’s analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of Penn Liberty and WSFS that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Penn Liberty or WSFS or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Penn Liberty or WSFS. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Penn Liberty or WSFS, or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Penn Liberty or WSFS.

In preparing its analyses, Sandler O’Neill used internal financial projections for Penn Liberty for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of Penn Liberty. In addition, in preparing its analyses Sandler O’Neill used publicly available consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, as discussed with the senior management of WSFS and pro forma for the Alliance acquisition. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to (1) consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, pro forma for the Alliance acquisition, as provided by the senior management of WSFS, (2) internal financial projections for Penn Liberty for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of Penn Liberty, excluding the redemption of the Penn Liberty Series C preferred stock and excluding the assumed issuance of $10 million of subordinated debt by Penn Liberty (the exclusions of which were confirmed with the senior management of WSFS), and (3) transaction expenses, certain purchase accounting adjustments, cost savings, a core deposit intangible asset and the redemption by WSFS of all of the Penn Liberty Series C preferred stock at the effective time of the merger, as provided by WSFS. With respect to the foregoing information used by Sandler O’Neill, the respective managements of Penn Liberty and WSFS confirmed to Sandler O’Neill that such information reflected (or, in the case of publicly available mean and median analyst estimates referred to above, were consistent with) the best currently available estimates of those respective managements and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there has been no material change in Penn Liberty’s or WSFS’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Penn Liberty and WSFS will remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Penn Liberty’s consent, that (1) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not waived, (2) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Penn Liberty, WSFS or the merger or any related transaction, (3) the merger and any related transaction would be consummated in accordance with the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (4) the merger would be consummated without Penn Liberty’s right to terminate the merger agreement by reason of a decline in the price of WSFS’ common stock having been triggered, or if such rights were triggered, WSFS shall have exercised the option to negate Penn Liberty’s termination right by increasing the Merger Consideration due under the merger agreement, and (5) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Penn Liberty’s consent, Sandler O’Neill relied upon the advice that Penn Liberty received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

The opinion of Sandler O’Neill, was delivered to the Penn Liberty board of directors on November 23, 2015 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinion does not reflect any changes in circumstances that occur after the date of the opinion. Changes in the operations and prospects of Penn Liberty or WSFS, general market and economic conditions, and other factors that may be beyond the control of Penn Liberty and WSFS, may alter the value of Penn Liberty or WSFS or the prices of shares of Penn Liberty common stock or WSFS common stock by the time the merger is completed.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Penn Liberty board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Penn Liberty or WSFS and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Penn Liberty and WSFS and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the Merger Consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Penn Liberty, WSFS and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Penn Liberty board of directors at its November 23, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Penn Liberty common stock or the prices at which Penn Liberty common stock or WSFS common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Penn Liberty board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Penn Liberty board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the merger. As described in the merger agreement, each share of Penn Liberty common stock outstanding immediately prior to the effective time of the merger, other than certain shares described in the merger agreement, shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the merger agreement, into the right to receive, without interest, either (1) the Stock Consideration, or (2) the Cash Consideration. The merger agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of approximately 40% of Penn Liberty common stock being converted into the right to receive the Cash Consideration and approximately 60% of Penn Liberty common stock being converted into the right to receive the Stock Consideration. Using the closing stock price of WSFS common stock on the NASDAQ Exchange as of November 20, 2015, or $33.50, Sandler O’Neill calculated an aggregate implied transaction value of approximately $101.8 million, or a transaction price per share of approximately $21.97. Based upon financial information for Penn Liberty as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / Last Twelve Months Earnings Per Share	32.3	x
Transaction Price / 2016 Management Estimated Earnings per Share(1)	28.2	x
Transaction Price / Book Value Per Share	199%
Transaction Price / Tangible Book Value Per Share	199%
Tangible Book Premium / Core Deposits(2)	10.4%

(1)	Based on Penn Liberty management projections.
(2)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Stock Trading History

Sandler O’Neill reviewed the historical publicly reported trading prices of WSFS common stock for the three-year period ended November 20, 2015. Sandler O’Neill then compared the relationship between the movements in the price of WSFS common stock to movements in its peer group (as described on page [            ]) as well as certain stock indices.

WSFS’ Three-Year Stock Performance

	Beginning Value November 20, 2012	Ending Value November 20, 2015
WSFS	100%	238.4%
WSFS Peers	100%	159.3%
NASDAQ Bank Index	100%	166.8%
S&P 500 Index	100%	150.5%

Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for Penn Liberty with a group of financial institutions selected by Sandler O’Neill. The Penn Liberty peer group included banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ exchanges and headquartered in Pennsylvania with assets between $400 million and $1.5 billion, excluding announced merger targets, or the Penn Liberty peer group. The Penn Liberty peer group consisted of the following companies:

Codorus Valley Bancorp, Inc.	Republic First Bancorp, Inc.
Penns Woods Bancorp, Inc.	Orrstown Financial Services, Inc.
Citizens & Northern Corporation	ACNB Corporation
AmeriServ Financial, Inc.	Fox Chase Bancorp, Inc.
Mid Penn Bancorp, Inc.	CB Financial Services, Inc.
Royal Bancshares of Pennsylvania, Inc.	Norwood Financial Corp.
DNB Financial Corporation	Malvern Bancorp, Inc.
Emclaire Financial Corp.	Prudential Bancorp, Inc.

The analysis compared publicly available financial information for Penn Liberty with the corresponding data for the Penn Liberty peer group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of November 20, 2015. The table below sets forth the data for Penn Liberty and the median, mean, high and low data for the Penn Liberty peer group.

Penn Liberty Comparable Company Analysis

	Penn Liberty(1)	Penn Liberty Peer Group Median	Penn Liberty Peer Group Mean	Penn Liberty Peer Group High	Penn Liberty Peer Group Low
Total Assets ($mm)	$649	$1,007	$978	$1,397	$487
Tangible Common Equity / Tangible Assets	9.96%	9.25%	10.72%	24.02%	6.35%
Leverage Ratio	10.04%	10.22%	11.59%	23.73%	7.63%
Total Risk Based Capital Ratio	13.72%	15.84%	18.33%	51.98%	11.08%
Last Twelve Months Return on Average Assets	0.52%	0.84%	0.87%	2.11%	0.20%
Last Twelve Months Return on Average Equity	5.07%	8.70%	8.10%	20.39%	1.77%
Last Twelve Months Net Interest Margin	3.56%	3.46%	3.42%	4.09%	2.60%
Last Twelve Months Efficiency Ratio	76.1%	70.1%	72.1%	93.1%	53.8%

Penn Liberty(1)	Penn Liberty Peer Group Median	Penn Liberty Peer Group Mean	Penn Liberty Peer Group High	Penn Liberty Peer Group Low
Loan Loss Reserve / Gross Loans	1.20%	1.14%	1.24%	2.08%	0.88%
Non-Performing Assets(2) / Total Assets	1.28%	1.13%	1.34%	3.38%	0.21%
Net Charge-Offs / Average Loans	0.06%	0.05%	0.09%	0.68%	(0.15%)
Price / Tangible Book Value	—	117%	123%	184%	72%
Price / Last Twelve Months Earnings per Share	—	13.4	x	14.5	x	27.5	x	5.8	x
Current Dividend Yield	—	2.7%	2.4%	5.1%	0.0%
Last Twelve Months Dividend Ratio	—	40.0%	38.5%	100.0%	0.0%
Market Value ($mm)	—	$116	$125	$248	$53

(1)	September 30, 2015 bank level regulatory data used.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: For Mid Penn Bancorp, Inc. June 30, 2015 holding company financial data used for leverage ratio and total RBC ratio; for CB Financial Services, Inc. September 30, 2015 LTM bank level regulatory data used for net interest margin; for Malvern Bancorp Inc. and Emclaire Financial Corp. September 30, 2015 bank level regulatory data used for leverage ratio and total RBC ratio.

Sandler O’Neill used publicly available information to perform a similar analysis for WSFS and a group of financial institutions as selected by Sandler O’Neill. The WSFS peer group of banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ exchanges and headquartered in Delaware, the District of Columbia, Maryland, New Jersey, New York or Pennsylvania with assets between $2.5 billion and $8.0 billion, excluding announced merger targets, or the WSFS peer group. The WSFS peer group consisted of the following companies:

Community Bank System, Inc.	Customers Bancorp, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
Eagle Bancorp, Inc.	Tompkins Financial Corporation
Flushing Financial Corporation	Dime Community Bancshares, Inc.
Beneficial Bancorp, Inc.	TrustCo Bank Corp NY
Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Kearny Financial Corp.	ConnectOne Bancorp, Inc.
Lakeland Bancorp, Inc.	Bridge Bancorp, Inc.
Financial Institutions, Inc.	Oritani Financial Corp.
Peapack-Gladstone Financial Corporation	Northfield Bancorp, Inc.
TriState Capital Holdings, Inc.	First of Long Island Corporation
Bryn Mawr Bank Corporation	Univest Corporation of Pennsylvania
OceanFirst Financial Corp.

The analysis compared publicly available financial information for WSFS with the corresponding data for the WSFS peer group as of or for the twelve months ended September 30, 2015 (unless otherwise indicated), with pricing data as of November 20, 2015. The table below sets forth the data for WSFS and the median, mean, high and low data for the WSFS peer group.

WSFS Financial Corporation Comparable Company Analysis

	WSFS(1)		WSFS Peer Group Median		WSFS Peer Group Mean		WSFS Peer Group High		WSFS Peer Group Low
Total Assets ($mm)	$5,068		$4,302		$4,473		$7,997		$2,558
Tangible Common Equity / Tangible Assets	8.97%		8.68%		10.11%		25.15%		6.30%
Leverage Ratio	10.81%		9.26%		10.82%		25.55%		6.27%
Total Risk Based Capital Ratio	13.80%		13.84%		16.61%		41.65%		11.43%
Last Twelve Months Return on Average Assets	1.07%		0.89%		0.88%		1.49%		0.15%
Last Twelve Months Return on Average Equity	10.43%		8.77%		8.13%		11.43%		0.76%
Last Twelve Months Net Interest Margin	3.72%		3.23%		3.20%		4.38%		1.92%
Last Twelve Months Efficiency Ratio	61.4%		61.7%		60.0%		90.0%		39.4%
Loan Loss Reserve / Gross Loans	1.07%		0.88%		0.93%		1.73%		0.31%
Non-Performing Assets(2) / Total Assets	0.81%		0.68%		0.79%		2.43%		0.09%
Net Charge-Offs / Average Loans	0.69%		0.04%		0.10%		0.36%		(0.07%)
Price / Tangible Book Value	204%		160%		170%		291%		89%
Price / Last Twelve Months Earnings per Share	18.3	x	16.6	x	17.7	x	36.8	x	13.4	x
Price / 2015 Estimated Earnings per Share(3)	17.5	x	16.5	x	17.1	x	36.0	x	13.4	x
Price / 2016 Estimated Earnings per Share(3)	15.8	x	14.8	x	15.6	x	29.9	x	12.1	x
Current Dividend Yield	0.7%		2.7%		2.2%		4.3%		0.0%
Last Twelve Months Dividend Ratio	11.5%		43.3%		39.0%		81.9%		0.0%
Market Value ($mm)	$1,000		$646		$731		$1,764		$275

(1)	September 30, 2015 bank level regulatory data used for leverage ratio and total RBC ratio.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(3)	Estimates per SNL Financial.

Note: For Bancorp, Inc. September 30, 2015 holding company regulatory data used for NPAs / Assets; for OceanFirst Financial Corp. September 30, 2015 bank level regulatory data used for leverage ratio and total RBC ratio.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of recent merger and acquisition transactions. The first group consisted of twelve regional bank and thrift transactions announced between January 1, 2014 and November 20, 2015, with deal values between $50 million and $150 million and targets headquartered in Delaware, the District of Columbia, Maryland, New Jersey, New York or Pennsylvania, or the regional precedent transactions.

The regional precedent transactions group was composed of the following transactions:

Buyer	Target
Beneficial Bancorp, Inc.	Conestoga Bank
Northfield Bancorp, Inc.	Hopewell Valley Community Bank
WSFS Financial Corporation	Alliance Bancorp, Inc. of Pennsylvania
Community Bank System, Inc.	Oneida Financial Corp.
Cathay General Bancorp	Asia Bancshares, Inc.
Bridge Bancorp, Inc.	Community National Bank
Cape Bancorp, Inc.	Colonial Financial Services, Inc.
Univest Corporation of Pennsylvania	Valley Green Bank
National Penn Bancshares, Inc.	TF Financial Corporation
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
CB Financial Services, Inc.	FedFirst Financial Corporation
F.N.B. Corporation	OBA Financial Services, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the regional precedent transactions group.

	Penn Liberty(1) / WSFS		Median Regional Precedent Transactions		Mean Regional Precedent Transactions		High Regional Precedent Transactions		Low Regional Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	32.3	x	24.9	x	26.6	x	42.3	x	14.7	x
Transaction Price / Tangible Book Value per Share	199%		154%		156%		234%		88%
Core Deposit Premium(2)	10.4%		9.4%		9.9%		25.3%		(2.2%)

(1)	September 30, 2015 holding company financial data provided by Penn Liberty management.
(2)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

The second group consisted of seventeen nationwide bank and thrift transactions announced between January 1, 2014 and November 20, 2015, with deal values between $50 million and $150 million and targets with assets between $550 million and $750 million, or the nationwide precedent transactions.

The nationwide precedent transactions group was composed of the following transactions:

Buyer	Target
First Midwest Bancorp, Inc.	NI Bancshares Corporation
Heartland Financial USA, Inc.	CIC Bancshares, Inc.
Beneficial Bancorp, Inc.	Conestoga Bank
Pacific Premier Bancorp, Inc.	Security California Bancorp
Park Sterling Corporation	First Capital Bancorp, Inc.
Independent Bank Group, Inc.	Grand Bank
Heartland Financial USA, Inc.	Premier Valley Bank
Pinnacle Financial Partners, Inc.	Magna Bank
Berkshire Hills Bancorp, Inc.	Hampden Bancorp, Inc.
Cape Bancorp, Inc.	Colonial Financial Services, Inc.
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
Peoples Bancorp Inc.	NB&T Financial Group, Inc.
First Midwest Bancorp, Inc.	Great Lakes Financial Resources, Inc.
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Seacoast Banking Corporation of Florida	BANKshares, Inc.
First Interstate BancSystem, Inc.	Mountain West Financial Corp.
BancorpSouth, Inc.	Ouachita Bancshares Corp.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the nationwide precedent transactions group.

	Penn Liberty(1) / WSFS		Median Nationwide Precedent Transactions		Mean Nationwide Precedent Transactions		High Nationwide Precedent Transactions		Low Nationwide Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	32.3	x	23.2	x	28.2	x	60.0	x	12.5	x
Transaction Price / Tangible Book Value per Share	199%		151%		151%		220%		88%
Core Deposit Premium(2)	10.4%		7.1%		7.1%		13.2%		(2.2%)

(1)	September 30, 2015 holding company financial data provided by Penn Liberty management.
(2)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value per share of Penn Liberty common stock assuming Penn Liberty performed in accordance with internal financial projections for Penn Liberty for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of Penn Liberty. To approximate the terminal value of Penn Liberty common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Penn Liberty’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Penn Liberty common stock of $8.96 to $20.10 when applying earnings multiples and $9.32 to $18.82 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	12.5x	15.0x	17.5x	20.0x
11.0%	$10.05	$12.56	$15.07	$17.59	$20.10
12.0%	$9.76	$12.20	$14.64	$17.08	$19.52
13.0%	$9.48	$11.85	$14.22	$16.59	$18.96
14.0%	$9.21	$11.52	$13.82	$16.13	$18.43
15.0%	$8.96	$11.20	$13.43	$15.67	$17.91

Tangible Book Value Multiples

Discount Rate	100%	120%	140%	160%	180%
11.0%	$10.45	$12.55	$14.64	$16.73	$18.82
12.0%	$10.15	$12.18	$14.22	$16.25	$18.28
13.0%	$9.86	$11.84	$13.81	$15.78	$17.76
14.0%	$9.59	$11.50	$13.42	$15.34	$17.26
15.0%	$9.32	$11.18	$13.05	$14.91	$16.77

Sandler O’Neill also considered and discussed with the Penn Liberty board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Penn Liberty’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Penn Liberty common stock, applying the price to 2018 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 13.94%.

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	12.5x	15.0x	17.5x	20.0x
(15.0%)	$7.85	$9.81	$11.77	$13.73	$15.69
(10.0%)	$8.31	$10.38	$12.46	$14.54	$16.61
(5.0%)	$8.77	$10.96	$13.15	$15.35	$17.54
0.0%	$9.23	$11.54	$13.85	$16.15	$18.46
5.0%	$9.69	$12.11	$14.54	$16.96	$19.38
10.0%	$10.15	$12.69	$15.23	$17.77	$20.31
15.0%	$10.61	$13.27	$15.92	$18.58	$21.23

Sandler O’Neill also performed an analysis that estimated the net present value per share of WSFS common stock, assuming that WSFS performed in accordance with publicly available consensus mean analyst net income estimates for WSFS the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, as discussed with the senior management of WSFS and pro forma for the Alliance acquisition. To approximate the terminal value of WSFS common stock at December 31, 2018, Sandler O’Neill applied price to 2018 earnings multiples ranging from 14.0x to 20.0x and multiples of December 31, 2018 tangible book value ranging from 120% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of WSFS common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of WSFS common stock of $25.05 to $39.91 when applying earnings multiples and $19.70 to $43.50 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
8.0%	$28.16	$30.12	$32.08	$34.04	$36.00	$37.96	$39.91
9.0%	$27.34	$29.24	$31.14	$33.04	$34.94	$36.84	$38.74
10.0%	$26.55	$28.39	$30.24	$32.08	$33.93	$35.77	$37.62
11.0%	$25.79	$27.58	$29.37	$31.16	$32.95	$34.74	$36.53
12.0%	$25.05	$26.79	$28.53	$30.27	$32.01	$33.75	$35.49

Tangible Book Value Multiples

Discount Rate	120%	140%	160%	180%	200%	220%	240%
8.0%	$22.14	$25.70	$29.26	$32.82	$36.38	$39.94	$43.50
9.0%	$21.49	$24.95	$28.41	$31.86	$35.32	$38.77	$42.23
10.0%	$20.87	$24.23	$27.58	$30.94	$34.29	$37.65	$41.00
11.0%	$20.28	$23.53	$26.79	$30.05	$33.30	$36.56	$39.82
12.0%	$19.70	$22.86	$26.03	$29.19	$32.35	$35.52	$38.68

Sandler O’Neill also considered and discussed with the Penn Liberty board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming WSFS’ net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for WSFS common stock, applying the price to 2018 earnings multiples range of 14.0x to 20.0x referred to above and a discount rate of 7.5%.

Earnings Per Share Multiples

Annual Estimate Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$24.41	$26.10	$27.79	$29.48	$31.17	$32.86	$34.55
(10.0%)	$25.81	$27.60	$29.38	$31.17	$32.96	$34.75	$36.54
(5.0%)	$27.20	$29.09	$30.97	$32.86	$34.75	$36.64	$38.53
0.0%	$28.59	$30.58	$32.56	$34.55	$36.54	$38.53	$40.52
5.0%	$29.98	$32.07	$34.15	$36.24	$38.33	$40.42	$42.50
10.0%	$31.37	$33.56	$35.75	$37.93	$40.12	$42.30	$44.49
15.0%	$32.76	$35.05	$37.34	$39.62	$41.91	$44.19	$46.48

In connection with its analyses, Sandler O’Neill considered and discussed with the Penn Liberty board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following assumptions: (1) the merger closes in the third calendar quarter of 2016, (2) approximately 60% of the outstanding Penn Liberty common stock is converted into WSFS common stock at the fixed exchange ratio of 0.6601 and approximately 40% of the outstanding Penn Liberty common stock is converted into cash at $21.75 per share, and (3) WSFS’ closing stock price of $33.50 on November 20, 2015. Sandler O’Neill also utilized the following (a) consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the years thereafter, pro forma for the Alliance acquisition, as provided by the senior management of WSFS, (b) internal financial projections for Penn Liberty for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of Penn Liberty, excluding the redemption of the Penn Liberty Series C preferred stock and excluding the assumed issuance of $10 million of subordinated debt by Penn Liberty (the exclusions of which were confirmed with the senior management of WSFS), and (c) transaction expenses, certain purchase accounting adjustments, cost savings, a core deposit intangible asset and the redemption by WSFS of all of the Penn Liberty Series C preferred stock at the effective time of the merger, as provided by WSFS. The analysis indicated that the merger could be accretive to WSFS’ estimated earnings per share (excluding one-time transaction costs and expenses) in 2016 and dilutive to estimated tangible book value per share at close and at the end of the year 2016.

In connection with this analysis, Sandler O’Neill considered and discussed with the Penn Liberty board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the effective time of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationships

Sandler O’Neill is acting as Penn Liberty’s financial advisor in connection with the merger and will receive a transaction fee in an amount equal to 1.15% of the aggregate merger consideration, which transaction fee is due and payable upon the effective time of the merger. Sandler O’Neill also received a fee of $100,000 from Penn Liberty as a result of rendering its opinion, which opinion fee will be credited in full towards the transaction fee that will become due and payable upon the effective time of the merger. Penn Liberty has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement, provided that Penn Liberty is not required to reimburse any such out-of-pocket expenses in excess of $25,000 in the aggregate without its prior approval.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill has provided certain investment banking services to WSFS and has received fees for such services. Most recently, Sandler O’Neill acted as financial advisor to WSFS in connection with its acquisition of First Wyoming Financial Corporation, which transaction closed on September 5, 2014. Sandler O’Neill has advised the Penn Liberty board of directors that it may provide, and receive fees for, investment banking services to WSFS in the future, including during the pendency of the merger. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to WSFS and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of WSFS or its affiliates for its own account and for the accounts of its customers.

WSFS’ Reasons for the Merger

WSFS believes that the acquisition of Penn Liberty provides an excellent opportunity to increase the scale and efficiency of its operations in southeastern Pennsylvania, particularly when combined with its recent acquisition of Alliance Bancorp, Inc. of Pennsylvania. The acquisition also provides WSFS a significant opportunity to generate additional revenue by providing its full suite of banking, mortgage banking, wealth management and insurance services to Penn Liberty’s markets as well as leverage WSFS’ operating platform. In addition, the acquisition of Penn Liberty will strengthen the breadth of WSFS’ loan products and capabilities. The WSFS board of directors approved the merger agreement after WSFS’ senior management discussed with the WSFS board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Penn Liberty. The WSFS board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The WSFS board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Board of Directors of WSFS After the Merger

The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger, except that at the effective time of the merger, the number of directors constituting the WSFS board of directors immediately prior to the effective time of the merger will be increased by one and Patrick J. Ward will be appointed to the WSFS board of directors. Mr. Ward will also be appointed to the WSFS Bank board of directors. Information about the current WSFS directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page [            ]. Set forth below is a description of the principal occupation and business experience of Patrick J. Ward, Penn Liberty’s chairman and chief executive officer, who will become a director and executive officer of WSFS following completion of the merger.

Patrick J. Ward has served as the chairman of the board and chief executive officer of Penn Liberty and Penn Liberty Bank since their organization in September 2004. Mr. Ward has over 31 years of banking industry experience and previously served as executive vice president of Citizens Bank of Pennsylvania from January 2003 until January 2004, overseeing and managing specialized industries, including government banking, professional banking and not-for-profit businesses in the Mid-Atlantic region, as well as the chairman and president of Citizens Bank in Delaware and a member of the Citizens Financial Group Executive Policy

Committee. Mr. Ward previously served as president and chief executive of Commonwealth Bancorp, Inc., the holding company for Commonwealth Bank in Norristown, Pennsylvania, until its acquisition by Citizens Bank in January 2003. He joined Commonwealth in 1992 as senior vice president and chief financial officer. Under Mr. Ward’s leadership, Commonwealth grew to $1.8 billion in assets with 61 branches throughout eastern Pennsylvania and was sold to Citizens Financial Group for approximately $500 million in January 2003. Prior to joining Commonwealth, Mr. Ward held a variety of positions at Mellon Bank in Pittsburgh, Pennsylvania, including vice president and controller of Mellon Bank’s wholesale banking group and vice president and controller of its retail banking group.

Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation awarded to or paid to Mr. Ward by Penn Liberty or its subsidiaries for services rendered in all capacities during the year ended December 31, 2015. No restricted stock awards or options were granted to Mr. Ward during 2015, and no above-market or preferential earnings were accrued with respect to Mr. Ward’s account balance under Penn Liberty’s nonqualified deferred compensation plan.

Name	Year	Salary	Bonus	All Other Compensation(1)	Total
Patrick J. Ward	2015	$294,564	$51,800	$568,114	$914,528

(1)	Represents the sum of the following items: (a) the prepayment of $500,000 severance to Mr. Ward in December 2015 for tax planning purposes, (b) the contribution by Penn Liberty of $44,185 to Penn Liberty’s nonqualified deferred compensation plan, representing 15% of Mr. Ward’s salary for 2015, (c) $14,150 of lease costs with respect to the automobile provided to Mr. Ward, (d) $9,442 of club dues, and (e) $337 of life insurance premiums for the benefit of Mr. Ward.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth information concerning outstanding equity awards held by Patrick J. Ward as of December 31, 2015. Penn Liberty does not maintain an equity incentive plan that provides for payments based upon achievement of goals.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)
Name	Exercisable	Unexercisable(1)
Patrick J. Ward	12,000	—	$12.00	12/19/2006	823	$17,900
	14,250	—	11.36	12/18/2017
	6,834	—	6.57	12/16/2018
	51,300	—	10.00	10/25/2019
	3,334	—	8.98	12/13/2021
	9,000	—	9.62	12/18/2022
	5,333	2,667	11.07	12/17/2023
	777	1,556	11.07	4/17/2024
	2,666	5,334	12.36	12/16/2024

(1)	The grants of options generally vest at the rate of one-third per year over three years from the date of grant.
(2)	Based upon the fair market value on the date of grant.
(3)	The restricted stock grant vests at the rate of 25% per year over four years form the date of grant. The amount shown became fully vested in January 2016.
(4)	Based upon a fair market value of $21.75 per share for the Penn Liberty common stock as of December 31, 2015.

Interests of Penn Liberty’s Directors and Executive Officers in the Merger

In considering the recommendations of the Penn Liberty board of directors that Penn Liberty shareholders vote to approve the merger proposal, Penn Liberty shareholders should be aware that Penn Liberty directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Penn Liberty. The Penn Liberty board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Employment Agreements for Penn Liberty Executive Officers

Penn Liberty previously had entered into employment agreements, or the Penn Liberty employment agreements, with Patrick Ward, Chairman and Chief Executive Officer of Penn Liberty, Brian Zwaan, President and Chief Operating Officer of Penn Liberty, David Griest, Executive Vice President and Chief Information Officer of Penn Liberty, Ted Aicher, Executive Vice President and Chief Financial Officer of Penn Liberty, and Al Jones, Executive Vice President for Commercial Real Estate Lending of Penn Liberty. The Penn Liberty employment agreements provide generally that, if the executive’s employment is terminated in connection with or following a change in control, either by Penn Liberty other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions taken by Penn Liberty, then the executive would be entitled to receive a cash severance amount equal to three times (or two times for Messrs. Aicher and Jones) the executive’s highest annual compensation. In addition, the executive would be entitled to receive continued coverage under all group, life, health and accident and disability insurance offered by Penn Liberty for two years following the termination date (or, for Mr. Jones, for the remaining term of his employment agreement), as well as a cash amount equal to the projected cost to Penn Liberty of providing benefits to the executive for two years (or, for Mr. Jones, for the remaining term of his employment agreement) pursuant to any other employee benefits plans, programs or arrangements offered by Penn Liberty in which the executive is entitled to participate prior to the termination date (excluding Penn Liberty stock option and restricted stock plans and retirement plans and other amounts already included in the executive’s highest annual compensation). If these executives terminated employment immediately upon the merger under circumstances that entitled them to receive their severance benefits, Mr. Ward would receive cash severance benefits equal to $1,404,032, Mr. Zwaan would receive cash severance benefits equal to $1,358,036, Mr. Griest would receive cash severance benefits equal to $783,122, Mr. Aicher would receive cash severance benefits equal to $513,630, and Mr. Jones would receive cash severance benefits equal to $506,071.

In connection with the merger and as part of tax planning, Penn Liberty prepaid in December 2015 a portion of the cash severance payable to Messrs. Ward, Zwaan and Griest, pursuant to the Penn Liberty employment agreements, in the amounts of $500,000 for Mr. Ward, $500,000 for Mr. Zwaan and $285,000 for Mr. Griest. At the effective time of the merger, Penn Liberty will make lump sum cash payments to Mr. Griest in the amount of $498,122 and to Mr. Aicher in the amount of $513,630, pursuant to the Penn Liberty employment agreements. Following the effective time of the merger, WSFS will provide Messrs. Griest and Aicher with the insurance benefits required by the Penn Liberty employment agreements. In addition, Messrs. Ward, Zwaan and Jones will receive cash payments following the merger as described below under “- Employment and Engagement with WSFS Following the Merger.”

Service as a Director of WSFS

At the effective time of the merger, pursuant to the merger agreement, Mr. Ward will be appointed to the boards of directors of WSFS and WSFS Bank. As a member of the boards of directors of WSFS and WSFS Bank, Mr. Ward will be entitled to receive the same compensation as the other members of the boards of directors of WSFS and WSFS Bank.

Options to Acquire Penn Liberty Common Stock

Under the merger agreement, at the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plan held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be converted into an option to purchase WSFS common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of WSFS common stock issuable upon exercise of such option based on the exchange ratio.

The following table quantifies the potential estimated value of the equity acceleration that Penn Liberty’s executive officers may receive in connection with the merger. None of the non-employee directors of Penn Liberty hold any unvested equity awards. The table does not include the values associated with unvested options that are scheduled to vest prior to the expected effective time of the merger in the third quarter of 2016 or the values associated with currently vested options.

	Accelerated Stock Options
	Aggregate Number of Stock Options Subject to Acceleration	Aggregate Value of Accelerated Stock Options ($)(1)
Executive Officers
Patrick Ward	8,780	$86,890
Brian Zwaan	8,780	$86,890
David Griest	2,751	$27,230
Ted Aicher	2,417	$23,663
Al Jones	2,417	$23,663

(1)	To estimate the incremental value of the accelerated Penn Liberty common stock options, the aggregate number of shares of Penn Liberty common stock issuable upon exercise of the options subject to acceleration is multiplied by $21.75 per share less the exercise price of the applicable option. Because the options held by the employees of Penn Liberty who become employees of WSFS following the effective time of the merger will be converted into options to purchase shares of WSFS common stock based upon the exchange ratio, the value of such options upon completion of the merger may be higher or lower than the amounts shown in the above table.

Penn Liberty 2016 Bonuses

At the effective time of the merger, Penn Liberty will pay bonuses to the Penn Liberty executive officers for 2016 services on a pro-rata basis, with the maximum amount of such bonuses to be $824,000 on an annualized basis.

Contribution to Penn Liberty 2016 Nonqualified Deferred Compensation Plan

At the effective time of the merger, Penn Liberty will make a prorated contribution for 2016 to its nonqualified deferred compensation plan and the related trust agreement in an amount equal to 15% of the salary for each of Messrs. Ward, Zwaan and Griest for the period between January 1, 2016 through and including the effective time of the merger.

Employment and Engagement with WSFS Following the Merger

Pursuant to employment agreements entered into by WSFS and each of Messrs. Ward, Zwaan and Jones, or the WSFS employment agreements, which will become effective at the effective time of the merger, Mr. Ward will join WSFS as Executive Vice President and Pennsylvania Market President, Mr. Zwaan will join WSFS as Senior Vice President, Director of Commercial Lending, Pennsylvania Market and Mr. Jones, Executive Vice

President for Commercial Real Estate Lending of Penn Liberty, will join WSFS as Senior Vice President, Commercial Real Estate. The WSFS employment agreements provide that Mr. Ward will receive an annual salary of $315,000 and a target cash bonus of 40% of his base salary, Mr. Zwaan will receive an annual salary of $260,000 and a target cash bonus of 25% of his base salary and Mr. Jones will receive an annual salary of $202,400 and a target cash bonus of 20% of his base salary. Messrs. Ward, Zwaan and Jones will also be eligible to participate in the WSFS equity plan.

The WSFS employment agreements also provide for retention bonuses and severance benefits for Messrs. Ward, Zwaan and Jones. Messrs. Ward and Zwaan will each receive two retention bonus payments in the amounts of $452,016 for Mr. Ward and $429,018 for Mr. Zwaan, within 10 business days of the effective time of the merger and on the first anniversary of the effective time of the merger if they have been continuously employed by WSFS through such date. Mr. Jones will receive a retention bonus payment of $337,381 within 10 business days of the effective time of the merger and $168,690 on the first anniversary of the effective time of the merger if he has been continuously employed by WSFS through such date. Messrs Ward, Zwaan and Jones are each entitled to receive their annual salary and premiums paid for customary benefits for two years after the effective time of the merger if any of them is terminated by WSFS without cause or resigns for good reason prior to the second anniversary date of the effective time of the merger. Messrs. Ward, Zwaan and Jones will be eligible to participate in WSFS’ 401(k) and health insurance plans and in such other employee benefit plans and programs as are generally made available to other WSFS employees. The WSFS employment agreements include customary non-compete and non-solicit covenants.

Indemnification and Insurance

The merger agreement requires WSFS to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger Penn Liberty’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of Penn Liberty prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, WSFS, or Penn Liberty, in consultation with WSFS, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance. See “The Merger Agreement—Covenants and Agreements—D&O Indemnification and Insurance” beginning on page [            ].

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Patrick J. Ward, assuming that (1) a change in control of Penn Liberty will occur in the third quarter of 2016 upon completion of the merger, and (2) the value of the Stock Consideration is $21.75 per share, which is the fixed value of the Cash Consideration. The amounts below are based on multiple assumptions that may not actually occur. Additionally, the projected costs of the insurance benefits in the Perquisites/Benefits column will vary depending on the date the merger is completed and the then current cost of the insurance premiums. As a result, the actual amounts, if any, received by Mr. Ward may differ in material respects from the amounts shown below. Because Mr. Ward is not entitled to any pension or nonqualified deferred compensation benefit enhancements and is not expected to receive any tax reimbursement, the columns with respect to such benefits have been omitted from the following table.

Name	Golden Parachute Compensation
	Cash($)(1)	Equity($)(2)	Perquisites/ Benefits($)(3)	Total($)(4)
Patrick J. Ward	$1,404,032	$86,890	$18,115	$1,509,037

(1)

Represents the sum of (a) $500,000 paid to Mr. Ward by Penn Liberty in December 2015 for tax planning purposes, (b) $452,016 to be paid to Mr. Ward by WSFS within 10 business days following the effective time of the merger, and (c) $452,016 to be paid to Mr. Ward by WSFS on the first anniversary of the effective time of the merger if Mr. Ward has been continuously employed by WSFS through such date. While Mr. Ward’s employment agreement with Penn Liberty provides for a lump sum cash severance payment upon a termination of employment concurrently with or following completion of the merger (i.e., a double-trigger arrangement), Mr. Ward’s employment agreement with WSFS provides that he will receive the above amounts as a retention bonus if he remains employed. As a result, the cash payments may be deemed to be a single-trigger arrangement.
(2)	Represents the value of the unvested options held by Mr. Ward, based on the difference between the assumed Stock Consideration of $21.75 per share and the exercise price per share of the unexercised options. All of the unvested options will become fully vested upon completion of the merger. This accelerated vesting is considered to be a single-trigger arrangement. Excludes the value of Mr. Ward’s vested options. The merger agreement provides that options held by each employee of Penn Liberty who becomes an employee of WSFS following the effective time of the merger will be converted into options to purchase shares of WSFS common stock, with the number of shares subject to each option and the per share exercise price to be adjusted based upon the exchange ratio. The value of the Stock Consideration upon completion of the merger could be higher or lower than $21.75 per share.
(3)	In the event Mr. Ward’s employment is terminated either by WSFS without cause, by Mr. Ward for good reason or due to disability or death during the first two years following completion of the merger, WSFS has agreed to pay 100% of the premiums for the health and dental insurance for Mr. Ward and his dependents and 100% of the premiums for life and disability insurance (or a lump sum cash payment equal to the projected cost of such insurance), in each case until the earlier of the second anniversary of the effective time of the merger or the date that Mr. Ward obtains subsequent full-time employment with another employer that entitles him to substantially similar benefits. The amount shown in the table represents the projected cost of providing such insurance benefits for the maximum two-year period. The projected costs assume the insurance premiums increase by 10% each year, and the amounts have been discounted to present value based on IRS discount rates in effect for January 2016, which rates will also be updated to reflect the rates in effect for the month in which the merger is completed. The continuation of such insurance benefits is deemed to be a double-trigger arrangement.
(4)	This column includes $1,490,922 which may be deemed to be attributable to a single-trigger arrangement and $18,115 which may be deemed to be attributable to a double-trigger arrangement. The amount in this column excludes the value of Mr. Ward’s vested options and the value of his vested benefits under Penn Liberty’s 401(k) plan and nonqualified deferred compensation plan. If the payments and benefits to Mr. Ward would constitute a parachute payment under Section 280G of the Internal Revenue Code, then his employment agreement with WSFS preserves his right under his current employment agreement with Penn Liberty to be reimbursed for any resulting excise taxes payable by him, plus such additional amount as may be necessary to compensate him for the payment of federal, state and local income, excise and other employment-related taxes on the additional payments. Based upon the various assumptions made, no excise tax reimbursements or gross-up payments to Mr. Ward are expected to be required.

Public Trading Markets

WSFS common stock is listed on the NASDAQ Global Select market under the symbol “WSFS”. Penn Liberty common stock is not listed on any stock exchange or quoted on interdealer quotation system. The newly issued WSFS common stock issuable pursuant to the merger agreement will be listed on the NASDAQ Global Select Market and freely transferable under the Securities Act.

NASDAQ Listing of WSFS Common Stock

Before the effective time of the merger, WSFS has agreed to use its reasonable best efforts to cause the shares of WSFS common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market. The listing of the shares of WSFS common stock is also a condition to the consummation of the merger.

Regulatory Approvals Required for the Merger

WSFS and Penn Liberty have agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will WSFS be required to accept any new restriction or condition on WSFS or its subsidiaries which is materially and unreasonably burdensome on WSFS’ business or on the business of Penn Liberty or its subsidiaries following the effective time of the merger or which would reduce the economic benefits of the transactions contemplated by the merger agreement to WSFS to such a degree that WSFS would not have entered into the merger agreement had such condition or restriction been known to it on the date of the merger agreement, which is referred to as a burdensome condition. These approvals include approval from the OCC, among others. WSFS and Penn Liberty have filed, or are in the process of filing, the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Office of the Comptroller of the Currency. Simultaneously with the merger, WSFS intends to merge Penn Liberty Bank with and into WSFS Bank, with WSFS Bank as the surviving entity. Consummation of the bank subsidiary merger is subject to receipt of the approval of the OCC under the Bank Merger Act. Application for approval of the bank subsidiary merger will be subject to a 30-day public notice and comment period, as well as review and approval by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks, the convenience and needs of the community to be served, the banks’ effectiveness in combating money-laundering activities as well as the import of the transaction on financial stability. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank subsidiary merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. In addition, WSFS Bank intends to declare and pay a capital distribution to WSFS to facilitate WSFS’ payment of the Cash Consideration to Penn Liberty shareholders. Payment of this capital distribution is subject to review and approval by the OCC and non-objection by the Federal Reserve Bank of Philadelphia.

Federal Reserve. The merger of WSFS with Penn Liberty represents WSFS’ acquisition of a bank holding company. Under the Home Owners’ Loan Act of 1933, as amended, prior approval of the Federal Reserve is generally required prior to any company or entity acquiring an existing bank holding company, like Penn Liberty. There are, however, certain exceptions from this prior approval requirement, including an exception for transactions involving simultaneous mergers approved by a federal banking agency under the Bank Merger Act, where certain conditions are met. WSFS plans to provide a letter filing to the Federal Reserve Bank of Philadelphia in advance of the merger explaining how the parties and the merger meet the requirements for the exception and request that the Federal Reserve Bank of Philadelphia waive the prior approval requirement. In the event that the Federal Reserve Bank of Philadelphia determines that either the parties or the merger does not qualify for this exception to the prior approval requirement of the Home Owners’ Loan Act, we will be required to file an application with the Federal Reserve Bank of Philadelphia formally requesting approval of the merger.

Pennsylvania Department of Banking and Securities. Under Pennsylvania law, we are required to obtain approval of the Department for WSFS to acquire Penn Liberty Bank, and to provide notice to the Department regarding the bank subsidiary merger.

Timing. We cannot assure you that all of the regulatory approvals and waivers described above will be obtained and, if obtained, we cannot assure you as to the timing of any such regulatory determinations, our ability to obtain the approvals and waivers on satisfactory terms or the absence of any litigation challenging such approvals or waivers. We also cannot assure you that any third party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

WSFS and Penn Liberty believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on WSFS or Penn Liberty. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

We are not aware of any material governmental approvals, waivers or actions that are required for consummation of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals, waivers or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Dissenters’ Appraisal Rights

General. Under Subchapter D of Chapter 15 of the PBCL, Penn Liberty shareholders will have dissenters’ appraisal rights in connection with the merger, meaning that Penn Liberty shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in the event we complete the merger. To exercise dissenters’ appraisal rights, Penn Liberty shareholders must strictly follow the procedures prescribed by Subchapter D of Chapter 15 of the PBCL, which is attached to this proxy statement/prospectus as Annex II. Holders of shares of Penn Liberty common stock are encouraged to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in the loss of dissenters’ appraisal rights. This discussion is qualified in its entirety by reference to the applicable dissenters’ appraisal rights provisions of Pennsylvania law. You are advised to consult legal counsel if you are considering the exercise of your dissenters’ appraisal rights.

Before the day of the Penn Liberty special meeting, send any written notice or demand required concerning your exercise of dissenters’ appraisal rights to:

Penn Liberty Financial Corp.

724 West Lancaster Avenue

Wayne, Pennsylvania 19087

Attention: Ted Aicher, Corporate Secretary

Fair Value. The term “fair value” means the value of a share of Penn Liberty common stock immediately before the day of completion of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent. If you wish to dissent, you must:

•	Prior to the vote of shareholders on the merger at the Penn Liberty special meeting, file a written notice with Penn Liberty of your intention to demand payment of the fair value of your shares of Penn Liberty common stock if the merger is consummated. A vote against approval of the merger at the Penn Liberty special meeting does not satisfy the necessary written notice of intention to dissent;

•	Make no change in your beneficial ownership of Penn Liberty common stock from the date you give notice through the day of completion of the merger; and

•	Refrain from voting your shares of Penn Liberty common stock to approve the merger (a failure to vote against the merger, however, will not constitute a waiver of dissenters’ appraisal rights).

Penn Liberty shareholders considering exercising dissenters’ appraisal rights should recognize that the fair value could be more than, the same as or less than the Merger Consideration that they are to receive under the terms of the merger agreement if they do not exercise dissenters’ appraisal rights with respect to their shares of Penn Liberty common stock. The fairness opinion delivered to the Penn Liberty board of directors by Penn Liberty’s financial advisor does not address fair value under the PBCL.

Notice to Demand Payment. If the merger is approved by the required vote of Penn Liberty shareholders, Penn Liberty will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the merger. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the PBCL. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc. You must take each step in the order above and in strict compliance with the PBCL to maintain your dissenters’ appraisal rights. If you fail to follow these steps, you will lose your dissenters’ appraisal rights and your shares of Penn Liberty common stock will be deemed to have been converted at the effective time of the merger into the right to receive the Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions pursuant to the merger agreement.

Payment of Fair Value of Shares. Promptly after the approval of the merger by the Penn Liberty shareholders, or upon timely receipt of demand for payment if the merger already has taken place, WSFS, as successor to Penn Liberty, will send dissenters who have deposited their stock certificates the amount that Penn Liberty (or WSFS) estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

•	A closing balance sheet and statement of income of Penn Liberty for a fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of Penn Liberty’s (or WSFS’) estimate of the fair value of the shares of Penn Liberty common stock; and

•	A notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of Subchapter D of Chapter 15 of the PBCL.

If Penn Liberty (or WSFS) does not remit the amount of its estimate of the fair value of the shares of Penn Liberty as provided above, it will return all stock certificates that have been deposited. Penn Liberty (or WSFS) may make a notation on any such certificate that a demand for payment has been made. If shares of Penn Liberty common stock with respect to which notation has been so made are transferred, a transferee of such shares of Penn Liberty common stock will not acquire by such transfer any rights in Penn Liberty other than those that the original dissenter had after making demand for payment.

Estimate by Dissenter of Fair Value of Shares. If a dissenter believes that the amount stated or remitted by Penn Liberty (or WSFS) is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to Penn Liberty (or WSFS), which will be deemed a demand for payment of the amount of the deficiency. If Penn Liberty (or WSFS) remits payment or sends notice to the dissenter of the estimated value of a dissenters’ shares and the dissenter does not file his or her own estimate within 30 days after the mailing by Penn Liberty (or WSFS) of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by Penn Liberty (or WSFS).

Valuation Proceeding. If any demands for payment remain unsettled within 60 days after the latest to occur of (1) the effective time of the merger, (2) timely receipt by Penn Liberty of any demands for payment, or (3) timely receipt by Penn Liberty (or WSFS) of any estimates by dissenters of the fair value, then Penn Liberty (or WSFS) may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, will be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter. If a dissenter is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares of Penn Liberty common stock of is found to exceed the amount, if any, previously remitted, plus interest. Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.

If Penn Liberty (or WSFS) fails to file the application, then any dissenter may file an application in the name of Penn Liberty at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares of Penn Liberty common stock. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value and may be higher or lower than the consideration payable to Penn Liberty shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid Penn Liberty’s (or WSFS’) estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

WSFS and Penn Liberty intend to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then Penn Liberty (or WSFS) intends to file an application requesting that the fair value of the stock be determined by the court.

Costs and Expenses. The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against WSFS, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Penn Liberty and in favor of any or all dissenting shareholders if Penn Liberty failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either Penn Liberty or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D of Chapter 15 of the PBCL. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against Penn Liberty, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares of Penn Liberty common stock for any purpose and are not entitled to receive payment of dividends or other distributions on their shares of Penn Liberty common stock.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex I and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the Penn Liberty board of directors and the WSFS board of directors has approved the merger agreement, which provides for the merger of Penn Liberty with and into WSFS, with WSFS continuing as the surviving corporation.

The Merger Consideration

As a result of the merger, each share of Penn Liberty common stock issued and outstanding immediately prior to the merger will be converted, at the election of the shareholder, into the right to receive either (1) the Cash Consideration, or (2) the Stock Consideration, and together with the Cash Consideration, we refer to as the Merger Consideration. Each holder of Penn Liberty common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Penn Liberty common stock. All such elections are subject to adjustment on a pro rata basis.

Fractional Shares

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a Penn Liberty shareholder who otherwise would have been entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of WSFS common stock to which the holder would otherwise be entitled by $21.75.

Proration

The merger agreement provides that the aggregate amount of the Cash Consideration that holders of Penn Liberty common stock are entitled to receive is the Maximum Cash Contribution. As a result, all elections may be subject to proration depending on the elections made by other holders of Penn Liberty common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 40% of the shares of Penn Liberty common stock are treated as Cash Election Shares and approximately 60% of the shares of Penn Liberty common stock are treated as Stock Election Shares.

For example, if the aggregate Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Treatment of Penn Liberty Stock Options

At the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plan that is not held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be canceled and converted into the right to receive from WSFS a cash payment equal to the product of (1) the total number of shares of Penn Liberty common stock subject to such option, and (2) the difference, if positive, between $21.75 and the exercise price per share of such option. Any such option with an exercise price per share that equals or exceeds $21.75 will be canceled at the effective time with no consideration paid to the option holder therefor.

At the effective time of the merger, each option granted by Penn Liberty to purchase shares of Penn Liberty common stock under Penn Liberty’s equity plan held by a Penn Liberty employee who will become a WSFS employee at the effective time of the merger will fully vest and be converted into an option to purchase WSFS common stock on the same terms and conditions as were applicable prior to the merger, subject to adjustment of the exercise price and the number of shares of WSFS common stock issuable upon exercise of such option based on the exchange ratio.

Treatment of Penn Liberty RRP Awards

At the effective time of the merger, each outstanding and unvested award previously granted under the Penn Liberty RRP will become fully vested and be converted into the right to receive the Merger Consideration for the vested shares of Penn Liberty common stock in accordance with the merger agreement.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, WSFS’ certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of WSFS as the surviving corporation of the merger, until thereafter amended in accordance with their respective terms and applicable law. The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger, except that at the effective time of the merger, the number of directors constituting the WSFS board of directors immediately prior to the effective time of the merger will be increased by one and Patrick J. Ward will be appointed to the WSFS board of directors.

Bank Subsidiary Merger

Simultaneously with the effective time of the merger, Penn Liberty Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving corporation of the merger.

Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable laws). See “—Conditions to Consummation of the Merger” beginning on page [            ].

The merger will become effective on the date and at the time specified in the statement of merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania and in the certificate of merger to be filed with the Secretary of State of the State of Delaware. In the merger agreement, we have agreed to cause the effective time of the merger to occur on the third business day following the satisfaction or waiver (subject to applicable laws) of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur in the third quarter of 2016, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Penn Liberty common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will exchange certificates representing shares of Penn Liberty common stock for the Merger Consideration to be received pursuant to the merger agreement.

Form of Election/Letter of Transmittal

WSFS shall appoint an exchange agent reasonably acceptable to Penn Liberty, for the purpose of receiving elections and exchanging shares of Penn Liberty common stock for the Merger Consideration, pursuant to an exchange agent agreement entered into between WSFS and the exchange agent. Each holder of Penn Liberty common stock issued and outstanding shall have the right, subject to certain limitations set forth in the merger agreement, to submit an election as to the type of Merger Consideration they would like to receive on or prior to 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that is five business days prior to the anticipated effective time of the merger, which date is referred to as the election deadline. WSFS shall issue a press release announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

Each holder of Penn Liberty common stock may specify in a form of election/letter of transmittal, (1) the number of shares of Penn Liberty common stock owned by such holder with respect to which such holder desires to make a Stock Election, (2) the number of shares of Penn Liberty common stock owned by such holder with respect to which such holder desires to make a Cash Election, and (3) the number of shares of Penn Liberty common stock owned by such holder with respect to which such holder desires to make no election.

A form of election/letter of transmittal will be prepared by WSFS in a form reasonably acceptable to Penn Liberty which shall be mailed or delivered to record holders of Penn Liberty common stock as of the record date for the Penn Liberty special meeting not more than 40 business days and not less than 20 business days prior to the anticipated effective time of the merger or on such other date as WSFS and Penn Liberty may mutually agree.

Any holder of Penn Liberty common stock may, at any time prior to the election deadline, change or revoke his or her election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election/letter of transmittal or by withdrawal prior to the election deadline of his or her certificates representing shares of Penn Liberty common stock, or of the guarantee of delivery of such certificates, previously deposited with the exchange agent. If a form of election is revoked prior to the election deadline, unless a subsequent properly completed form of election, together with the revoking holder’s certificates representing shares of Penn Liberty common stock and related transmittal materials, is submitted and actually received by the exchange agent by the election deadline, the shares of Penn Liberty common stock covered by such revoked form of election shall deemed to be Non-Electing Shares and WSFS shall cause such certificates to be promptly returned to such holder without charge. Subject to the terms of the exchange agent agreement and the merger agreement, the exchange agent shall have reasonable discretion to determine if any election is not properly made with respect to any shares of Penn Liberty common stock (neither WSFS nor Penn Liberty nor the exchange agent being under any duty to notify any holder of Penn Liberty common stock of any such defect); in the event the exchange agent makes such a determination, such election shall be deemed to be not in effect, and the shares of Penn Liberty common stock covered by such election shall be deemed to be Non-Electing Shares, unless a proper election is thereafter timely made with respect to such shares. After the effective time of the merger, there will be no further transfers on the stock transfer books of Penn Liberty.

Withholding

WSFS and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any Penn Liberty shareholder the amounts, if any, it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to Penn Liberty shareholders in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by WSFS on WSFS common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Penn Liberty common stock certificates in accordance with the merger agreement.

Dissenters’ Appraisal Rights

Under Subchapter D of Chapter 15 of the PBCL, Penn Liberty shareholders will have dissenters’ appraisal rights in connection with the merger. To exercise dissenters’ appraisal rights, Penn Liberty shareholders must strictly follow the procedures prescribed by the PBCL. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page [            ], and Subchapter D of Chapter 15 of the PBCL is attached to this proxy statement/prospectus as Annex II. If any dissenting Penn Liberty shareholder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Subchapter D of Chapter 15 of the PBCL, or a court of competent jurisdiction determines that such dissenting Penn Liberty shareholder is not entitled to the relief provided by Subchapter D of Chapter 15 of the PBCL, then the shares of Penn Liberty common stock held by such dissenting Penn Liberty shareholder shall be deemed to have been converted at the effective time of the merger into the right to receive the Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions pursuant to the merger agreement.

Representations and Warranties

In the merger agreement, Penn Liberty has made customary representations and warranties to WSFS with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of Penn Liberty and Penn Liberty Bank;

•	Penn Liberty’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote at the Penn Liberty special meeting) and the enforceability of the merger agreement against Penn Liberty in accordance with its terms;

•	the absence of conflicts with or breaches of Penn Liberty’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of Penn Liberty and Penn Liberty Bank, including in particular the number of shares of Penn Liberty common stock and Penn Liberty Bank common stock issued and outstanding;

•	Penn Liberty has no subsidiaries other than Penn Liberty Bank and indirect ownership through Penn Liberty Bank of Longview Real Estate, Inc. and Penn Liberty Wealth Advisors, Inc.

•	reports filed with regulatory authorities;

•	financial matters;

•	the absence of undisclosed liabilities;

•	the absence since December 31, 2014 of an event that has had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Penn Liberty and the conduct by Penn Liberty and its subsidiaries of their respective businesses in the ordinary and usual course of business consistent with past practice since December 31, 2014;

•	tax matters;

•	the assets of Penn Liberty and its subsidiaries;

•	intellectual property and privacy matters;

•	environmental matters;

•	compliance with laws, orders and permits;

•	compliance with the Community Reinvestment Act of 1977, which is referred to as the Community Reinvestment Act, and the regulations promulgated thereunder;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	labor relations;

•	matters relating to employee benefit plans and ERISA;

•	matters with respect to certain of Penn Liberty’s contracts;

•	derivative transactions entered into for the account of Penn Liberty and its subsidiaries;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC since January 1, 2012;

•	investment securities;

•	the accuracy of the information supplied by Penn Liberty in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•	receipt by the Penn Liberty board of directors of the fairness opinion from Sandler O’Neill;

•	the lack of action by Penn Liberty that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	loan matters;

•	deposits;

•	allowance for loan and lease losses;

•	insurance matters;

•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

•	the absence of undisclosed brokers’ fees and expenses;

•	affiliate transactions; and

•	neither Penn Liberty nor any subsidiary being required to register with the SEC as an investment advisor or broker-dealer, or conducting insurance operations

In the merger agreement, WSFS made customary representations and warranties to Penn Liberty with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of WSFS;

•	WSFS’ authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against WSFS in accordance with its terms;

•	the absence of conflicts with or breaches of WSFS’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	WSFS’ capitalization, including in particular the number of shares of WSFS common stock issued and outstanding;

•	WSFS’ SEC filings since December 31, 2012, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the absence since December 31, 2014 of a material adverse effect on WSFS;

•	tax matters;

•	compliance with laws, orders and permits;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC since December 31, 2012;

•	the accuracy of the information supplied by WSFS in this proxy statement/prospectus;

•	ownership of Penn Liberty common stock; and

•	the absence of undisclosed brokers’ fees and expenses.

Many of the representations and warranties in the merger agreement made by Penn Liberty and WSFS are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material to or have a material adverse effect on Penn Liberty or WSFS, as applicable).

Under the merger agreement, a material adverse effect is defined, with respect to a party, as any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (1) prevents or materially impairs the ability of a party to timely consummate the transactions contemplated by the merger agreement, or (2) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole, but does not include effects to the extent resulting from the following (except, in certain instances, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;

•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to the Penn Liberty, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;

•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex I are included solely to provide investors with information regarding the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The foregoing discussion is qualified in its entirety by reference to the merger agreement. The merger agreement contains representations and warranties by WSFS and Penn Liberty, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WSFS, Penn Liberty or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WSFS’ public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that WSFS publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page [            ].

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time of the Merger. Penn Liberty has agreed that, prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of WSFS has been obtained, it will, and will cause its subsidiaries to, (1) operate its business only in the usual, regular and ordinary course, consistent with past practice, (2) use its reasonable best efforts to preserve intact its business organization and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) take no action that would reasonably be expected to impede or materially delay the receipt of any required regulatory approvals, the consummation of the transactions contemplated by the merger agreement or performance of Penn Liberty’s covenants and agreements in the merger agreement.

Additionally, Penn Liberty has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of WSFS has been obtained (which consent WSFS may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, Penn Liberty will not, and will not permit any of its subsidiaries to, undertake the following actions or commit to undertake the following actions:

•	amend Penn Liberty’s articles of incorporation or bylaws or other governing documents of any of its subsidiaries;

•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Penn Liberty to Penn Liberty Bank incurred in the ordinary course of business consistent with past practice);

•	repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the merger agreement, in connection with the exercise of Penn Liberty stock options or the vesting of restricted stock awards), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Penn Liberty or any of its subsidiaries, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Penn Liberty common stock (other than dividends or distributions from Penn Liberty Bank to Penn Liberty and dividends with respect to Penn Liberty Series C preferred stock) or other equity interests;

•	except upon the exercise of outstanding Penn Liberty stock options, issue, grant sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Penn Liberty common stock or any other capital stock of Penn Liberty or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity rights;

•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Penn Liberty or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Penn Liberty common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of Penn Liberty or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Penn Liberty or a wholly owned subsidiary of Penn Liberty), or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course of business consistent with past practice;

•

(1) except for purchases of investment securities in the ordinary course of business consistent with past practice, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than Penn Liberty Bank, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Penn Liberty), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•	(1) grant any increase in compensation or benefits to the employees or officers of Penn Liberty or any of its subsidiaries, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Penn Liberty), in the ordinary course consistent with past practice that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement, or (B) as required by law, (2) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to Penn Liberty’s benefit plans in effect on the date of the merger agreement and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the plan without the exercise of any upward discretion, (3) enter into, amend or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of Penn Liberty or any of its subsidiaries, (4) grant any increase in fees or other increases in compensation or other benefits to directors of Penn Liberty or any of its subsidiaries, (5) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or authorize cash payments in exchange for any equity rights, (6) fund any rabbi trust or similar arrangement, (7) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, or (8) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000;

•	enter into, amend or renew any employment contract between Penn Liberty or any of its subsidiaries and any person having a salary thereunder in excess of $100,000 per year (unless such amendment is required by law) that Penn Liberty or its subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•	except as required by law or with the consent of WSFS, (1) adopt any new employee benefit plan of Penn Liberty or any of its subsidiaries or terminate or withdraw from, or amend, any Penn Liberty employee benefit plan, (2) make any distributions from such employee benefit plans, except as required by the terms of such plans, or (3) fund or in any other way secure the payment of compensation or benefits under any Penn Liberty employee benefit plan;

•	make any change in any tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in tax laws or regulatory accounting requirements or GAAP;

•	commence any litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Penn Liberty or any of its subsidiaries for money damages in excess of $100,000 or that would impose any restriction on the operations, business or assets of Penn Liberty or any of its subsidiaries, or (2) arising out of or relating to the transactions contemplated by the merger agreement;

•	enter into, renew, extend, modify, amend or terminate specified contracts;

•	enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

•	make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

•	except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (1) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, (2) its hedging practices and policies, or (3) insurance policies including materially reducing the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

•	cancel or release any material indebtedness owed to any person or any claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, or (2) as expressly required by the terms of any contracts in force at the date of the merger agreement;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

•	materially change or restructure its investment securities portfolio policy or its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

•	alter materially its interest rate or fee pricing policies with respect to depository accounts of Penn Liberty or Penn Liberty Bank or waive any material fees with respect thereto;

•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of Penn Liberty or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

•

make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Penn Liberty), except (1) new loans not in excess of $5,000,000, (2) loans or commitments for loans that have previously been approved by Penn Liberty prior to the date of the merger agreement not in excess of $5,000,000, (3) with respect to amendments or modifications that have previously been approved by Penn Liberty prior to the date of the merger agreement, amend or modify in any material respect any existing loan rated “special mention” or worse by Penn Liberty, as rated by Penn Liberty or by a regulatory authority of Penn Liberty, with total credit exposure not in excess of $1,500,000, or (4) with respect to any such actions that have previously been approved by Penn Liberty prior to the date of the merger agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Penn Liberty, in each case not in excess of $500,000; or

•	agree to take, make any commitment to take or adopt any resolutions of the Penn Liberty board of directors in support of any of the above prohibited actions.

WSFS has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of Penn Liberty has been obtained (which consent Penn Liberty may not unreasonably withhold, condition or delay) and except as otherwise expressly contemplated in the merger agreement, WSFS will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend WSFS’ certificate of incorporation or bylaws or other governing documents of WSFS or its significant subsidiaries in a manner that would adversely affect Penn Liberty or its shareholders relative to other holders of WSFS common stock;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that could reasonably be expected to impede or materially delay (1) the receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the merger agreement, or (2) the consummation of the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take or adopt any resolutions of the WSFS board of directors in support of, any of the above prohibited actions.

Regulatory Matters. WSFS and Penn Liberty have agreed to file all reports required to be filed with regulatory authorities between the execution of the merger agreement and the consummation of the merger contemplated thereby, and to deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the Federal Reserve, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the period then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

SBLF Redemption. Penn Liberty has agreed to use its reasonable best efforts, prior to the effective time of the merger, to redeem all of the issued and outstanding shares of Penn Liberty Series C preferred stock that have been issued to the United States Department of the Treasury as part of the Small Business Lending Fund program and to seek all regulatory approvals in connection with such redemption. In connection with the redemption of the Penn Liberty Series C preferred stock, WSFS and Penn Liberty will negotiate in good faith to enter into a loan agreement pursuant to which WSFS Bank will provide a loan to Penn Liberty in an aggregate principal amount of up to $10 million to fund a portion of the redemption price for the Penn Liberty Series C preferred stock.

Tax Matters. WSFS and Penn Liberty have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to take no action that would cause the merger not to so qualify.

Employee Matters. The merger agreement provides that employees of Penn Liberty or its subsidiaries generally will be eligible to receive benefits that are, as a whole, comparable to those provided to similarly situated WSFS employees. Additionally, employees of Penn Liberty or its subsidiaries generally will receive service credit based on their service with Penn Liberty or its subsidiaries for purposes of participation in the WSFS benefit plans and credit for covered expenses incurred prior to the effective time of the merger for purposes of satisfying deductibles and out-of-pocket expenses under health care plans.

Prior to the effective time of the merger, if requested by WSFS, Penn Liberty will (1) terminate the Penn Liberty 401(k) plan, and (2) cooperate with WSFS to amend, freeze, terminate or modify any other Penn Liberty benefit plan to the extent and in the matter determined by WSFS effective upon the effective time of the merger.

D&O Indemnification and Insurance. The merger agreement provides that for six years after the effective time of the merger, WSFS will indemnify, defend and hold harmless each of the present and former directors and officers of Penn Liberty and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and Penn Liberty’s governing documents in effect on the date of the merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation).

The merger agreement requires WSFS to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger Penn Liberty’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of Penn Liberty prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, WSFS, or Penn Liberty, in consultation with WSFS, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants. The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of WSFS common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Penn Liberty has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	approve, agree to, accept, endorse or recommend any acquisition proposal; or

•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

However, if prior to the Penn Liberty special meeting, Penn Liberty receives an unsolicited written acquisition proposal by any third party that did not result from or arise in connection with a breach of the non-solicitation provisions described above, Penn Liberty and its representatives may, prior to (but not after) the Penn Liberty special meeting, take the following actions if the Penn Liberty board of directors (or any committee thereof) has (1) determined, in its good faith judgment (after consultation with Penn Liberty’s financial advisors and outside legal counsel), that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action more likely than not would cause the Penn Liberty board of directors to violate its fiduciary duties under applicable law, and (2) obtained from such third party an executed confidentiality agreement containing terms at least as restrictive with respect to such third party as the terms of Penn Liberty’s confidentiality agreement with WSFS is with respect to WSFS (and such confidentiality agreement shall not provide such third party with any exclusive right to negotiate with Penn Liberty): (a) furnish information to (but only if Penn Liberty has provided such information to WSFS prior to furnishing it to such third party), and (b) enter into discussions and negotiations with, such third party with respect to such written acquisition proposal.

Penn Liberty has also agreed to promptly (but in no event more than 24 hours) following the receipt of any acquisition proposal, or any request for nonpublic information or any inquiry that could reasonably be expected to lead to an acquisition proposal, provide WSFS with written notice of its receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including the identity of the person making the acquisition proposal, request or inquiry), and to provide WSFS as promptly as practicable (but in no event more than 24 hours) with a copy of such acquisition proposal, if in writing, or a written summary of the material terms of such acquisition proposal, if oral. In addition, Penn Liberty has agreed to provide to WSFS all such information as is necessary to keep WSFS informed on a current basis in all material respects of all communications regarding such an acquisition proposal, request or inquiry (including material amendments or proposed material amendments thereto).

At any time prior to the Penn Liberty special meeting, if Penn Liberty has received a superior proposal (after giving effect to the terms of any revised offer by WSFS), the Penn Liberty board of directors may change its unanimous recommendation that the Penn Liberty shareholders adopt and approve the merger agreement, if the Penn Liberty board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action more likely than not would be a violation of the directors’ fiduciary duties under applicable law; provided, that the Penn Liberty board of directors may not take such action unless:

•	Penn Liberty has complied in all material respects with the terms of the merger agreement relating to such action;

•	Penn Liberty has provided prior written notice to WSFS at least four business days in advance of taking such action, which notice shall advise WSFS that the Penn Liberty board of directors has received a superior proposal and shall include a copy of such superior proposal;

•	during the four business days prior to taking such action, Penn Liberty has, and has caused its financial advisors and outside legal counsel to, negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute (in the judgment of the Penn Liberty board of directors) a superior proposal; and

•	the Penn Liberty board of directors has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by WSFS, if any, that such superior proposal remains a superior proposal.

Notwithstanding any change in the recommendation of the Penn Liberty board of directors of Penn Liberty that the Penn Liberty shareholders adopt and approve the merger agreement, the merger agreement will be submitted to the Penn Liberty shareholders for the purpose of voting on the adoption and approval of the merger agreement. In such event, the Penn Liberty board of directors may submit the merger agreement to the Penn Liberty shareholders without recommendation and communicate the basis for its lack of a recommendation to the Penn Liberty shareholders in this proxy statement/prospectus. In addition to the foregoing, Penn Liberty may not submit to the vote of its shareholders any acquisition proposal other than the merger unless the merger agreement is terminated in accordance with its terms.

Penn Liberty has agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to March 2, 2015, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an acquisition proposal and not to waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

For purposes of the merger agreement,

•	an “acquisition agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;

•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Penn Liberty or announced publicly to Penn Liberty shareholders and whether binding or non-binding) by any third party for an acquisition transaction;

•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving (1) any acquisition or purchase, direct or indirect, from Penn Liberty by any third party of 20 percent or more in interest of the total outstanding voting securities of Penn Liberty or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20 percent or more in interest of the total outstanding voting securities of Penn Liberty or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Penn Liberty or any of its subsidiaries pursuant to which the Penn Liberty shareholders immediately preceding such transaction hold less than 80 percent of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction, (2) any sale, lease, exchange, transfer, license, acquisition or disposition of 20 percent or more of the assets of Penn Liberty and its subsidiaries, taken as a whole, or (3) any liquidation or dissolution of Penn Liberty; and

•	“superior proposal” means any unsolicited bona fide written acquisition proposal with respect to which the Penn Liberty board of directors determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Penn Liberty shareholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by WSFS in response to such acquisition proposal)); provided, that for purposes of the definition of “superior proposal,” the references to “20 percent” and “80 percent” in the definitions of acquisition proposal and acquisition transaction are deemed to be references to “100 percent.”

Penn Liberty Special Meeting and Recommendation of Penn Liberty Board of Directors

Penn Liberty has agreed to hold a meeting of its shareholders for the purpose of voting upon adoption and approval of the merger agreement as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC. Penn Liberty will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders adopt and approve the merger agreement.

The Penn Liberty board of directors has agreed, subject to certain conditions in the merger agreement, to recommend that Penn Liberty shareholders vote in favor of adoption and approval of the merger agreement and to not withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) such recommendation in any manner adverse to WSFS, or take any action or make any public statement, filing or release inconsistent with such recommendation (which is referred to as a change in Penn Liberty’s recommendation).

Conditions to Consummation of the Merger

Our respective obligations to consummate the merger are subject to the fulfillment or waiver of the following conditions:

•	the adoption and approval by Penn Liberty shareholders of the merger agreement and the transactions contemplated thereby;

•	the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve, the OCC, the FDIC and the Department, and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on WSFS or Penn Liberty (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods; provided that no such required regulatory approval may impose a burdensome condition on WSFS;

•	the absence of any rule, regulation, law, judgment, injunction or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and the absence of any stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement;

•	the approval of the listing on the NASDAQ Global Select Market of the WSFS common stock to be issued in the merger;

•	receipt by each of WSFS and Penn Liberty of an opinion of Covington & Burling LLP as to certain tax matters; and

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards provided in the merger agreement, and the performance by the other party in all material respects of all agreements and covenants of such party under the merger agreement prior to the effective time of the merger (and the receipt by each party of a certificate from the other party to such effect).

In addition, WSFS’ obligation to consummate the merger is subject to the holders of not more than seven and one-half percent of the outstanding shares of Penn Liberty common stock having demanded, properly and in writing, appraisal for such shares under Subchapter D of Chapter 15 of the PBCL, or the waiver of such condition by WSFS.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time of the merger by mutual consent, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval and this denial has become final and nonappealable, or a regulatory authority has issued a final and nonappealable rule, regulation, law, judgment, injunction or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;

•	the Penn Liberty shareholders fail to adopt and approve the merger agreement and the transactions contemplated thereby at the Penn Liberty special meeting; or

•	the merger has not been completed by September 30, 2016, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by that date is not caused by the terminating party’s breach of the merger agreement.

In addition, WSFS may terminate the merger agreement if:

•	any of the conditions precedent described above to the obligations of WSFS to consummate the merger cannot be satisfied or fulfilled by the outside date, if the failure of such condition to be satisfied or fulfilled by such date is not a result of WSFS’ failure to perform, in any material respect, any of its material covenants or agreements contained in the merger agreement, or the material breach of any of its material representations or warranties contained in the merger agreement;

•	the Penn Liberty board of directors fails to recommend the merger and adoption and approval of the merger agreement by the Penn Liberty shareholders;

•	the Penn Liberty board of directors breaches its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to WSFS; or

•	the Penn Liberty board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the adoption and approval of the merger agreement by the Penn Liberty shareholders.

In addition, Penn Liberty may terminate the merger agreement if the price of WSFS common stock declines by more than 20% from $33.50 and underperforms an index of banking companies by more than 20% over a designated measurement period unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Penn Liberty common stock who are to receive the Stock Consideration in the merger.

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information, and (2) both WSFS and Penn Liberty will remain liable for any liability resulting from breaches by such party of the merger agreement.

Termination Fee

Penn Liberty will pay WSFS a $4.0 million termination fee if:

•	either WSFS or Penn Liberty terminates the merger agreement as a result of (1) denial of a requisite regulatory approval, a law or order permanently restrains, enjoins or prohibits the consummation of the merger or the failure of the Penn Liberty shareholders to adopt and approve the merger agreement, or (2) the merger having not been consummated by September 30, 2016, and at the time of such termination a third party has made and not withdrawn, or has publicly announced an intention to make and has not withdrawn, an acquisition proposal, and within six months of such termination Penn Liberty either consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction; or

•	WSFS terminates the merger agreement because the Penn Liberty board of directors has failed to recommend the adoption and approval of the merger agreement by the Penn Liberty shareholders, has breached its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to WSFS, or has breached its obligations to call, give notice of, convene and/or hold a shareholders’ meeting to obtain approval of the merger proposal by the Penn Liberty shareholders.

Penn Liberty’s payment of the $4.0 million termination fee would constitute liquidated damages and be WSFS’ sole remedy in the event of such a termination.

Expenses and Fees

Each of WSFS and Penn Liberty will be responsible for all direct costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this proxy statement/prospectus, and all filing fees paid to the SEC in connection with this proxy statement/prospectus, will be borne equally by Penn Liberty and WSFS.

Amendment, Waiver and Extension of the Merger Agreement

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after Penn Liberty shareholders have approved the merger agreement; however, after obtaining the Penn Liberty shareholder approval, no amendment that requires further approval by Penn Liberty shareholders shall be made unless such further approval by Penn Liberty shareholders is obtained.

At any time prior to the effective time of the merger, each of Penn Liberty and WSFS, acting through its respective board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the merger agreement by the other party, waive or extend the time for the performance of any of the obligations of the other party, or waive any or all conditions precedent to the other party’s obligations under the merger agreement, except any condition which, if not satisfied, would result in a violation of law.

Accounting Treatment

The merger will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Penn Liberty as of the effective time of the merger will be recorded at their respective fair values and added to those of WSFS. Any excess of purchase price over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Penn Liberty.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Penn Liberty common stock that exchange their shares of Penn Liberty common stock for the Merger Consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Penn Liberty common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Penn Liberty common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of Penn Liberty common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Penn Liberty common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Penn Liberty common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Penn Liberty common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. It is a condition to the obligations of each of WSFS and Penn Liberty that they receive an opinion from Covington & Burling LLP, in form reasonably satisfactory to WSFS, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither WSFS nor Penn Liberty currently intends to waive this opinion condition to its obligation to consummate the merger. If either WSFS or Penn Liberty waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Penn Liberty shareholders have materially changed, WSFS and Penn Liberty will recirculate appropriate soliciting materials to resolicit the votes of Penn Liberty shareholders. The opinion will be based on representation letters provided by WSFS and Penn Liberty and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. WSFS and Penn Liberty have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code,

•	if you receive solely Stock Consideration in the merger, upon exchanging your Penn Liberty common stock for WSFS common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of WSFS common stock (as discussed below);

•	if you receive solely Cash Consideration in the merger, you will recognize gain or loss upon surrendering your Penn Liberty common stock in an amount equal to the difference between the amount of cash that you receive and your aggregate adjusted tax basis in the shares of Penn Liberty common stock that you surrender; and

•	if you receive both Cash Consideration (other than cash received instead of fractional shares of WSFS common stock) and Stock Consideration in the merger, (1) you will not recognize any loss upon surrendering your Penn Liberty common stock, and (2) you will recognize gain upon surrendering your Penn Liberty common stock equal to the lesser of (a) the excess, if any, of (i) the sum of the amount of cash that you receive plus the fair market value (determined as of the effective time of the merger) of the WSFS common stock that you receive over (ii) your aggregate adjusted tax basis in the shares of Penn Liberty common stock that you surrender, and (b) the amount of Cash Consideration that you receive.

Gain or loss described in the second bullet point above generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain described in the third bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of Penn Liberty’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Penn Liberty common stock solely in exchange for WSFS common stock and then WSFS immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of WSFS following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of WSFS that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of WSFS that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Penn Liberty common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Penn Liberty common stock for a combination of WSFS common stock and cash in the merger is complex and is determined on a shareholder-by- shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the WSFS common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Penn Liberty common stock that you surrender in the merger, decreased by the amount of any Cash Consideration (other than cash received instead of fractional shares of WSFS common stock) received and increased by the amount of any gain recognized. Your holding period for the shares of WSFS common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Penn Liberty common stock that you surrender in the merger. If you acquired different blocks of Penn Liberty common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Penn Liberty common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of WSFS common stock should be allocated among different blocks of their Penn Liberty common stock surrendered in the merger. The basis and holding period of each block of WSFS common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Penn Liberty common stock exchanged for such block of WSFS common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of WSFS common stock, you will be treated as having received such fractional share of WSFS common stock pursuant to the merger and then as having received cash in exchange for such fractional share of WSFS common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of WSFS common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long- term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of Penn Liberty common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Possible Treatment of Merger as a Taxable Transaction

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Penn Liberty shareholder would recognize a gain or loss equal to the difference between the (1) the sum of the fair market value of WSFS common stock and cash received by the Penn Liberty shareholder in the merger, and (2) the Penn Liberty shareholder’s adjusted tax basis in the shares of Penn Liberty common stock exchanged therefor. The likely tax treatment of the merger will not be known until the effective time of the merger, as the aggregate value of the WSFS common stock to be received by Penn Liberty shareholders will fluctuate with the market price of the WSFS common stock.

Information Reporting and Backup Withholding

If you are a non-corporate holder of Penn Liberty common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives WSFS common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Penn Liberty common stock surrendered by such U.S. holder, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Penn Liberty shareholder that, immediately before the merger, (a) owned at least 5% (by vote or value) of the outstanding stock of Penn Liberty, or (b) owned Penn Liberty securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Penn Liberty common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of Penn Liberty common stock may elect to receive shares of WSFS common stock for their shares of Penn Liberty common stock. Penn Liberty is organized under the laws of the Commonwealth of Pennsylvania, and WSFS is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Penn Liberty shareholders under the PBCL and Penn Liberty’s articles of incorporation and bylaws, and (2) the current rights of WSFS stockholders under the Delaware General Corporation Law, or the DGCL, and WSFS’ certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the PBCL and the DGCL and Penn Liberty’s and WSFS’ governing documents, which we urge Penn Liberty shareholders to read. Copies of WSFS’ governing documents have been filed with the SEC and copies of Penn Liberty’s governing document can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page [            ].

	Penn Liberty	WSFS
Capitalization:	Under Penn Liberty’s articles of incorporation, Penn Liberty is authorized to issue 35 million shares of capital stock, consisting of 30 million shares of common stock and 5 million shares of preferred stock. As of November 23, 2015, there were 4,261,726 issued and outstanding shares of common stock and 20,000 issued and outstanding shares of preferred stock.	Under WSFS’ certificate of incorporation, WSFS is authorized to issue 72.5 million shares of stock consisting of 7.5 million shares of preferred stock and 65 million shares of common stock. As of October 31, 2015, there were issued and outstanding 29,853,215 shares of WSFS common stock and no shares of preferred stock outstanding.

Corporate Governance:	The rights of Penn Liberty shareholders are governed by Pennsylvania law and the articles of incorporation and bylaws of Penn Liberty.	The rights of WSFS stockholders are governed by Delaware law, and the certificate of incorporation and bylaws of WSFS.

Board of Directors:

The PBCL requires that a corporation have at least one director and permits the articles of incorporation or bylaws to govern the number and term of directors.

Penn Liberty’s bylaws provide that the minimum size of the Penn Liberty board of directors is five and the maximum size is 15 directors, as set from time to time by resolution of the Penn Liberty board of directors. Penn Liberty’s articles of incorporation state that the directors shall be divided into three classes with the term of office of the first class to

The DGCL requires that a corporation have at least one director and permits the certificate of incorporation or bylaws to govern the number and term of directors.

WSFS’ certificate of incorporation states that the number of directors is fixed, from time to time, by a majority vote of the board of directors. The directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the

	Penn Liberty	WSFS
	expire at the first annual meeting of Penn Liberty shareholders, the term of office of the second class to expire at the second annual meeting of Penn Liberty shareholders and the term of office of the third class to expire at the third annual meeting of Penn Liberty shareholders. At each annual meeting of Penn Liberty shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of Penn Liberty shareholders after their election. There are currently 11 directors on the Penn Liberty board of directors.	annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. There are currently 10 directors on the WSFS board of directors.

Election of Directors:

Penn Liberty’s bylaws provide that directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Each director of Penn Liberty is elected for a three-year term or until his or her successor shall have been elected and qualified. This means that one-third of the Penn Liberty board of directors is elected at each annual meeting of Penn Liberty shareholders.

Penn Liberty’s articles of incorporation do not permit Penn Liberty shareholders to cumulate their votes for directors.

Penn Liberty’s articles of incorporation provide that any director may be removed only for cause and only upon the affirmative vote of not less than a majority of the total votes eligible to be cast by Penn Liberty shareholders at a duly constituted meeting of Penn Liberty shareholders called expressly for

Under Delaware law, where a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, unless otherwise provided in the certificate of incorporation or bylaws.

WSFS’ certificate of incorporation permits stockholders to cumulate their votes for directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Each director of WSFS is elected for a three-year term or until his successor shall have been elected and qualified. This means that one-third of the WSFS board of directors is elected at each annual meeting of the stockholders.

	Penn Liberty	WSFS

such purpose. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the corporation.

Delaware law provides that the stockholders may remove one or more directors of a classified board only for cause by a majority of the shares then entitled to vote.

WSFS’ certificate of incorporation provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of WSFS entitled to vote generally in the election of directors voting together as a single class.

Board Vacancies:

Under Pennsylvania law, any vacancies existing on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Penn Liberty’s articles of incorporation provide that vacancies existing on the Penn Liberty board of directors shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he is appointed shall expire and until his successor is elected and qualified.

Under Delaware law, any vacancies existing on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or a by a sole remaining director.

WSFS’ certificate of incorporation states that any vacancies occurring on the WSFS board of directors shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

Vote Required for Certain Shareholder Actions and Quorum Requirement:	The PBCL provides that, for purposes of a shareholder meeting, a quorum with respect to a particular matter consists of at least a majority of the votes that all Penn Liberty shareholders are entitled to cast for the purposes of consideration and action on such matter, and, except for the election of directors, the affirmative vote of the majority of the votes cast by

The DGCL provides that, except for the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

WSFS’ bylaws provide that all matters except for the election of directors submitted to

	Penn Liberty	WSFS

all Penn Liberty shareholders entitled to vote shall generally be the act of the Penn Liberty shareholders.

stockholders at any meeting shall be decided by the vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect thereto. WSFS’ certificate of incorporation and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

WSFS’ bylaws provide the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of WSFS shall constitute a quorum. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum.

Amendment of Articles of Incorporation/Certificate of incorporation:	Under the PBCL and Penn Liberty’s articles of incorporation, Penn Liberty may generally amend, change or repeal its articles of incorporation only if approved by the affirmative vote of a majority of the directors then in office, and thereafter by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Penn Liberty shareholders entitled to vote in an election of directors. However, amendment of specified provisions of the articles of incorporation requires the affirmative vote of at least two-thirds of Penn Liberty shareholders entitled to vote in an election of directors, unless such amendment has been approved by at least two-thirds of the directors of Penn Liberty then in office.

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote thereon as a class.

The DGCL further provides the holders of the outstanding shares of a class of capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value

	Penn Liberty	WSFS

of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Amendment of Bylaws:	Under the PBCL and Penn Liberty’s articles of incorporation, either the Penn Liberty board of directors or the Penn Liberty shareholders may amend Penn Liberty’s bylaws. The Penn Liberty board of directors may amend Penn Liberty’s bylaws by the affirmative vote of a majority of the directors then in office. The Penn Liberty shareholders may generally amend the bylaws by the affirmative vote of at least a majority of shares entitled to vote in director elections.

Delaware law provides that a bylaw amendment adopted by stockholders which specified the votes that shall be necessary for the election of directors shall not be further amended or repealed by the WSFS board of directors.

WSFS’ bylaws may be amended, added, rescinded, or repealed (1) at any meeting of the WSFS board of directors, provided notice of the proposed change was given in the notice of the meeting and notice was given not less than two days prior to the meeting, or (2) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock, voting together as a single class.

Special Meetings of Shareholders:

The PBCL provides that special meetings of the shareholders may be called by the board of directors, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at such meeting or by such officers or other persons as may be provided in the bylaws.

Penn Liberty’s articles of incorporation provide that, except as otherwise required by law, and subject to the rights of the holders of any class or series of preferred stock, special meetings of Penn Liberty shareholders may be called only by the Penn Liberty board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

WSFS’ bylaws provide that, subject to the rights of preferred stockholders, special meetings of stockholders may be called only by the WSFS board of directors pursuant to a resolution adopted by a majority of the total number of directors which WSFS would have if there were no vacancies on the WSFS board of directors. Special meetings may be held at such time and at such place within or without the state of Delaware as may be stated in the notice of the meeting. Notice of the meeting must be delivered personally or

	Penn Liberty	WSFS

mailed at least 10 days and not more than 60 days prior to the meeting.

Nomination of Directors:

Penn Liberty’s bylaws state that nominations of candidates for election as directors at any annual meeting of Penn Liberty shareholders may be made (1) by a majority of the Penn Liberty board of directors or committee appointed by the Penn Liberty board of directors, or (2) by any shareholder entitled to vote in an election of directors.

Nominations, other than those made by or at the direction of the Penn Liberty board of directors, must be delivered or mailed, postage prepaid, to the Secretary of Penn Liberty not later than 120 days prior to the anniversary date of the immediately preceding annual meeting of Penn Liberty shareholders. Such shareholder’s notice must set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (2) a representation that the shareholder is a holder of record of Penn Liberty stock entitled to vote at the annual meeting of Penn Liberty shareholders and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (4) such other information regarding each nominee proposed by such

WSFS’ bylaws state that recommendations of nominees for election to the WSFS board of directors may be made at an annual meeting of WSFS stockholders (1) pursuant to the WSFS board of directors’ notice of meeting, (2) by the Nominating Committee of the WSFS board of directors, or (3) by any WSFS stockholder present in person at the meeting who (a) is a stockholder of record at the time of giving of notice as required below and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) complies with the notice procedures set forth in the by-laws as to nominations for director elections. Clause (3)(c) in the foregoing sentence provides the exclusive means for a stockholder to make recommendations for nomination for election or reelection as a director.

Stockholder recommendations for nomination for election or reelection as a director must be delivered to, or mailed and received at, WSFS’ principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’ proxy statement for the immediately preceding annual meeting of WSFS stockholders; provided, however, that in the event that the date of the annual meeting is more than 25 days before or after such anniversary date or a special meeting called for the purpose of electing directors, notice by the stockholder must be so received not later than the 10th day following the day on which public

Penn Liberty	WSFS

shareholders as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (5) the consent of each nominee to serve as a director of Penn Liberty if so elected. The presiding office of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

announcement of the date of the meeting is first made by WSFS. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

A stockholder’s notice must set forth (1) as to each person whom the stockholder recommends for nomination for election or reelection as a director, (a) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, (b) a description of all compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (c) a description of all relationships between the proposed nominee and the recommending stockholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending stockholder and the beneficial owner, if any, and the recommended nominee regarding the nomination, and

Penn Liberty	WSFS

(d) a description of all relationships between the recommended nominee and any of WSFS’ competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding WSFS, and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination, (x) the name, address and telephone number of such stockholder and such beneficial owner, if any, (y)(A) the class or series and number of WSFS shares which are, directly or indirectly, owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of WSFS shares or with a value derived in whole or in part from the value of any class or series of WSFS shares, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of WSFS shares, or a derivative instrument, (C) any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of WSFS or has granted any such right to any person or persons, (D) any short interest in any security of WSFS, (E) any rights to dividends on the WSFS shares owned beneficially by such stockholder that are separated or separable from the underlying WSFS shares, (F) any proportionate interest in WSFS or

Penn Liberty	WSFS

derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of WSFS shares or derivative instruments, if any, as of the date of such notice, including any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (I) any material pending or threatened legal proceeding in which such stockholder or beneficial owner is a party or material participant involving WSFS or any of its officers or directors, or any affiliate of WSFS, and (J) any direct or indirect material interest in any material contract or agreement of such stockholder or beneficial owner with WSFS, any affiliate of WSFS or any principal competitor of WSFS, (3) a representation that such stockholder and beneficial owner, if any, intend to be present in person at the meeting, (4) a representation that such stockholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other

	Penn Liberty	WSFS

interests through the date of WSFS’ next annual meeting of stockholders, (5) a completed and signed questionnaire and consent regarding the nominee’s qualifications to serve as a director, prepared with respect to and signed by such stockholder and beneficial owner, and (6) such additional information, documents, instruments, agreements and consents as may be deemed useful to the WSFS board of directors. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners.

Shareholder Proposal of Business:	Penn Liberty’s bylaws provide that, for shareholder proposals to be brought before annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Penn Liberty board of directors, or otherwise properly brought before the meeting by a shareholder. The shareholder notice shall be delivered to, or mailed and received at, the principal executive offices of Penn Liberty not later than 120 days prior to the anniversary date of the immediately preceding annual meeting of Penn Liberty shareholders. Such shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the name and address, as they appear on Penn Liberty’s books, of the	WSFS’ certificate of incorporation provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to WSFS’ secretary. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days no more than 120 days prior to the anniversary date of the mailing date of WSFS’ proxy statement for the immediately preceding annual meeting of stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on WSFS’ books, of the stockholder proposing such

	Penn Liberty	WSFS

shareholder proposing such business, (3) the class and number of shares of the Penn Liberty’s stock which are beneficially owned by the shareholder, and (4) any material interest of the shareholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws.

The bylaws state that the Penn Liberty board of directors may reject any shareholder proposal not timely made in accordance with the procedural requirements stated therein, although any proposing shareholder has the opportunity to cure any procedural defect.

business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of WSFS which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (4) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. No business will be conducted at an annual meeting except in accordance with the aforementioned procedures.

The provisions of WSFS bylaws governing the procedures for submitting stockholder proposals are substantially similar to the procedures governing stockholder recommendations for nominations for election or re-election of directors.

Indemnification; Limitation of Director Liability:	The PBCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.	Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable

Penn Liberty	WSFS

The PBCL further authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

The PBCL requires a corporation to indemnify any person against expenses (including attorney fees) actually and reasonably incurred by him to the extent that such person has been successful on the merits or otherwise in defense of any of the aforementioned actions or proceedings.

Penn Liberty’s articles of incorporation provide that the personal liability of the directors and officers of Penn Liberty for monetary damages for conduct in their capacities as such shall be eliminated to the fullest extent permitted by the PBCL, and that no amendment, modification or repeal of such provision shall adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification, repeal or adoption.

Penn Liberty’s bylaws provide that Penn Liberty shall indemnify any person who was or is a party,

cause to believe his conduct was unlawful.

The DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which a director derived an improper personal benefit.

WSFS’ certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as an indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by

Penn Liberty	WSFS

or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Penn Liberty), by reason of the fact that he is or was a director or officer of Penn Liberty, or is or was serving at the request of Penn Liberty as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Penn Liberty and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that Penn Liberty shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification under this provision).

Penn Liberty’s bylaws further provide that Penn Liberty shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of Penn Liberty to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Penn Liberty, or is or was serving at the

WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described below, WSFS shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of WSFS Bank, and all officers thereof, shall be deemed to be serving at the request of WSFS as such directors and officers.

Penn Liberty	WSFS

request of Penn Liberty as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Penn Liberty, provided that Penn Liberty shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent. Indemnification shall not be made under this provision in respect of any claim, issue or matter as to which the person has been adjudged to be liable to Penn Liberty unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of Penn Liberty is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

To the extent that a representative of Penn Liberty has been successful on the merits or otherwise in defense of any action or proceeding referred to in the foregoing provision of Penn Liberty’s bylaws or in defense of any claim, issue or matter therein, he shall be indemnified against

	Penn Liberty	WSFS

expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The bylaws require that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in the foregoing provision shall be paid by Penn Liberty in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Penn Liberty as authorized in the bylaws or otherwise.

The PBCL provides that, if a corporation’s bylaws so provide, a director shall not be personally liable, as such, for monetary damages for any action taken unless (1) the director has breached or failed to perform his fiduciary duties to the corporation, and (2) the breach or failure to perform such fiduciary duties constitutes self-dealing, willful misconduct or recklessness. Penn Liberty’s articles of incorporation and bylaws provide that the personal liability of Penn Liberty’s directors and officers for monetary damages for conduct in their capacities is eliminated to the fullest extent permitted by the PBCL.

Shareholders’ Rights of Dissent and Appraisal:	Under the PBCL, a shareholder of a Pennsylvania corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The PBCL does not confer appraisal rights, however, if the corporation’s stock is either	Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either

Penn Liberty	WSFS

(1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the PBCL still provides appraisal rights in the case of:

•    shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series; or

•    shares of any preferred or special class or series receiving special treatment under the articles, the plan or the terms of the transaction without requiring for the adoption of the plan by such preferred or special class or series.

(1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•    shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

•    shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective time of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•    cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•    any combination of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PENN LIBERTY

The following table sets forth as of [            ], 2016, the record date for the Penn Liberty special meeting, certain information as to the Penn Liberty common stock beneficially owned by each director and certain executive officers of Penn Liberty and all directors and executive officers of Penn Liberty as a group. No person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, was known to Penn Liberty to be the beneficial owner of more than 5% of the issued and outstanding Penn Liberty common stock.

Beneficial Owner	Amount and Nature of Beneficial Ownership at January 13, 2016(1)		Percent of Class
Directors and Certain Executive Officers:
Michael J. Brown	42,811		*	%
Charles P. Connolly, Jr.	56,928	(2)	1.3
James D. Danella	76,261		1.8
David K. Griest	165,451	(3)	3.8
Joanne Harmelin	73,391	(4)	1.7
Paul M. LaNoce	59,673	(5)	1.4
Charles H. Meacham	51,582		1.2
Russell Naylor	45,947	(6)	1.1
Paul A. Tornetta	40,042	(7)	*
Patrick J. Ward	244,520	(8)	5.5
Brian C. Zwaan	191,797	(9)	4.3
All directors and executive officers as a group (17 persons)	1,281,870	(10)	26.8

*	Represents less than 1% of the outstanding Penn Liberty common stock.
(1)	Based upon records of Penn Liberty and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding options. Shares of common stock which are subject to options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(2)	Includes 54,428 shares held in a family trust for the benefit of Mr. Connolly.
(3)	Includes 54,702 shares held jointly with Mr. Griest’s wife, 32,500 shares held in an IRA and 78,249 shares which may be acquired upon the exercise of options exercisable within 60 days of the record date.
(4)	Includes 36,700 shares held in an IRA for the benefit of Ms. Harmelin and 25,000 shares held by a company controlled by Ms. Harmelin.
(5)	Includes 2,000 shares held by a company controlled by Mr. LaNoce.
(6)	Includes 4,167 shares held in a profit sharing plan for the benefit of Mr. Naylor.
(7)	Includes 5,000 shares held jointly with Mr. Tornetta’s wife and 24,800 shares held by limited partnerships for the benefit of Mr. Tornetta.
(8)	Includes 125,703 shares held jointly with Mr. Ward’s wife, 12,500 held in an IRA for the benefit of Mr. Ward, 105,494 shares which may be acquired upon the exercise of options exercisable within 60 days of the record date and 823 shares of restricted Penn Liberty common stock.

(9)	Includes 56,600 shares held in an IRA for the benefit of Mr. Zwaan, 11,300 shares held in Penn Liberty’s nonqualified deferred compensation plan for the benefit of Mr. Zwaan and 105,495 shares which may be acquired upon the exercise of options exercisable within 60 days of the record date.
(10)	Includes, in the case of all directors and executive officers of Penn Liberty as a group, 11,300 shares held in Penn Liberty’s nonqualified deferred compensation plan for the benefit of specified officers and 456,484 shares which may be acquired upon the exercise of options exercisable within 60 days of the record date.

LEGAL MATTERS

The validity of the WSFS common stock to be issued in connection with the merger will be passed upon for WSFS by Covington & Burling LLP. Certain tax matters will also be passed upon by Covington & Burling LLP.

EXPERTS

The consolidated financial statements of WSFS Financial Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated in this proxy statement/prospectus by reference to WSFS’ Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Penn Liberty special meeting or at any adjournment or postponement of the Penn Liberty special meeting.

PENN LIBERTY 2016 ANNUAL MEETING

Penn Liberty will hold a 2016 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, the Penn Liberty board of directors will provide each Penn Liberty shareholder information relevant to Penn Liberty’s 2016 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

WSFS has filed with the SEC a registration statement under the Securities Act that registers the distribution to Penn Liberty shareholders of the shares of WSFS common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of WSFS in addition to being a proxy statement for Penn Liberty shareholders. The registration statement, including the attached exhibits, contains additional relevant information about WSFS and WSFS common stock.

WSFS files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by WSFS with the SEC are also available to the public at the SEC’s website at http://www.sec.gov and at WSFS’ website at http://www.WSFS.com. We have included the web addresses of the SEC and WSFS as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows WSFS to incorporate by reference information in this proxy statement/prospectus. This means that WSFS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that WSFS previously filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC in a Current Report on Form 8-K). They contain important information about WSFS and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the SEC on March 16, 2015);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2015 (filed with the SEC on May 11, 2015), the fiscal quarter ended June 30, 2015 (filed with the SEC on August 7, 2015), and the fiscal quarter ended September 30, 2015 (filed with the SEC on November 6, 2015);

•	Definitive Proxy Statement on Schedule 14A for WSFS’ 2015 Annual Meeting filed with the SEC on April 1, 2015;

•	Current Reports on Form 8-K filed with the SEC on February 19, 2015, March 3, 2015, March 6, 2015, March 12, 2015, March 18, 2015, March 18, 2015, May 5, 2015, October 14, 2015, November 17, 2015, November 24, 2015, and November 27, 2015; and

•	The description of WSFS’ common stock contained in WSFS’ registration statement on Form 8-A filed under Section 12 of the Exchange Act on January 7, 1989, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition, WSFS also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Penn Liberty special meeting. These documents include periodic and current reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC), as well as proxy statements.

WSFS has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to WSFS and Penn Liberty has supplied all information relating to Penn Liberty.

Documents incorporated by reference are available from WSFS or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from WSFS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from WSFS at the following address:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: Corporate Secretary

Telephone: 302-792-6000

You will not be charged for any of these documents that you request. If you request any incorporated documents from WSFS, WSFS will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Penn Liberty common stock, please contact Ted Aicher, Corporate Secretary, Penn Liberty Bank at (610) 535-4530.

Penn Liberty shareholders requesting documents must do so by [            ], 2016 to receive them before the Penn Liberty special meeting.

This document is a prospectus of WSFS and a proxy statement of Penn Liberty for the Penn Liberty special meeting. Neither WSFS nor Penn Liberty has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX I

AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN WSFS FINANCIAL

CORPORATION AND PENN LIBERTY FINANCIAL CORP.

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

WSFS FINANCIAL CORPORATION

AND

PENN LIBERTY FINANCIAL CORP.

Dated as of November 23, 2015

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4.28	Loan Matters.	24
4.29	Deposits.	25
4.30	Allowance for Loan and Lease Losses.	26
4.31	Insurance.	26
4.32	OFAC.	26
4.33	Brokers and Finders.	26
4.34	Transactions with Affiliates.	27
4.35	No Investment Adviser Subsidiary.	27
4.36	No Broker-Dealer Subsidiary.	27
4.37	No Insurance Subsidiary.	27

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF WSFS		27
5.1	The Standard.	27
5.2	Organization, Standing, and Power.	27
5.3	Authority; No Breach By Agreement.	27
5.4	Capital Stock.	28
5.5	SEC Filings; Financial Statements.	28
5.6	Absence of Undisclosed Liabilities.	30
5.7	Absence of Certain Changes or Events.	30
5.8	Tax Matters.	30
5.9	Compliance with Laws.	30
5.10	Legal Proceedings.	31
5.11	Reports.	31
5.12	Statements True and Correct.	31
5.13	Tax and Regulatory Matters.	32
5.14	Ownership of PLFC Common Stock.	32
5.15	Brokers and Finders.	32

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		32
6.1	Affirmative Covenants of PLFC.	32
6.2	Negative Covenants of PLFC.	32
6.3	Covenants of WSFS.	36
6.4	Reports.	36

ARTICLE 7 ADDITIONAL AGREEMENTS		36
7.1	Registration Statement; Proxy Statement; Shareholder Approval.	36
7.2	Acquisition Proposals.	37
7.3	Exchange Listing.	39
7.4	Consents of Regulatory Authorities.	39
7.5	Investigation and Confidentiality.	40
7.6	Press Releases.	41
7.7	Tax Treatment.	41
7.8	Employee Benefits and Contracts.	41
7.9	Indemnification.	43
7.10	Operating Functions.	44
7.11	Shareholder Litigation.	44
7.12	Legal Conditions to Merger.	45
7.13	Change of Method.	45
7.14	Takeover Laws.	45
7.15	Exemption from Liability Under Section 16(b).	45
7.16	SBLF Purchase.	45
7.17	Corporate Governance.	46

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ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		46
8.1	Conditions to Obligations of Each Party.	46
8.2	Conditions to Obligations of WSFS.	47
8.3	Conditions to Obligations of PLFC.	48

ARTICLE 9 TERMINATION		48
9.1	Termination.	48
9.2	Effect of Termination.	50
9.3	Non-Survival of Representations and Covenants.	50

ARTICLE 10 MISCELLANEOUS		50
10.1	Definitions.	50
10.2	Referenced Pages.	57
10.3	Expenses.	59
10.4	Entire Agreement; Third Party Beneficiaries.	60
10.5	Amendments.	60
10.6	Waivers.	60
10.7	Assignment.	60
10.8	Notices.	61
10.9	Governing Law; Jurisdiction; Waiver of Jury Trial	61
10.10	Counterparts; Signatures.	62
10.11	Captions; Articles and Sections.	62
10.12	Interpretations.	62
10.13	Enforcement of Agreement.	62
10.14	Severability.	63
10.15	Disclosure.	63
10.16	Delivery by Facsimile or Electronic Transmission.	63

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of November 23, 2015, by and between WSFS Financial Corporation (“WSFS”), a Delaware corporation, and Penn Liberty Financial Corp. (“PLFC”), a Pennsylvania corporation.

Preamble

The respective boards of directors of PLFC and WSFS have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective stockholders. Each of the directors of PLFC have delivered to WSFS a support and non-solicitation agreement and certain of the executive officers of PLFC have delivered to WSFS a support and non-competition and non-solicitation agreement, each dated as of the date hereof. This Agreement provides for the acquisition of PLFC by WSFS pursuant to the merger of PLFC with and into WSFS with WSFS surviving as the surviving corporation. At the effective time of such Merger, the outstanding shares of the PLFC Common Stock shall be converted at the election of each holder of shares of PLFC Common Stock (and subject to certain limitations) into the right to receive cash, shares of common stock of WSFS or a combination of cash and shares of common stock of WSFS, in each case, subject to the terms and conditions set forth herein. In connection with the acquisition of PLFC, WSFS shall purchase each share of PLFC’s Preferred Stock, Series C, 0.10 par value per share, with a stated liquidation preference of $1,000 per share (the “PLFC Series C Preferred Stock”), that is issued to the United States Department of the Treasury (the “Treasury”) as part of the Small Business Lending Fund (“SBLF”) Program. The transactions described in this Agreement are subject to the approvals of the shareholders of PLFC and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, PLFC shall be merged with and into WSFS in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 1921 et. seq. of the Pennsylvania Business Corporation Law (including any successor laws, rules, regulations, as amended or supplemented hereafter to the Pennsylvania Business Corporation Law or any applicable law, rule, or regulations of the Pennsylvania Associations Code, as amended or supplemented hereafter, the “PBCL”), as applicable, with the effects set forth in the DGCL or the PBCL, as applicable, (the “Merger”). WSFS shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of PLFC in accordance with the DGCL. Upon consummation of the Merger the separate corporate existence of PLFC shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective boards of directors of PLFC and WSFS.

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1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing. The Closing shall be held at the offices of Covington & Burling LLP, located at One CityCenter, 850 Tenth Street, NW, Washington, DC 20001, unless another location is mutually agreed upon by the Parties.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the statement of merger to be filed with the Pennsylvania Department of State. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4	Charter.

The certificate of incorporation of WSFS in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5	Bylaws.

The bylaws of WSFS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6	Directors and Officers.

Subject to Section 7.17, the directors of WSFS in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of WSFS in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7	Bank Merger.

Simultaneously with the Merger, Penn Liberty Bank, a Pennsylvania-chartered bank and a wholly owned Subsidiary of PLFC (“PLFC Bank”), will merge (the “Bank Merger”) with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned Subsidiary of WSFS (“WSFS Bank”). WSFS Bank shall be the surviving entity (the “Surviving Entity”) in the Bank Merger and shall continue its corporate existence under the name “Wilmington Savings Fund Society, FSB,” and, following the Bank Merger, the separate corporate existence of PLFC Bank shall terminate. The Parties agree that the Bank Merger shall become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit A hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) PLFC shall cause PLFC Bank to approve the Subsidiary Plan of Merger, PLFC, as the sole shareholder of PLFC Bank, shall approve the Subsidiary Plan of Merger and PLFC shall cause the Subsidiary Plan of Merger to be duly executed by PLFC Bank and delivered to WSFS and (ii) WSFS shall cause WSFS Bank to approve the Subsidiary Plan of Merger, WSFS, as the sole stockholder of WSFS Bank, shall approve the Subsidiary Plan of Merger and WSFS shall cause WSFS Bank to

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duly execute and deliver the Subsidiary Plan of Merger to PLFC. Prior to the Effective Time, PLFC shall cause PLFC Bank, and WSFS shall cause WSFS Bank, to execute such articles of combination, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1	Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of WSFS, PLFC or the stockholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a) Each share of capital stock of WSFS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of PLFC Common Stock and PLFC Series C Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by PLFC, any wholly owned PLFC Subsidiary, by WSFS or any WSFS Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Subject to Section 2.2, each share of PLFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Article 3 into the right to receive the following consideration from WSFS (collectively, the “Merger Consideration”), in each case without interest:

(i) for each share of PLFC Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a “Cash Election” and such shares collectively, the “Cash Election Shares”), the right to receive from WSFS an amount in cash (the “Cash Consideration”) equal to the Per Share Cash Amount);

(ii) for each share of PLFC Common Stock with respect to which an election to receive WSFS Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares”) the right to receive from WSFS 0.6601 (the “Exchange Ratio”) shares of WSFS Common Stock (the “Stock Consideration”); and

(iii) for each share of PLFC Common Stock other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares”), the right to receive from WSFS the Stock Consideration.

(d) All shares of PLFC Common Stock, when so converted pursuant to Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) registered in the transfer books of PLFC that immediately prior to the Effective Time represented shares of PLFC Common Stock shall cease to have any rights with respect to such PLFC Common Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive, pursuant to Section 2.6, cash in lieu of fractional shares of WSFS Common Stock into which such shares of PLFC Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.2(d).

(e) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, PLFC should split,

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combine or otherwise reclassify the shares of PLFC Common Stock, or make a dividend or other distribution in shares of PLFC Common Stock (including any dividend or other distribution of securities convertible into PLFC Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of WSFS hereunder), the Merger Consideration (including the Exchange Ratio and the Per Share Cash Amount) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.2	Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum aggregate amount of Cash Consideration that holders of PLFC Common Stock shall be entitled to receive pursuant to this Article 2, shall be $37,077,016 (the “Cash Value”).

(b) Within seven Business Days after the Closing Date, the Exchange Agent shall effect the allocation among holders of PLFC Common Stock of rights to receive the Cash Consideration or Stock Consideration in accordance with the Election Forms and as set forth in this Section 2.2.

(c) Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then:

(i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(ii) Non-Electing Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Amount equal to the Cash Value. If less than all of the Non-Electing Shares need to be treated as Cash Election Shares as provided in this clause (ii), then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Non-Electing Shares to Cash Election Shares, and all remaining Non-Electing Shares to Stock Election Shares;

(iii) if all of the Non-Electing Shares are converted to Cash Election Shares under Section 2.2(c)(ii) and the total number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(iv) the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(d) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is greater than the Cash Value, then:

(i) all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration;

(ii) the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

(iii) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

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(e) Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Amount is equal to the Cash Value, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Electing Shares and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(f) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(iii) hereof to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii) hereof to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such holder.

(g) Tax Amendments. If, in the judgment of legal counsel to WSFS, the application of the provisions of Section 2.2(c) or (d) may reasonably create material and adverse tax consequences to WSFS, PLFC, or PLFC’s shareholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the shareholders of PLFC.

2.3	Anti-Dilution Provisions.

In the event WSFS changes the number of shares of WSFS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration (including the Exchange Ratio and the Per Share Cash Amount) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.4	Treatment of PLFC Equity Awards.

(a) Except as set forth in this Agreement, at the Effective Time, each option granted by PLFC to purchase shares of PLFC Common Stock under a PLFC Stock Option Plan, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time (a “PLFC Stock Option”) and held by a Continuing Employee, shall fully vest and shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by WSFS. Such PLFC Stock Option assumed by WSFS under this Agreement shall continue to have, and be subject to, the same terms and conditions as set forth in the PLFC Stock Option Plan and the applicable stock option agreement as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of WSFS Common Stock equal to the product (rounded down to the next whole number of shares of WSFS Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of PLFC Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio, and (ii) the per share exercise price for the shares of WSFS Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of PLFC Common Stock at which such PLFC Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio; provided, that the exercise price and the number of shares of WSFS Common Stock subject to the PLFC Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of PLFC Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. It is the intent of the Parties hereto that to the extent permitted by applicable Law, all assumed options in respect of PLFC Stock Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code.

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(b) Notwithstanding the foregoing, at the Effective Time, each PLFC Stock Option held by Persons that are not Continuing Employees, whether vested or unvested, shall be canceled and converted into the right to receive from WSFS a cash payment equal to the product of (i) the difference, if positive, between the Per Share Cash Amount and the exercise price of the PLFC Stock Option and (ii) the number of shares of PLFC Common Stock subject to such PLFC Stock Option. Any PLFC Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled and extinguished at the Effective Time with no consideration being paid to the option holder with respect to such PLFC Stock Option.

(c) Prior to the Effective Time, PLFC, the board of directors of PLFC and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3. On or prior to the Effective Time, WSFS shall reserve for future issuance a number of shares of WSFS Common Stock at least equal to the number of shares of WSFS Common Stock that will be subject to PLFC Stock Options as a result of the actions contemplated by Section 2.3(a). Immediately following the Effective Time, WSFS shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of WSFS Common Stock subject to such PLFC Stock Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such PLFC Stock Options (as converted) remain outstanding.

(d) At the Effective Time each outstanding and unvested award previously granted under the PLFC Amended and Restated 2005 Recognition and Retention Plan and Trust Agreement (the “PLFC RRP”) shall, in accordance with the terms of the PLFC RRP, become fully vested and the holder thereof shall be entitled to receive the Merger Consideration for the vested shares in accordance with the terms of this Agreement.

2.5	Shares Held by PLFC or WSFS.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.6	Fractional Shares.

No certificate or scrip representing fractional shares of WSFS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of WSFS shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of WSFS. Notwithstanding any other provision of this Agreement, each holder of shares of PLFC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WSFS Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of WSFS Common Stock that such holder of shares of PLFC Common Stock would otherwise have been entitled multiplied by the Per Share Cash Amount. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE 3

EXCHANGE OF SHARES

3.1	Election Procedures.

Subject to the terms of the Exchange Agent Agreement, each holder of record of shares of PLFC Common Stock issued and outstanding immediately prior to the Effective Time (a “Holder”) shall have the right,

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subject to the limitations set forth in this Article 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of PLFC Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election (ii) the number of shares of PLFC Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election or (iii) the number of shares of PLFC Common Stock owned by such Holder with respect to which such Holder makes no election.

(b) WSFS shall prepare a form reasonably acceptable to PLFC (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Prior to the Mailing Date, WSFS shall appoint an exchange agent reasonably acceptable to PLFC (the “Exchange Agent”), for the purpose of receiving Elections and exchanging shares of PLFC Common Stock represented by Certificates for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement”). The Form of Election and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Closing Date or on such other date as WSFS and PLFC shall mutually agree (the “Mailing Date”) to each Holder of record of a Certificate, in such form as PLFC and WSFS may reasonably agree. Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election and related transmittal materials properly completed and validly executed and accompanied by Certificates representing the shares of PLFC Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in acceptable form or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery with any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of PLFC Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by WSFS, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by PLFC and WSFS, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is five Business Days prior to the anticipated Closing Date. WSFS shall issue a press release announcing the date of the Election Deadline not more than 15 Business Days before, and at least five Business Days prior to, the Election Deadline.

(d) Any Holder may, at any time prior to the Election Deadline, change or revoke his, her or its Election only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, or any documents, previously deposited with the Exchange Agent. In the event a Form of Election is revoked prior to the Election Deadline, unless a subsequent properly completed Form of Election together with the revoking Holder’s Certificates and related transmittal materials is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of PLFC Common Stock represented by such revoked Form of Election shall become Non-Electing Shares and WSFS shall cause the Certificates to be promptly returned without charge to the Holder revoking such prior Election. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of PLFC Common Stock (neither WSFS nor PLFC nor the Exchange Agent being under any duty to notify any shareholder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of PLFC Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares. Any shares of PLFC Common Stock with respect to which the Exchange Agent has not

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received an effective, properly completed and validly executed Form of Election, together with the Certificates and related transmittal materials on or before the Election Deadline shall also be deemed Non-Electing Shares.

(e) Subject to the terms of the Exchange Agent Agreement, WSFS, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of certificates or, at the option of WSFS, evidence of shares in book-entry form (collectively referred to as “WSFS Certificates”) representing the number of shares of WSFS Common Stock into which shares of PLFC Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of PLFC Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of WSFS Common Stock.

3.2	Exchange Procedures.

(a) Deposit of Merger Consideration. At or prior to the Effective Time, WSFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Holders, for exchange in accordance with this Article 3, (i) WSFS Certificates for shares of WSFS Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.6) (collectively, the “Exchange Fund”) and WSFS shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by WSFS or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of WSFS and the Surviving Corporation and shall be paid to WSFS or the Surviving Corporation, as WSFS directs. No investment of the Exchange Fund shall relieve WSFS, the Surviving Corporation or the Exchange Agent from making the payments required by this Article 3 and following any losses from any such investment, WSFS shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy WSFS’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b) Delivery of Merger Consideration. As promptly as practicable after the Effective Time, WSFS shall cause the Exchange Agent to mail to each Holder who was, immediately prior to the Effective Time, a Holder of record of one or more Certificates representing Non-Electing Shares, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the consideration for which such person may be entitled pursuant to Article 2 and this Article 3. After completion of the allocation procedure set forth in Section 2.2 and upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a Form of Election or a letter of transmittal, as the case may be, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 2.6 and any dividends or distributions which such Holder has the right to receive pursuant to Section 3.2(d) with respect to the shares of PLFC Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(c) Share Transfer Books. At the Effective Time, the share transfer books of PLFC shall be closed, and thereafter there shall be no further registration of transfers of shares of PLFC Common Stock. From and after the Effective Time, Holders who held shares of PLFC Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to

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Section 2.6 and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of PLFC Common Stock formerly represented thereby.

(d) Dividends with Respect to WSFS Common Stock. No dividends or other distributions declared with respect to WSFS Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate with respect to the whole shares of WSFS Common Stock issuable with respect to such Certificate in accordance with this Agreement until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of WSFS Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to WSFS, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WSFS Common Stock) to which they are entitled under this Article 3 shall thereafter, subject to Section 3.1(f), look only to WSFS and the Surviving Corporation for payment of their claims with respect thereto.

(f) No Liability. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to an earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of WSFS, free and clear of all claims or interest of any Person previously entitled thereto. None of WSFS, PLFC, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to WSFS in accordance with this Section 3.2(f) or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Each and any of WSFS, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as WSFS, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

(i) Change in Name on Certificate. If any WSFS Certificate representing shares of WSFS Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is or are

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registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a WSFS Certificate representing shares of WSFS Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.3	Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, shares of PLFC Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of PLFC Common Stock pursuant to, and who complies in all respects with, the provisions of Subchapter D of the PBCL (“Subchapter D”) (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in Article 2 (the “Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Subchapter D. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Subchapter D. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Subchapter D, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Subchapter D, then the right of such Holder to be paid the fair value of such Holder’s Dissenting Shares under Subchapter D shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, any cash in lieu of fractional shares (if any) pursuant to Section 2.6 and any dividends or distributions (if any) pursuant to Section 3.2(d).

(b) PLFC shall give WSFS prompt written notice (but in any event within 24 hours) to WSFS of any demands for appraisal of any shares of PLFC Common Stock and any withdrawals of such demands, and WSFS shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. PLFC shall not, except with the prior written consent of WSFS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PLFC

Except as Previously Disclosed, PLFC hereby represents and warrants to WSFS as follows:

4.1	Organization, Standing, and Power.

(a) Status of PLFC. PLFC is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. PLFC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect. PLFC is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). True, complete and correct copies of the articles of incorporation of PLFC and the amended and restated bylaws of PLFC, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

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(b) Status of PLFC Bank. PLFC Bank is a direct, wholly owned Subsidiary of PLFC, is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted. PLFC Bank is authorized by the Pennsylvania Department of Banking (“PDB”) to engage in the business of banking as a Pennsylvania bank. PLFC Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the articles of incorporation and bylaws of PLFC Bank, as currently in effect, have been delivered or made available to WSFS.

4.2	Authority of PLFC; No Breach By Agreement.

(a) Authority. PLFC has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by PLFC’s shareholders in accordance with this Agreement and PBCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of PLFC (including, approval of, and a determination by all of the members of the board of directors of PLFC that this Agreement is advisable and in the best interests of PLFC’s shareholders), subject to the approval and adoption of this Agreement by the holders of a majority of the votes cast by all shareholders entitled to vote at the Shareholders’ Meeting as contemplated by Section 7.1. Subject to such requisite shareholder approval, and assuming the due authorization, execution and delivery by WSFS, this Agreement represents a legal, valid, and binding obligation of PLFC, enforceable against PLFC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) No Conflicts. Neither the execution and delivery of this Agreement by PLFC, nor the consummation by PLFC of the transactions contemplated hereby, nor compliance by PLFC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PLFC’s articles of incorporation or amended and restated bylaws or articles of incorporation, bylaws or other governing instruments of PLFC Bank or any resolution adopted by the board of directors or the shareholders of any PLFC Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PLFC Entity under, any Contract or Permit of any PLFC Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any PLFC Entity or any of their respective material Assets.

(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the PBCL, the Laws of the Commonwealth of Pennsylvania with respect to PLFC Bank, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PLFC of the Merger and by PLFC Bank of the Bank Merger and the other transactions contemplated in this Agreement.

(d) PLFC Debt. PLFC has no debt that is secured by PLFC Bank Common Stock.

4.3	Capitalization of PLFC.

(a) Ownership. The authorized capital stock of PLFC consists of (i) 30,000,000 shares of PLFC Common Stock, $0.10 par value and (ii) 5,000,000 shares of preferred stock, $0.10, of which 20,000 shares have been designated as Series C Preferred Stock. As of the close of business on November 23, 2015, (i) 4,261,726 shares of PLFC Common Stock (excluding treasury shares) were issued and outstanding (including 15,725 shares held

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by the PLFC RRP), (ii) no shares of PLFC Common Stock were held by PLFC in its treasury, (iii) 685,617 shares of PLFC Common Stock were reserved for issuance upon the exercise of outstanding PLFC Stock Options, (iv) 15,725 shares of PLFC Common Stock were granted in respect of awards made pursuant to the PLFC RRP and (v) 20,000 shares of PLFC preferred stock were issued and outstanding (all of which are designated as PLFC Series C Preferred Stock). As of the Effective Time, no more than (A) 4,958,493 shares of PLFC Common Stock will be issued and outstanding, (excluding treasury shares), (B) no more than 685,617 shares of PLFC Common Stock will be reserved for issuance upon the exercise of outstanding PLFC Stock Options, (C) no more than 16,725 shares of PLFC Common Stock will be granted in respect of awards made pursuant to the PLFC RRP and (D) 20,000 shares of PLFC preferred stock will be issued and outstanding or held by its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of PLFC are duly and validly issued and outstanding and are fully paid and nonassessable under the PBCL and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of PLFC has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of PLFC.

(c) Outstanding Stock Rights. Other than (A) PLFC Stock Options issued prior to the date of this Agreement pursuant to the PLFC Stock Option Plan, (B) awards made prior to the date of this Agreement pursuant to the PLFC RRP, and (C) a January 2011 restricted stock award for 3,291 shares of PLFC Common Stock (which will become fully vested in January 2016), in each case as set forth in Section 4.3(c) of PLFC’s Disclosure Memorandum, there are no (i) existing Equity Rights of any kind or any nature with respect to securities of PLFC or PLFC Bank, (ii) Contracts under which PLFC or PLFC Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of PLFC, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which PLFC or PLFC Bank is a party or of which PLFC is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of PLFC, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of PLFC may vote.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of PLFC may vote are issued or outstanding. There are no Contracts pursuant to which PLFC or any PLFC Subsidiaries is or could be required to register shares of PLFC’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of PLFC or any PLFC Subsidiaries. No PLFC Subsidiary owns any capital stock of PLFC.

(e) PLFC Subsidiaries. PLFC does not have any Subsidiaries nor own any equity interests in any other Person other than PLFC Bank, and indirect ownership through its subsidiary PLFC Bank of Longview Real Estate, Inc. and Penn Liberty Wealth Advisors, Inc.

4.4	Capitalization of PLFC Bank.

(a) Ownership. The authorized capital stock of PLFC Bank consists of 4,000,000 shares of common stock, par value $1.00 per share (the “PLFC Bank Common Stock”), and 1,000,000 shares of preferred stock. As of the date of this Agreement, 28,000 shares of PLFC Bank Common Stock are outstanding and no shares of PLFC Bank preferred stock are outstanding. No other shares of capital stock of PLFC Bank are issued or outstanding as of the date of this Agreement. All of the outstanding shares of PLFC Bank Common Stock are directly and beneficially owned and held by PLFC.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of PLFC Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the PBCL. None of the outstanding shares of capital stock of PLFC Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Bank.

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(c) Outstanding Stock Rights. There are no (i) outstanding Equity Rights with respect to the securities of PLFC Bank, (ii) Contracts under which PLFC or PLFC Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of PLFC Bank, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which PLFC or PLFC Bank is a party or of which PLFC is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of PLFC Bank, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of PLFC Bank may vote.

(d) Bank Subsidiaries. PLFC Bank does not have any Subsidiaries nor own any equity interests in any other Person other than Longview Real Estate, Inc. and Penn Liberty Wealth Advisors, Inc.

4.5	PLFC Subsidiaries.

(a) PLFC has no direct or indirect Subsidiaries nor own any equity interest in any other Person, other than PLFC Bank and indirect ownership through PLFC Bank of Longview Real Estate, Inc. and Penn Liberty Wealth Advisors, Inc. PLFC or PLFC Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the PLFC Subsidiaries. No capital stock (or other equity interest) of a PLFC Subsidiary is or may become required to be issued (other than to another PLFC Entity) by reason of any Equity Rights, and there are no Contracts by which a PLFC Subsidiary is bound to issue (other than to another PLFC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any PLFC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a PLFC Subsidiary (other than to another PLFC Entity). There are no Contracts relating to the rights of any PLFC Entity to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of a PLFC Subsidiary. All of the shares of capital stock (or other equity interests) of each PLFC Subsidiary held by a PLFC Entity are fully paid and nonassessable and are owned by the PLFC Entity free and clear of any Lien. PLFC Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of PLFC, threatened. The articles or certificate of incorporation, bylaws, or other governing documents of each PLFC Subsidiary comply with applicable Law.

4.6	Regulatory Reports.

(a) PLFC’s Reports. PLFC has filed on a timely basis, all material forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law, since December 31, 2012.

(b) PLFC Bank’s Reports. Since December 31, 2012, PLFC Bank has duly filed with the FDIC, the PDB and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of PLFC or any of its Subsidiaries (including PLFC Bank), and (ii) since December 31, 2012, has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Authority with respect to the business, operations, policies or procedures of PLFC or any of its Subsidiaries (including PLFC Bank).

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4.7	Financial Matters.

(a) PLFC’s Financial Statements. PLFC has made available to WSFS the PLFC Financial Statements. The PLFC Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the consolidated financial condition of PLFC as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of PLFC for the respective periods set forth therein. The PLFC Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (C) will fairly present in all material respects the consolidated financial condition of PLFC as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of PLFC for the respective periods set forth therein. The PLFC Call Reports with respect to periods ending after December 31, 2012 and through the date of this Agreement have been prepared and filed in conformity with the requirements of applicable Regulatory Authorities and were correct and complete in all material respects when filed (or when filed as amended, if applicable). The PLFC Call Reports to be prepared for periods ending after the date of this Agreement and filed prior to the Closing will be prepared and filed in conformity with the requirements of applicable Regulatory Authorities and will be correct and complete in all material respects when filed.

(b) Systems and Processes. Each of PLFC and PLFC Bank have in place sufficient systems and processes that are customary for a financial institution of the size of PLFC and PLFC Bank and that are designed to (i) provide reasonable assurances regarding the reliability of the PLFC Financial Statements and the PLFC Call Reports and (ii) in a timely manner accumulate and communicate to PLFC and PLFC Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the PLFC Financial Statements or any PLFC Call Report to be filed or provided to any Regulatory Authority. Since December 31, 2012, neither PLFC nor, to PLFC’s Knowledge, any employee, auditor, accountant or representative of any PLFC Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the PLFC Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PLFC or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that PLFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To PLFC’s Knowledge, there has been no instance of fraud by any PLFC Entity, whether or not material, that occurred during any period covered by the PLFC Financial Statements.

(c) Records. The records, systems, controls, data and information of PLFC and the PLFC Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PLFC or the PLFC Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on PLFC. PLFC has disclosed to PLFC’s independent auditors and the audit committee of PLFC’s board of directors, any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of PLFC’s Books and Records.

(d) Auditor Independence. During the periods covered by the PLFC Financial Statements, PLFC’s independent auditor was independent of PLFC and its management. As of the date hereof, PLFC’s independent auditor has not resigned or been dismissed as a result of or in connection with any disagreements with PLFC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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4.8	Absence of Undisclosed Liabilities.

No PLFC Entity has incurred any Liability, except for Liabilities (i) incurred in the Ordinary Course since December 31, 2014, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, or (iii) that are accrued or reserved against in the Books and Records (that have been made available to WSFS) as of September 30, 2015.

4.9	Absence of Certain Changes or Events.

(a) Since December 31, 2014, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PLFC.

(b) Since December 31, 2014, except with respect to this Agreement and the transactions contemplated hereby, PLFC and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

4.10	Tax Matters.

(a) All PLFC Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the PLFC Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the PLFC Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which are being contested in appropriate proceedings) on any of the Assets of any of the PLFC Entities. No claim has ever been made in writing by an authority in a jurisdiction where any PLFC Entity does not file a Tax Return that such PLFC Entity may be subject to Taxes by that jurisdiction.

(b) None of the PLFC Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any PLFC Entity or the Assets of any PLFC Entity. None of the PLFC Entities has waived any statute of limitations in respect of any Taxes.

(c) Each PLFC Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each PLFC Entity (i) did not, as of the most recent month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such PLFC Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the PLFC Entities in filing their Tax Returns.

(e) None of the PLFC Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the PLFC Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the PLFC Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PLFC) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which PLFC is parent), or as a transferee or successor.

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(f) During the two-year period ending on the date hereof, none of the PLFC Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) None of the PLFC Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the PLFC Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.11	Assets.

Each PLFC Entity has good and marketable title to those Assets reflected in the latest PLFC Financial Statements as being owned by such PLFC Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). PLFC is the fee simple owner of all owned real property and the lessee of all leasehold estates each as reflected in the latest PLFC Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of PLFC, the lessor. There are no pending or, to the Knowledge of PLFC, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by PLFC. PLFC and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned real property, or any portion thereof.

4.12	Intellectual Property; Privacy.

(a) Each PLFC Entity owns or has a valid license to use all of the Intellectual Property necessary to carry on the business of such PLFC Entity. Each PLFC Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such PLFC Entity in connection with such PLFC Entity’s business operations, and such PLFC Entity has the right to convey by sale or license any Intellectual Property so conveyed. No PLFC Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PLFC threatened, which challenge the rights of any PLFC Entity with respect to Intellectual Property used, sold or licensed by such PLFC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the PLFC Entities and the use of any Intellectual Property by PLFC and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person. No Person has asserted to PLFC in writing that PLFC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any PLFC Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Penn Liberty Bank” trademark will be transferred to WSFS in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides WSFS shall have right and title to the “Penn Liberty Bank” trademark and trade name.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on PLFC: (i) the computer, information technology and data processing systems, facilities and services used by PLFC and each of its Subsidiaries, including all software, hardware, networks,

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communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of PLFC and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of PLFC and each of its Subsidiaries as currently conducted. To PLFC’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by PLFC or any of its Subsidiaries, and PLFC and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. PLFC and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the respective businesses of PLFC and each of its Subsidiaries in all material respects.

(c) PLFC and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To PLFC’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by PLFC, any of its Subsidiaries or any other person.

4.13	Environmental Matters.

(a) Each PLFC Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of PLFC, threatened before any court, governmental agency, or authority or other forum in which any PLFC Entity or any of its Operating Properties or Participation Facilities (or PLFC in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any PLFC Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of PLFC, is there any reasonable basis for any Litigation of a type described in this sentence.

4.14	Compliance with Laws.

(a) Each PLFC Entity has, and since December 31, 2012 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of PLFC no suspension or cancellation of any such Permit is threatened. None of the PLFC Entities:

(i) is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2012, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff

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thereof (i) asserting that any PLFC Entity is not in compliance with any Laws or Orders, or (ii) requiring any PLFC Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b) PLFC and each PLFC Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the PDB, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. PLFC and PLFC Bank are each “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Neither PLFC nor any PLFC Entity has received any written communication from any Regulatory Authority asserting that any PLFC Entity is not in compliance in any material respect with any Law.

4.15	Community Reinvestment Act Compliance.

PLFC Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and PLFC has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in PLFC Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.16	Foreign Corrupt Practices.

No PLFC Entity, or, to the Knowledge of PLFC, any director, officer, agent, employee or other Person acting on behalf of a PLFC Entity has, in the course of its actions for, or on behalf of, any PLFC Entity (i) used any corporate funds of PLFC or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of PLFC or any of its Subsidiaries, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for PLFC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PLFC or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of PLFC or any of its Subsidiaries, (vi) made any fraudulent entry on the Books and Records of PLFC or any of its Subsidiaries or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the

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Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any PLFC Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of PLFC, threatened.

4.17	Labor Relations.

(a) No PLFC Entity is the subject of any Litigation asserting that it or any other PLFC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other PLFC Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any PLFC Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to PLFC’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any PLFC Entity pending or threatened and there have been no such actions or disputes since December 31, 2012. To the Knowledge of PLFC, since December 31, 2012, there has not been any attempt by any PLFC Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any PLFC Entity.

(b) The PLFC Entities have no “leased employees” within the meaning of Internal Revenue Code § 414(n).

(c) The PLFC Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the PLFC Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(d) All of the PLFC Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any PLFC Entity is properly classified by PLFC as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under PLFC Benefit Plans).

4.18	Employee Benefit Plans.

(a) PLFC has made available to WSFS prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PLFC Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which PLFC or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “PLFC Benefit Plans”). Any of the PLFC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “PLFC ERISA Plan.” Section 4.18(a) of PLFC’s Disclosure Memorandum has a complete and accurate list of all PLFC Benefit Plans. No PLFC Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States.

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(b) PLFC has made available to WSFS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all PLFC Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any PLFC Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a PLFC Benefit Plan since January 1, 2012, and (vi) all actuarial valuations of PLFC Benefit Plans.

(c) Each PLFC Benefit Plan is and has been maintained in material compliance with the terms of such PLFC Benefit Plan, and in material compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No PLFC Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with the current requirements of ERISA, the Internal Revenue Code, and other applicable Law. Each PLFC Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the PLFC Benefit Plan and on which such PLFC Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such PLFC Benefit Plan. The treatment of the PLFC Stock Options as required under Section 2.4 of this Agreement is permitted by the terms of the applicable plan and award agreement.

(d) There are no threatened or pending claims or disputes under the terms of, or in connection with, the PLFC Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any PLFC Benefit Plan.

(e) Neither PLFC nor any PLFC Entity has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any PLFC Benefit Plan and no prohibited transaction has occurred with respect to any PLFC Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Code. Neither PLFC, any PLFC Entity, any PLFC Entity employee, or any committee of which any PLFC Entity employee is a member has breached his or her fiduciary duty with respect to a PLFC Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any PLFC Benefit Plan. To PLFC’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not PLFC or any PLFC Entity employee, has breached his or her fiduciary duty with respect to a PLFC Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any PLFC Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Code being imposed on PLFC or any PLFC Entity.

(f) Each Employee Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(g) Each PLFC Benefit Plan, employment agreement or other compensation arrangement of PLFC that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Neither PLFC nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes

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thereunder. All PLFC Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Code, and each PLFC Stock Option is exempt from Section 409A of the Code. PLFC has made available to WSFS prior to the execution of this Agreement a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each of the PLFC Benefit Plans that is subject to Title IV of ERISA. Each of the PLFC Benefit Plans that is subject to Title IV of ERISA is fully funded on a termination basis and can be terminated immediately after Closing without the need for any additional funding or other costs.

(h) No PLFC Entity has any Liability or obligation to provide postretirement medical or life insurance benefits to any PLFC Entity’s employees or former employees, officers or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. There are no restrictions on the rights of each PLFC Entity to amend or terminate any PLFC Benefit Plan that is a retiree health or benefit plan and such termination will not result in any Liability thereunder. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any PLFC Benefit Plan and no circumstance exists which could give rise to such Tax.

(i) All contributions required to be made to any PLFC Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any PLFC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of PLFC.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any PLFC Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any PLFC Entity to amend, merge, terminate or receive a reversion of assets from any PLFC Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the PLFC Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.18(j) of PLFC’s Disclosure Memorandum sets forth accurate calculations with respect to each individual who has a contractual right to severance pay under any Contract with any PLFC Entity based upon the assumptions set forth therein triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No PLFC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 280G, Section 4999 or 409A of the Internal Revenue Code, or otherwise.

(k) No “reportable event” (as described in ERISA Section 4043(c) and the regulations thereunder and determined without regard to whether the PBGC has waived the requirement to report the occurrence of such event) has occurred with respect to any such Employee Benefit Plan.

(l) Without limiting the generality of any other representation contained herein, there exists no lien against any of the Assets arising under ERISA Sections 302(f) or 4068(a) or Internal Revenue Code Section 412(n).

4.19	Material Contracts.

Except as otherwise reflected in the PLFC Financial Statements, neither PLFC nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any

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employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $500,000, (b) any Contract relating to the borrowing of money by any PLFC Entity or the guarantee by PLFC of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $5,000,000, (c) any Contract which prohibits or restricts any PLFC Entity (and/or, following consummation of the transactions contemplated by this Agreement, WSFS) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (d) any Contract relating to the purchase or sale of any goods or services by any PLFC Entity (other than Contracts entered into in the Ordinary Course involving payments under any individual Contract not in excess of $100,000 or involving Loans, borrowings or guarantees originated or purchased by PLFC in the Ordinary Course), (e) any Contract which obligates any PLFC Entity to conduct business with any third party on an exclusive or preferential basis, (f) any Contract which requires referrals of business or requires any PLFC Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) any Contract which grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any PLFC Entity, (h) any Contract which limits the payment of dividends by any PLFC Entity, (i) pursuant to which any PLFC Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) any Contract pursuant to which any PLFC Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (k) any Contract which relates to Intellectual Property of any PLFC Entity (including permitting the use of the names Penn Liberty or any variant thereof) (l) between any PLFC Entity, on the one hand, and (i) any officer or director of any PLFC Entity, or (ii) to the Knowledge of PLFC, any (x) record or beneficial owner of five percent or more of the voting securities of PLFC, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of PLFC, on the other hand, except those of a type available to employees of PLFC Entities generally, (m) that provides for payments to be made by any PLFC Entity upon a change in control thereof, (n) that may not be canceled by WSFS, PLFC or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $50,000 (assuming such Contract was terminated on the Closing Date), (o) containing any standstill or similar agreement pursuant to which any PLFC Entity has agreed not to acquire Assets or equity interests of another Person, (p) that provides for indemnification by any PLFC Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (q) with or to a labor union or guild (including any collective bargaining agreement), or (r) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC Report filed by PLFC with the SEC as of the date of this Agreement if PLFC were required to file or voluntarily filed such SEC Reports (together with all Contracts referred to in Sections 4.12, 4.18(a) and 4.34, the “PLFC Contracts”). With respect to each PLFC Contract: (i) the Contract is legal, valid and binding on PLFC or a PLFC Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no PLFC Entity is in material Default thereunder; (iii) no PLFC Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of PLFC, in Default in any material respect or has repudiated or waived any material provision thereunder. All of the PLFC Contracts have been Previously Disclosed. All of the indebtedness of any PLFC Entity for money borrowed is prepayable at any time by such PLFC Entity without penalty or premium.

4.20	Agreements with Regulatory Authorities.

Neither PLFC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of

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its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in PLFC’s Disclosure Memorandum, a “PLFC Regulatory Agreement”), nor has PLFC or any of its Subsidiaries been advised in writing or, to PLFC’s Knowledge, orally, since January 1, 2012, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such PLFC Regulatory Agreement.

4.21	Investment Securities.

(a) Each of PLFC and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the PLFC Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of PLFC or its Subsidiaries. Such securities are valued on the books of PLFC in accordance with GAAP in all material respects.

(b) PLFC and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that PLFC believes are prudent and reasonable in the context of their respective businesses, and PLFC and its Subsidiaries have, since January 1, 2012, been in compliance with such policies, practices and procedures in all material respects.

4.22	Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any PLFC Entity or for the account of a customer of any PLFC Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the PLFC Entity party thereto and, to the Knowledge of PLFC, each of the counterparties thereto, and (c) are legal, valid and binding obligations of any PLFC Entity and are in full force and effect and enforceable in accordance with their terms. PLFC or its Subsidiaries and, to the Knowledge of PLFC, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of PLFC, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of PLFC and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of PLFC and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.23	Legal Proceedings.

(a) Neither PLFC nor any of its Subsidiaries is a party to any, and there are no pending or, to PLFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or investigations of any Regulatory Authority of any nature against PLFC or any of its Subsidiaries.

(b) There is no Order or regulatory restriction imposed upon PLFC, any of its Subsidiaries or the assets of PLFC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any to its Affiliates).

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4.24	Statements True and Correct.

(a) None of the information supplied or to be supplied by any PLFC Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to PLFC and its Subsidiaries and other portions within the reasonable control of PLFC and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any PLFC Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by a PLFC Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of PLFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

4.25	State Takeover Statutes and Takeover Provisions.

PLFC has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of the PBCL and any successor thereto (collectively, “Takeover Laws”). No PLFC Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of WSFS entitled to vote in the election of WSFS’s directors.

4.26	Opinion of Financial Advisor.

PLFC has received the opinion of Sandler O’Neill & Partners, L.P., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of the date of the opinion, the consideration to be paid to the holders of PLFC Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.27	Tax and Regulatory Matters.

No PLFC Entity or, to the Knowledge of PLFC, any Affiliate thereof has taken or agreed to take any action, and PLFC does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.28	Loan Matters.

(a) Neither PLFC nor any of its Subsidiaries is a party to any written or oral Loan in which PLFC or any PLFC Subsidiary is a creditor which as of September 30, 2015, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of September 30, 2015, over 90 days delinquent in payment of

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principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.28(a) of the PLFC Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of PLFC and its Subsidiaries that, as of September 30, 2015 had an outstanding balance of $100,000 or more and were classified by PLFC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Each Loan currently outstanding, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by any PLFC Entity and are complete and correct in all material respects.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, PLFC’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any PLFC Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. In each case, except as would not be material to PLFC and its Subsidiaries, (i) each Loan included in a pool of Loans originated, securitized or, to the Knowledge of PLFC, acquired by PLFC or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool, (ii) all such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired and (iii) no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Section 4.28(e) of PLFC’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by PLFC to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any PLFC Entity, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Neither PLFC nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.29	Deposits.

All of the deposits held by PLFC Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies,

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practices and procedures of PLFC Bank, and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism, or embargoed persons requirements. All of the deposits held by PLFC Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of PLFC Bank, threatened.

4.30	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the PLFC Financial Statements was, as of the date of each of the PLFC Financial Statements, in the opinion of management of PLFC, in compliance with PLFC’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP and is adequate.

4.31	Insurance.

PLFC Entities are insured with reputable insurers against such risks and in such amounts as the management of PLFC reasonably has determined to be prudent and consistent with industry practice. Section 4.31 of PLFC’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the PLFC Entities, true, correct and complete copies of which policies have been made available to WSFS prior to the date hereof. The PLFC Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the PLFC Entities, PLFC or PLFC Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To PLFC’s Knowledge, no PLFC Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to PLFC’s Knowledge, is the termination of any such policies threatened.

4.32	OFAC.

None of PLFC, any PLFC Entity or, to the Knowledge of PLFC, any director, officer, agent, employee, affiliate or other Person acting on behalf of any PLFC Entity is (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

4.33	Brokers and Finders.

Except for Sandler O’Neill & Partners, L.P., neither PLFC nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

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4.34	Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any PLFC Entity, on the one hand, and (a) any officer or director of any PLFC Entity, or (b) to PLFC’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of PLFC, (ii) Affiliate or immediate family member of any such officer, director or record or beneficial owner or (iii) any other Affiliate of PLFC, on the other hand, except those of a type available to employees of PLFC generally.

4.35	No Investment Adviser Subsidiary.

Neither PLFC nor any PLFC Subsidiary is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.36	No Broker-Dealer Subsidiary.

Neither PLFC nor any PLFC Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.37	No Insurance Subsidiary.

Neither PLFC nor any PLFC Subsidiary conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF WSFS

Except as Previously Disclosed, WSFS hereby represents and warrants to PLFC as follows:

5.1	The Standard.

No representation or warranty of WSFS contained in Article 5 shall be deemed untrue or incorrect, and WSFS shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on WSFS.

5.2	Organization, Standing, and Power.

WSFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. WSFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3	Authority; No Breach By Agreement.

(a) Authority. WSFS has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WSFS. Assuming the due authorization, execution and delivery by PLFC, this Agreement represents a legal, valid, and binding obligation of WSFS, enforceable against WSFS in accordance with its terms

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(except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) No Conflicts. Neither the execution and delivery of this Agreement by WSFS, nor the consummation by WSFS of the transactions contemplated hereby, nor compliance by WSFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WSFS’s certificate of incorporation or bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any WSFS Entity under, any Contract or Permit of any WSFS Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any WSFS Entity or any of their respective material Assets.

(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and Securities Laws, the rules of NASDAQ, the DGCL, the Laws of the United States of America with respect to WSFS Bank, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by WSFS of the Merger and by WSFS Bank of the Bank Merger the other transactions contemplated in this Agreement. As of the date hereof, to WSFS’s Knowledge, there is no reason why the Requisite Regulatory Approvals will not be received.

5.4	Capital Stock.

(a) The authorized capital stock of WSFS consists of (i) 65,000,000 shares of WSFS Common Stock, of which 29,853,215 shares are issued and outstanding as of October 31, 2015, and (ii) 7,500,000 shares of preferred stock of WSFS, of which zero shares are issued and outstanding as of October 31, 2015. As of October 31, 2015, no more than 1,845,925 shares of WSFS Common Stock are subject to WSFS Options or other Equity Rights in respect of WSFS Common Stock, and no more than 945,171 shares of WSFS Common Stock were reserved for future grants under the WSFS Stock Plans. Upon any issuance of any shares of WSFS Common Stock in accordance with the terms of the WSFS Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of WSFS Capital Stock are, and all of the shares of WSFS Common Stock to be issued in exchange for shares of PLFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of WSFS Common Stock to be issued in exchange for shares of PLFC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of WSFS.

(c) Except as set forth in Section 5.4(a), as of October 31, 2015, there are no shares of capital stock or other equity securities of WSFS outstanding and no outstanding Equity Rights relating to the capital stock of WSFS. No WSFS Subsidiary owns any capital stock of PLFC.

5.5	SEC Filings; Financial Statements.

(a) SEC Reports. WSFS has timely filed and made available to PLFC all SEC Documents required to be filed by WSFS since December 31, 2012 (the “WSFS SEC Reports”). The WSFS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such WSFS SEC Reports or

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necessary in order to make the statements in such WSFS SEC Reports, in light of the circumstances under which they were made, not misleading. Except for WSFS Subsidiaries that are registered as a broker, dealer, or investment adviser, no WSFS Subsidiary is required to file any SEC Documents.

(b) Financial Statements. Each of the WSFS Financial Statements (including, in each case, any related notes) contained in the WSFS SEC Reports, including any WSFS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of WSFS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Systems and Processes. Since December 31, 2014, WSFS and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by WSFS in the WSFS SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of WSFS as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of WSFS required under the Exchange Act with respect to such reports. Since December 31, 2012, neither WSFS nor, to WSFS’s Knowledge, any employee, auditor, accountant or representative of any WSFS Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the WSFS Financial Statements. To WSFS’s Knowledge, there has been no instance of fraud by any WSFS Entity, whether or not material, that occurred during any period covered by the WSFS Financial Statements.

(d) Records. WSFS and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. WSFS has disclosed, based on its most recent evaluation prior to the date of this Agreement, to WSFS’s outside auditors and the audit committee of WSFS’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15(d)-15(f) of the Exchange Act) which are reasonably likely to adversely affect WSFS’s ability to accurately record, process, summarize and report financial information, and (y) to the Knowledge of WSFS, any fraud, whether or not material, that involves management or other employees who have a significant role in WSFS’s internal controls over financial reporting. To the Knowledge of WSFS, there is no reason to believe that WSFS’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the WSFS Financial Statements included in the WSFS SEC Documents is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, KPMG LLP has not resigned or been dismissed as a result of or in connection with any disagreements with WSFS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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5.6	Absence of Undisclosed Liabilities.

No WSFS Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014, (ii) in connection with this Agreement and the transactions contemplated hereby, or (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of WSFS as of September 30, 2015, included in the WSFS Financial Statements delivered or filed prior to the date of this Agreement.

5.7	Absence of Certain Changes or Events.

Since December 31, 2014, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSFS.

5.8	Tax Matters.

(a) The WSFS Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The WSFS Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the WSFS Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the WSFS Entities. No claim has ever been made in writing by an authority in a jurisdiction where any WSFS Entity does not file a Tax Return that such WSFS Entity may be subject to Taxes by that jurisdiction.

(b) None of the WSFS Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any WSFS Entity. None of the WSFS Entities has waived any statute of limitations in respect of any Taxes.

(c) Each WSFS Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9	Compliance with Laws.

(a) WSFS is duly registered as a bank holding company under the BHC Act. Each WSFS Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of WSFS no suspension or cancellation of any such Permit is threatened. None of the WSFS Entities:

(i) is in Default under its certificate of incorporation or bylaws (or other governing instruments); or

(ii) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2012, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any WSFS Entity is not in compliance with any Laws or Orders, or (ii) requiring any WSFS Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

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(b) WSFS and each WSFS Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the OCC, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. PLFC and WSFS Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Neither WSFS nor any WSFS Entity has received any written communication from any Regulatory Authority asserting that any WSFS Entity is not in compliance in any material respect with any Law.

5.10	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of WSFS, threatened against any WSFS Entity, or against any director, employee or employee benefit plan of any WSFS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any WSFS Entity.

5.11	Reports.

Since December 31, 2012, each WSFS Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document was in compliance in all material respects with the requirements of any applicable Law and did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

5.12	Statements True and Correct.

(a) None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to WSFS and its Subsidiaries and other portions within the reasonable control of WSFS and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to PLFC’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any WSFS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of PLFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances

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under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

5.13	Tax and Regulatory Matters.

No WSFS Entity or, to the Knowledge of WSFS, any Affiliate thereof has taken or agreed to take any action, and WSFS does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14	Ownership of PLFC Common Stock.

Except as contemplated by the terms of this Agreement, neither WSFS nor any WSFS Subsidiary (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of PLFC.

5.15	Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., WSFS represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of PLFC.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of PLFC’s Disclosure Memorandum, PLFC shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular, and Ordinary Course, consistent with past practice, (b) use its reasonable best efforts to (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), (ii) maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its executive officers and key employees, and (c) take no action which would reasonably be expected to impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) performance of its covenants and agreements in this Agreement.

6.2	Negative Covenants of PLFC.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (which consent will not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set

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forth in Section 6.2 of PLFC’s Disclosure Memorandum, PLFC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the certificate of incorporation, bylaws or other governing instruments of any PLFC Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of PLFC to PLFC Bank or of PLFC Bank to PLFC or indebtedness incurred in the Ordinary Course);

(c) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement or in connection with the exercise of PLFC Stock Options or the vesting of restricted stock awards), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any PLFC Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of PLFC’s capital stock (other than dividends or other distributions from PLFC Bank to PLFC and dividends with respect to the PLFC Series C Preferred Stock) or other equity interests;

(d) except upon the exercise of outstanding PLFC Stock Options, issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of PLFC Common Stock or any other capital stock of any PLFC Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any PLFC Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PLFC Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any PLFC Entity (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to PLFC or PLFC Bank) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f) (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than PLFC Bank, or otherwise acquire direct or indirect control over any Person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned PLFC Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) (i) grant any increase in compensation or benefits to the employees or officers of any PLFC Entity, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of PLFC), in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, or (B) as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the PLFC Benefit Plans in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any PLFC Entity, (iv) grant any increase in fees

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or other increases in compensation or other benefits to directors of any PLFC Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000;

(h) enter into, amend or renew any employment Contract between any PLFC Entity and any Person having a salary thereunder in excess of $100,000 per year (unless such amendment is required by Law) that the PLFC Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except as required by Law or with the consent of WSFS, (i) adopt any new Employee Benefit Plan of any PLFC Entity or terminate or withdraw from, or amend, any PLFC Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any PLFC Benefit Plan;

(j) make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any PLFC Entity for money damages in excess of $100,000 or that would impose any restriction on the operations, business or Assets of any Target Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l) (i) enter into, renew, extend, modify, amend or terminate any (A) Contract that calls for aggregate annual payments of $100,000 or more, except in the Ordinary Course, (B) PLFC Contract, (C) Contract referenced in Section 4.33 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.34 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, liability or other obligation); (ii) make any material amendment or modification to any Contract described in clause (i), other than in the Ordinary Course; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

(n) make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, (ii) its hedging practices and policies or (iii) insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p) cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

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(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r) materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of any PLFC Subsidiaries or waive any material fees with respect thereto;

(t) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any PLFC Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(x) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by PLFC), except to (i) make new Loans not in excess of $5,000,000, (ii) make Loans or commitments for Loans that have previously been approved by PLFC prior to the date of this Agreement not in excess of $5,000,000, (iii) with respect to amendments or modifications approved by PLFC prior to the date hereof, amend or modify in any material respect any existing Loan rated “Special Mention” or worse by PLFC (as rated by PLFC or a Regulatory Authority of PLFC) with total credit exposure not in excess of $1,500,000 or (iv) modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by PLFC, in each case not in excess of $500,000;

(y) knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(z) agree to take, make any commitment to take, or adopt any resolutions of PLFC’s board of directors in support of, any of the actions prohibited by this Section 6.2.

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6.3	Covenants of WSFS.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PLFC shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in WSFS’s Disclosure Memorandum, WSFS covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of PLFC, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the certificate of incorporation, bylaws or other governing instruments of WSFS or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect PLFC or the holders of PLFC Common Stock adversely relative to other holders of WSFS Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) take any action that could reasonably be expected to impede or materially delay (i) the receipt of any of the Requisite Regulatory Approvals or (ii) the consummation of the transactions contemplated by this Agreement; or

(d) agree to take, make any commitment to take, or adopt any resolutions of WSFS’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4	Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Registration Statement; Proxy Statement; Shareholder Approval.

(a) WSFS shall prepare and file with the SEC the Registration Statement (including the prospectus of WSFS, and WSFS and PLFC shall prepare and include the proxy solicitation materials of PLFC constituting a part thereof (the “Proxy Statement”) and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. WSFS and PLFC agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of WSFS and PLFC agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and PLFC shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. WSFS also agrees to use its commercially reasonable efforts to

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obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PLFC shall furnish all information concerning PLFC and the holders of PLFC Common Stock as may be reasonably requested in connection with any such action. Each of WSFS and PLFC agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of WSFS, PLFC or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. PLFC shall have the right to review and consult with WSFS with respect to any information included in, the Registration Statement prior to its being filed with the SEC. WSFS will advise PLFC, promptly after WSFS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of WSFS Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) PLFC shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval and adoption of this Agreement (the “PLFC Shareholder Approval”) and such other related matters as it deems appropriate. PLFC agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to PLFC of any Acquisition Proposal. PLFC shall (i) through its board of directors recommend to its shareholders the approval and adoption of this Agreement (the “PLFC Recommendation”), (ii) include such PLFC Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the PLFC Shareholder Approval. Neither the board of directors of PLFC nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to WSFS, the PLFC Recommendation or take any action, or make any public statement, filing or release inconsistent with the PLFC Recommendation (any of the foregoing being a “Change in the PLFC Recommendation”). If requested by WSFS, PLFC shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, WSFS in connection with obtaining the PLFC Shareholder Approval.

(c) PLFC shall adjourn or postpone the Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of PLFC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. PLFC shall also adjourn or postpone the Shareholders’ Meeting, if on the date of the Shareholders’ Meeting PLFC has not received proxies representing a sufficient number of shares necessary to obtain the PLFC Shareholder Approval. Notwithstanding anything to the contrary herein, the Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of PLFC at the Shareholders’ Meeting, for the purpose of voting on the adoption and approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve PLFC of such obligation. PLFC shall only be required to adjourn or postpone the Shareholders’ Meeting two times pursuant to the second sentence of this Section 7.1(c).

7.2	Acquisition Proposals.

(a) No PLFC Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or

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otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of PLFC shall constitute a breach of this Section 7.2 by PLFC.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if PLFC or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders’ Meeting that did not result from or arise in connection with a breach of Section 7.2(a), PLFC and its Representatives may, prior to (but not after) the Shareholders’ Meeting, take the following actions if the board of directors of PLFC (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with PLFC’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions more likely than not would cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement is in each provision with respect to WSFS (and such confidentiality agreement shall not provide such Person or “Group” with any exclusive right to negotiate with PLFC): (A) furnish information to (but only if PLFC shall have provided such information to WSFS prior to furnishing it to any such Person or “Group”), and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such bona fide written Acquisition Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, PLFC shall advise WSFS in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and PLFC shall as promptly as practicable provide to WSFS (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. PLFC shall provide WSFS as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep WSFS informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Shareholders’ Meeting, if PLFC has received a Superior Proposal (after giving effect to the terms of any revised offer by WSFS pursuant to this Section 7.2(d)), the board of directors of PLFC may, in connection with the Superior Proposal, make a Change in the PLFC Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if the board of directors of PLFC has determined in good faith, after consultation with outside legal counsel, that the failure to take such action more likely than not would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of PLFC may not take the actions set forth in this Section 7.2(d) unless:

(i) PLFC has complied in all material respects with this Section 7.2;

(ii) PLFC has provided prior written notice to WSFS at least four Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise WSFS that the board of directors of PLFC has received a Superior Proposal and shall include a copy of such Superior Proposal;

(iii) during the Notice Period, PLFC has and has caused its financial advisors and outside legal counsel to, negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the board of directors of PLFC) a Superior Proposal; and

(iv) the board of directors of PLFC has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by WSFS, if any, that such Superior Proposal remains a Superior Proposal.

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If during the Notice Period any revisions are made to the Superior Proposal, PLFC shall deliver a new written notice to WSFS and shall comply with the requirements of this Section 7.2 with respect to such new written notice, including commencement of a new Notice Period.

Notwithstanding any Change in the PLFC Recommendation, this Agreement shall be submitted to the shareholders of PLFC at the Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve PLFC of such obligation; provided, that if the board of directors of PLFC shall have effected a Change in the PLFC Recommendation, then the board of directors of PLFC, in connection with the submission of this Agreement to the shareholders of PLFC may submit this Agreement without recommendation (although the resolution adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of PLFC may communicate the basis for its lack of a recommendation to the shareholders of PLFC in the Proxy Statement or an appropriate amendment or supplement thereto. In addition to the foregoing, PLFC shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e) PLFC and PLFC Subsidiaries shall, and PLFC shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than WSFS and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3	Exchange Listing.

WSFS shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of WSFS Common Stock to be issued to the holders of PLFC Common Stock pursuant to the Merger, and WSFS shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4	Consents of Regulatory Authorities.

(a) WSFS and PLFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and Bank Merger), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities. WSFS shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall WSFS be required to accept any new restriction or condition on the WSFS Entities which is materially and unreasonably burdensome on WSFS’s business or on the business of PLFC or PLFC Bank, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to WSFS to such a degree that WSFS would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”). Each of WSFS and PLFC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby,

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including advising the other Party upon receiving any communication from a Regulatory Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication and provide a copy of such Regulatory Communication to the other Party, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain competitively sensitive business or proprietary information filed or submitted under a claim of confidentiality), and (iii) provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement.

(b) Each Party agrees, upon request, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5	Investigation and Confidentiality.

(a) PLFC shall promptly notify WSFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving PLFC or PLFC Bank.

(b) PLFC shall promptly advise WSFS of any fact, change, event or circumstance known to PLFC (i) that has had or is reasonably likely to have a Material Adverse Effect on PLFC or (ii) which PLFC believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied.

(c) Prior to the Effective Time, PLFC shall permit WSFS to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as WSFS reasonably requests, provided that such investigation shall not unreasonably interfere with normal operations of PLFC or its Subsidiaries. Neither WSFS nor PLFC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or Order. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by WSFS shall affect the ability of WSFS to rely on the representations, warranties, covenants and agreements of PLFC.

(d) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses,

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operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6	Press Releases.

PLFC and WSFS agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of PLFC) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7	Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of WSFS and PLFC shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8	Employee Benefits and Contracts.

(a) PLFC shall cooperate and work with WSFS to help WSFS identify employees of PLFC and its Subsidiaries to whom WSFS may elect to offer employment with WSFS or one of its Subsidiaries. With respect to any employee of PLFC or its Subsidiaries who receives an offer of employment from WSFS, PLFC shall assist WSFS with its efforts to enter into an offer letter and any related documents (collectively, the “Offer Letter”) with such employees, the effectiveness of which would be contingent upon the Closing. Following the Effective Time, except as contemplated by this Agreement, WSFS shall provide generally to officers and employees (as a group) who are actively employed by a PLFC Entity on the Closing Date (“Covered Employees”) while employed by any WSFS Entity following the Closing Date employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by WSFS Entities to their similarly situated officers and employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any WSFS Entity. Until such time as WSFS shall cause the Covered Employees to participate in the applicable WSFS Employee Benefit Plans, the continued participation of the Covered Employees in the PLFC Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in WSFS’s Employee Benefit Plans may commence at different times with respect to each of WSFS’s Employee Benefit Plans). For purposes of participation, vesting and benefit accrual under WSFS’s Employee Benefit Plans, the service of the Covered Employees prior to the Effective Time shall be treated as service with a WSFS Entity participating in such employee benefit plans, to the same extent that such service was recognized by the PLFC Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a

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Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) that is grandfathered or frozen, either with respect to level of benefits or participation, or (y) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. Covered Employees who are employed by any WSFS Entity shall retain their vacation and sick leave accrual under the PLFC Benefit Plans as of the Effective Time, provided that any future accrual of benefits under leave policies shall be in accordance with the WSFS Employee Benefit Plans, subject to carryover limitations applicable to such future accruals. WSFS agrees to amend the WSFS Employee Benefit Plans to the extent necessary to provide for the past service credits applicable to the Covered Employees referenced herein.

(b) Covered Employees who are employed by any WSFS Entity and who become eligible to participate in any insurance policy, plan or program offered by the WSFS Entities following the Effective Time shall receive full credit under such policy, plan or program for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the corresponding PLFC Benefit Plan during the portion of the applicable plan year prior to such participation. In addition, the Covered Employees and their respective dependents shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the corresponding PLFC Benefit Plan immediately prior to the Effective Time, or to any waiting period relating to such coverage. WSFS shall honor the plans set forth in Section 7.8(b) of the WSFS Disclosure Memorandum.

(c) If requested by WSFS in a writing delivered to PLFC following the date hereof and prior to the Closing Date, the PLFC Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any PLFC Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). PLFC shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by PLFC), and prior to the Closing Date, PLFC shall provide WSFS with the final documentation evidencing the termination of the 401(k) Plans.

(d) WSFS agrees to assume and honor the terms of each PLFC Benefit Plan and to make payments in accordance with the current terms of such plans and agreements and any applicable payment elections made thereunder; provided, that to the extent requested by WSFS prior to the Closing Date, the PLFC Entities shall cooperate in good faith with WSFS to amend, freeze, terminate or modify any PLFC Benefit Plan not covered by subsection (c) of this Section 7.8 in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date and except that any termination of the Nonqualified Deferred Compensation Plan shall not accelerate the payment of benefits thereunder. PLFC shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by PLFC), and prior to the Closing Date, PLFC shall provide WSFS with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e) Without limiting the generality of Section 10.13, the provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any PLFC Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by WSFS, PLFC or any of their respective Affiliates; (ii) alter or limit the ability of WSFS or any WSFS Subsidiaries (including, after the Closing Date, the PLFC Entities) to amend, modify or terminate any PLFC Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, in accordance with the terms of such plan or agreement and applicable Law; or (iii) confer upon any current or former employee, officer, director or

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consultant, any right to employment or continued employment or continued service with WSFS or any WSFS Subsidiary (including, following the Closing Date, the PLFC Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, PLFC, WSFS or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of PLFC or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

(f) PLFC shall perform and shall ensure that certain individuals perform their respective obligations as set forth in Section 7.8 of the PLFC Disclosure Memorandum in all respects.

7.9	Indemnification.

(a) For a period of six years after the Effective Time, WSFS shall indemnify, defend and hold harmless the present and former directors or officers of the PLFC Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of PLFC or, at PLFC’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the PBCL and by PLFC’s articles of incorporation and amended and restated bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any WSFS Entity is insured against any such matter; provided, that the foregoing shall not limit the rights to indemnification and advancement set forth in PLFC’s articles of incorporation and amended and restated bylaws as in effect on the date hereof. Without limiting the foregoing, in any case in which approval by WSFS is required by PLFC’s articles of incorporation or amended and restated bylaws to effectuate any indemnification, WSFS shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between WSFS and the Indemnified Party.

(b) WSFS shall use its reasonable best efforts (and PLFC shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time PLFC’s existing directors’ and officers’ liability insurance policy (provided that WSFS may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of PLFC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that WSFS shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to PLFC’s directors and officers, the amount set forth in Section 7.9(b) of PLFC’s Disclosure Memorandum (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, WSFS shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, WSFS, or PLFC in consultation with WSFS, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, WSFS may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, WSFS will have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify WSFS thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) WSFS shall have the right to assume the defense thereof and WSFS shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if WSFS elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that

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there are substantive issues which raise conflicts of interest between WSFS and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and WSFS shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that WSFS shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) WSFS shall not be liable for any settlement effected without its prior written consent; and provided, further, that WSFS shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If WSFS or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if WSFS (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of WSFS shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10	Operating Functions.

PLFC and PLFC Bank shall cooperate with WSFS and WSFS Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of WSFS Bank (including the former operations of PLFC Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as WSFS may decide. PLFC shall take any action WSFS may reasonably request prior to the Effective Time to facilitate the combination of the operations of PLFC with WSFS. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, senior officers of PLFC and WSFS shall meet from time to time as PLFC or WSFS may reasonably request to review the financial and operational affairs of PLFC and PLFC Bank, and PLFC shall give due consideration to WSFS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither WSFS nor WSFS Bank shall under any circumstance be permitted, directly or indirectly, to exercise control of PLFC, PLFC Bank or any other PLFC Subsidiaries prior to the Effective Time, (b) neither PLFC nor PLFC Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither PLFC nor PLFC Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.11	Shareholder Litigation.

Each of WSFS and PLFC shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of WSFS or PLFC, as applicable, threatened against WSFS, PLFC or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Plan of Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by WSFS, PLFC or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. PLFC shall give WSFS every opportunity to participate in the defense or settlement of any shareholder litigation against PLFC and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WSFS’s prior written consent (such consent not to be unreasonably withheld or delayed).

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7.12	Legal Conditions to Merger.

Subject in all respects to Sections 7.1 and 7.4 of this Agreement, each of WSFS and PLFC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by PLFC or WSFS or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

7.13	Change of Method.

WSFS may at any time change the method of effecting the Merger (including by providing for the merger of PLFC with a wholly owned Subsidiary of WSFS) if and to the extent requested by WSFS, and PLFC agrees to enter into such amendments to this Agreement as WSFS may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to PLFC’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

7.14	Takeover Laws.

Neither WSFS nor PLFC shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of WSFS and PLFC shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of WSFS and PLFC will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

7.15	Exemption from Liability Under Section 16(b).

The board of directors of WSFS, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of PLFC Common Stock or PLFC Stock Options and (ii) any acquisitions of PLFC Common Stock pursuant to the transactions contemplated by this Agreement and by any PLFC directors or officers who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.16	SBLF Purchase.

PLFC shall use its reasonable best efforts to seek the requisite regulatory approvals to redeem all of the issued and outstanding shares of PLFC Series C Preferred Stock held by Treasury prior to Closing and if such approvals or non-objections of Regulatory Authorities are received, use its reasonable best efforts to redeem all of the issued and outstanding shares of PLFC Series C Preferred Stock held by Treasury prior to Closing. If there are shares of PLFC Series C Preferred Stock outstanding immediately prior to Closing, then PLFC and WSFS each shall use their reasonable best efforts to facilitate the purchase by WSFS or one of its Subsidiaries of all of the issued and outstanding shares of PLFC Series C Preferred Stock from the Treasury or other holders thereof

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concurrently with the consummation of the Merger (such purchase, the “SBLF Purchase”). In furtherance of the foregoing, PLFC shall provide, and shall cause its Subsidiaries and representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by WSFS in connection with the SBLF Purchase, including by (i) furnishing all information concerning PLFC and the PLFC Subsidiaries that WSFS or any applicable Regulatory Authority may request in connection with the SBLF Purchase or with respect to the effects of the SBLF Purchase on WSFS or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations WSFS deems necessary or advisable in its reasonable judgment in connection with the SBLF Purchase or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among PLFC, WSFS and such holder) to effect the SBLF Purchase as WSFS may reasonably request. In connection with the redemption of the PLFC Series C Preferred Stock, PLFC shall and WSFS shall cause WSFS Bank to negotiate in good faith to enter into a loan agreement and related documentation, pursuant to which WSFS will provide a loan to PLFC based, in part, on the terms set forth in Section 7.16 of the WSFS Disclosure Memorandum.

7.17	Corporate Governance.

WSFS shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the board of directors of WSFS and WSFS Bank shall be increased by one and Patrick J. Ward shall be appointed as a director of WSFS and WSFS Bank. WSFS will nominate Patrick J. Ward for election to a full three-year term as a director at the annual meeting of WSFS immediately following the Effective Time and solicit proxies for Patrick J. Ward in the same manner as it does for all the other members of WSFS’s slate of directors in connection with such meeting.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval. The shareholders of PLFC shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. (i) All required regulatory approvals from the Federal Reserve, Office of the Comptroller of the Currency, FDIC, and PDB and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on WSFS and PLFC (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition on WSFS.

(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger).

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(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of WSFS Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

(f) Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of PLFC and WSFS reasonably satisfactory in form and substance to such counsel.

8.2	Conditions to Obligations of WSFS.

The obligations of WSFS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WSFS pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of PLFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.3(a), 4.3(c), 4.4(a), 4.4(c), 4.9(a), and 4.33 shall be true and correct in all respects (except for inaccuracies in Section 4.3(a), Section 4.3(c), and Section 4.4(a) which are de minimis in amount). The representations and warranties set forth in the other sub-Sections in Sections 4.3 and 4.4, and in Sections 4.2, 4.6, 4.24, 4.26, 4.27, and 4.30 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 4 shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PLFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. PLFC shall have delivered to WSFS (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to PLFC and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by PLFC’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSFS and its counsel shall request.

(d) Dissenting Shares. Holders of not more than seven and one half percent of the outstanding shares of PLFC Common Stock shall have demanded, properly and in writing, appraisal for such shares of PLFC Common Stock held by each such holder under Subchapter D.

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8.3	Conditions to Obligations of PLFC.

The obligations of PLFC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PLFC pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of WSFS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of WSFS set forth in Sections 5.4(a) and (c), Section 5.7 and Section 5.15 shall be true and correct in all respects (except for inaccuracies in Section 5.4(a) and (c) which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of WSFS set forth in Sections 5.4(b) and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of WSFS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. WSFS shall have delivered to PLFC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to WSFS and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by WSFS’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PLFC and its counsel shall request.

ARTICLE 9

TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of PLFC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of WSFS and PLFC;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of PLFC fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

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(c) By either Party in the event that the Merger shall not have been consummated by September 30, 2016, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By WSFS in the event that the board of directors of PLFC has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of PLFC, (ii) breached the terms of Section 7.2 in any respect adverse to WSFS, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold the Shareholders’ Meeting in accordance with Section 7.1; or

(e) By WSFS in the event that any of the conditions precedent to the obligations of WSFS to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of WSFS’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach by WSFS of any of its material representations or warranties contained in this Agreement).

(f) Decline in WSFS Common Stock Price. By PLFC, if the board of directors of PLFC so determines by a vote of at least two-thirds of the members of the entire board of directors of PLFC, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “WSFS Ratio”) shall be less than 0.80; and

(ii) (ii) (x) the WSFS Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If PLFC elects to exercise its termination right pursuant to this Section 9.1(f), it shall give written notice to WSFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, WSFS shall have the option to increase the consideration to be received by the holders of PLFC Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the WSFS Ratio. If WSFS so elects within such five-day period, it shall give prompt written notice to PLFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.1(f) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WSFS Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the WSFS Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of WSFS Common Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

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“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the first trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of WSFS Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5, and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and Articles 1, 2, 3 and 10.

ARTICLE 10

MISCELLANEOUS

10.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to PLFC or publicly announced to PLFC’s shareholders and whether binding or non-binding) by any Person (other than a WSFS Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a WSFS Entity) of 20% or more in interest of the total outstanding voting securities of PLFC or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a WSFS Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of PLFC or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving PLFC or any of its Subsidiaries pursuant to which the shareholders of PLFC immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of PLFC and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of PLFC.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

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“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to PLFC Bank or relating to its business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean (i) PLFC Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council and (ii) PLFC’s Consolidated Financial Statements for Holding Companies on Form FR Y-9C or, for periods subsequent to December 31, 2014, its Parent Company Only Financial Statements for Small Bank Holding Companies on Form FR Y-9SP, or any successor form of the FRB.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employees” means the employees of PLFC or a PLFC Subsidiary who are offered continued employment with WSFS or any of its Subsidiaries and who execute an Offer Letter and become employees of WSFS or any of its Subsidiaries following the Effective Time.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Contractors” means each independent contractor, consultant, freelancer or other service provider.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Articles 4 and 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or

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incorrect and (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits, including employment and change in control agreements, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interest of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a PLFC Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

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“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel (in the case of WSFS), or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which PLFC Bank or any Subsidiary of PLFC Bank is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to PLFC, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware),

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including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Select Market.

“Nonqualified Deferred Compensation Plan” means the Penn Liberty Bank Nonqualified Deferred Compensation Plan.

“Ordinary Course” means the conduct of the business of PLFC and PLFC Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with PLFC and PLFC Bank’s practices and procedures prior to and as of such date.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of PLFC or WSFS, and “Parties” means PLFC and WSFS.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Amount” means $21.75 per share.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“PLFC Common Stock” means the $0.10 par value common stock of PLFC.

“PLFC Entities” means, collectively, PLFC and all PLFC Subsidiaries.

“PLFC Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of PLFC as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related

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notes and schedules, if any) for each of the fiscal years ended December 31, 2014, 2013, and 2012 as audited and made available to the stockholders of PLFC, and (ii) the consolidated balance sheets of PLFC (including related notes and schedules, if any) and related statements of income, comprehensive income, stockholders’ equity and cash flows (and related notes and schedules, if any), with respect to fiscal years ending subsequent to December 31, 2014.

“PLFC Stock Option Plan” means the PLFC 2013 Stock Option Plan and the PLFC Amended and Restated 2004 Stock Option Plan.

“PLFC Subsidiary” means the Subsidiaries of PLFC, which shall include PLFC Bank, Longview Real Estate, Inc. and Penn Liberty Wealth Advisors, Inc. and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of PLFC after the date hereof and held as a Subsidiary by PLFC at the Effective Time.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or information set forth in its SEC Documents that were filed prior to the date hereof.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by WSFS under the Securities Act with respect to the shares of WSFS Common Stock to be issued to the shareholders of PLFC pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the FDIC, the PDB, the IRS, the DOL, the Pension Benefit Guarantee Corporation, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, prospectuses, reports, schedules, and other documents filed, together with any amendments thereto, by WSFS or any of WSFS’s Subsidiaries with the SEC on or after January 1, 2011.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of PLFC determines in its good faith judgment (based on, among other

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things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to PLFC’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by WSFS in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “100%”.

“Surviving Corporation” means WSFS as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“WSFS Capital Stock” means, collectively, WSFS Common Stock, any preferred stock of WSFS and any other class or series of capital stock of WSFS.

“WSFS Common Stock” means the $0.01 par value common stock of WSFS.

“WSFS Entities” means, collectively, WSFS and all WSFS Subsidiaries.

“WSFS Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of WSFS as of September 30, 2015, and as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter and nine months ended September 30, 2015, and for each of the three fiscal years ended December 31, 2014, 2013, and 2012, as filed by WSFS in SEC Documents, and (ii) the consolidated statements of condition of WSFS (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2015.

“WSFS Options” means each option or other Equity Right to purchase shares of WSFS Common Stock pursuant to stock options or stock appreciation rights.

“WSFS Stock Plans” means the existing stock option and other stock-based compensation plans of WSFS designated as follows: the WSFS Financial Corporation, 1994 Short Term Management Incentive Plan Summary Plan, as amended; the Amended and Restated Wilmington Savings Fund Society, Federal Savings Bank 1997 Stock Option Plan; the WSFS Financial Corporation 2005 Incentive Plan, as amended, and the WSFS Financial Corporation 2013 Incentive Plan.

“WSFS Subsidiaries” means the Subsidiaries of WSFS, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of WSFS after the date hereof and held as a Subsidiary by WSFS at the Effective Time.

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10.2	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	46
Agreement	1
ALLL	28
Average Closing Price	54
Bank Merger	2
BHC Act	11
Burdensome Condition	43
Canceled Shares	3
Cash Consideration	3
Cash Election	3
Cash Election Shares	3
Cash Value	4
Certificate	4
Change in the PLFC Recommendation	41
Chosen Courts	68
Closing	2
Closing Date	2
Covered Employees	45
Derivative Transaction	25
Determination Date	54
DGCL	1
Dissenting Shareholders	11
Dissenting Shares	11
DOL	22
Effective Time	2
Election	7
Election Deadline	8
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	9
Exchange Ratio	3
FDIA	14
FDIC	14
Final Index Price	54
Form of Election	7
Indemnified Party	47
Index Group	54
Index Price	54
Index Ratio	54
IRS	22
Mailing Date	8
Maximum Amount	47
Merger	1, 49
Merger Consideration	3
Money Laundering Laws	20
Non-Electing Shares	4
Notice Period	42
OFAC	29

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Offer Letter	45
PBCL	1
PBGC	22
PDB	12
Permitted Liens	18
PLFC	1
PLFC Bank	2
PLFC Bank Common Stock	14
PLFC Benefit Plans	21
PLFC Contracts	24
PLFC ERISA Plan	21
PLFC Recommendation	41
PLFC Regulatory Agreement	25
PLFC RRP	7
PLFC Series C Preferred Stock	1
PLFC Shareholder Approval	40
PLFC Stock Option	6
Pool	28
Proxy Statement	40
Reallocated Cash Shares	4
Reallocated Stock Shares	5
Regulatory Communication	44
Requisite Regulatory Approvals	51
Sanctioned Countries	29
Sanctions	29
Sarbanes-Oxley Act	20
SBLF Purchase	50
SDN List	29
Shareholders’ Meeting	40
SLBF	1
Starting Date	54
Starting Price	55
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subchapter D	11
Subsidiary Plan of Merger	3
Surviving Entity	2
Systems	18
Takeover Laws	26
Tax Opinion	51
Termination Fee	66
Treasury	1
WSFS	1
WSFS Bank	2
WSFS Certificates	8
WSFS Ratio	54
WSFS SEC Reports	31

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and

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similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business days prior to the date hereof.

10.3	Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b) Notwithstanding the foregoing, if:

(i) Either PLFC or WSFS terminates this Agreement pursuant to Section 9.1(b) or 9.1(c), and at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within six months of such termination PLFC shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii) WSFS shall terminate this Agreement pursuant to Section 9.1(d);

then PLFC shall pay to WSFS an amount equal to $4,000,000 (the “Termination Fee”). The payment of the Termination Fee by PLFC pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of WSFS in the event of termination of this Agreement pursuant to Sections 9.1(b) or 9.1(d). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if PLFC fails to pay any fee payable by it pursuant to this Section 10.3 when due, then PLFC shall pay to WSFS its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

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10.4	Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of PLFC and WSFS, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after PLFC Shareholder Approval of this Agreement has been obtained; provided, that after obtaining PLFC Shareholder Approval, there shall be made no amendment that requires further approval by such PLFC shareholders unless such further approval of such shareholders is obtained.

10.6	Waivers.

(a) Prior to or at the Effective Time, WSFS, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PLFC, to waive or extend the time for the compliance or fulfillment by PLFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WSFS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WSFS.

(b) Prior to or at the Effective Time, PLFC, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by WSFS, to waive or extend the time for the compliance or fulfillment by WSFS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PLFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PLFC.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and

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void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Rodger Levenson

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Frank M. Conner III
Email: rconner@cov.com;
Michael P. Reed
Email: mreed@cov.com

PLFC:	Penn Liberty Financial Corp.
724 West Lancaster Avenue, Suite 210
Wayne, PA 19087
Facsimile Number: (610) 535-4515
Attention: Patrick J. Ward

Copy to Counsel:	Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W.
Suite 100
Washington, DC 20007
Facsimile Number: (202) 337-5502
Attention: Raymond A. Tiernan
Hugh T. Wilkinson

10.9	Governing Law; Jurisdiction; Waiver of Jury Trial

(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to the conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of PLFC shall be subject to the Laws of the Commonwealth of Pennsylvania).

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with

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claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be an adequate remedy.

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10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15	Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

10.16	Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS FINANCIAL CORPORATION

By:	/s/ Rodger Levenson
Name:	Rodger Levenson
Title:	Executive Vice President and Chief Financial Officer

PENN LIBERTY FINANCIAL CORP.

By:	/s/ Patrick J. Ward
Name:	Patrick J. Ward
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

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EXHIBIT A

SUBSIDIARY PLAN OF MERGER

Agreement and Plan of Merger

between

Penn Liberty Bank

and

Wilmington Savings Fund Society, FSB

under the charter of

Wilmington Savings Fund Society, FSB

under the title of

Wilmington Savings Fund Society, FSB

This Agreement and Plan of Merger (the “Agreement”) made between Penn Liberty Bank, a Pennsylvania-chartered bank, being located in Wayne, county of Delaware, in the Commonwealth of Pennsylvania (“Penn Liberty Bank”), with total capital of $[●] million, paid in capital of $[●] million for [●] shares of common stock, each with a par value $1.00 per share, surplus of $[●] million, and undivided profits or capital reserves of $[●] million, as of [DATE], 2015, and Wilmington Savings Fund Society, FSB, a federal savings bank organized under the laws of the United States, being located at Wilmington, county of New Castle, in the state of Delaware (“WSFS Bank” and together with Penn Liberty Bank, the “Merging Banks”), with total capital of $[●] million, paid in capital of $[●] million for [●] shares of common stock, each with a par value of $0.01 per share, surplus of $[●] million, and undivided profits and capital reserves of $[●] million, as of [DATE], 2015, each acting pursuant to a unanimous resolution of its board of directors, witnessed as follows:

Section 1.

Penn Liberty Bank shall be merged with and into WSFS Bank under the charter of the latter (the “Bank Merger”).

Section 2.

The name of the receiving association (hereinafter referred to as the “Association”) shall be Wilmington Savings Fund Society, FSB.

Section 3.

The business of the Association shall be that of a federal savings bank. This business shall be conducted by the Association at its main office to be located at WSFS Bank Center, 500 Delaware Avenue, Wilmington, DE 19801 and at its legally established branches.

Section 4.

The amount of capital stock of the Association shall be $[●], divided into [●] shares of common stock, each of $0.01 par value, and at the time the Bank Merger shall become effective, the Association shall have a surplus of $[●], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Merging Banks as stated in the preamble of this Agreement,

65

adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between [DATE], 2015, and the effective time of the Bank Merger.

Section 5.

All assets of each of the Merging Banks as they exist at the effective time of the Bank Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the Merging Banks existing as of the effective time of the Bank Merger.

Section 6.

Penn Liberty Bank shall contribute to the Association acceptable assets having a book value, over and above its liabilities to its creditors and having an estimated fair value over and above its liabilities to its creditors.

At the effective time of the Bank Merger, WSFS Bank shall have on hand acceptable assets having book value above its liabilities to its creditors, and having a fair value, over and above its liabilities to its creditors.

Section 7.

Of the capital stock of the Association, the presently outstanding [●] shares of common stock each of $0.01 par value, and the holders of it shall retain their present rights, and the shares of Penn Liberty Bank shall be cancelled for no consideration.

Section 8.

Neither Penn Liberty Bank nor WSFS Bank shall declare nor pay any dividend to its shareholders between the date of this Agreement and the time at which the Bank Merger shall become effective, nor dispose of any of its assets in any other manner, except in [order to facilitate the Bank Merger or in] the normal course of business, and in any event for adequate value.

Section 9.

The present board of directors of WSFS Bank shall continue to serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

Section 10.

Effective as of the time this Bank Merger shall become effective as specified in the Bank Merger approval to be issued by the Comptroller of the Currency, the Articles of Association of the resulting bank shall be the Articles of Association of WSFS Bank as in existence immediately prior to the effective time of the Bank Merger.

The bylaws of WSFS Bank in effect immediately prior to the effective time of the Bank Merger shall be the bylaws of the Association following the Bank Merger.

Section 11.

This Agreement may be terminated by the mutual written consent of WSFS Bank and Penn Liberty Bank.

Section 12.

This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the Merging Banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of

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the directors; and the Bank Merger shall become effective at the time specified in a Bank Merger approval to be issued by the Comptroller of the Currency of the United States.

Section 13.

Representations and Warranties. Each of WSFS Bank and Penn Liberty Bank hereby represents and warrants to the other that (a) it has full power and authority to enter into this Agreement; (b) this Agreement does not conflict with or violate or cause it to be in default under any other agreement, document or instrument to which it is a party or by which it or its assets is bound or affected; and (c) this Agreement is a valid, binding and enforceable obligation against it, except as such enforceability may be limited by creditors rights laws and general principles of equity.

Section 14.

Conditions Precedent. WSFS Bank and Penn Liberty Bank agree that the Bank Merger shall not occur under this Merger Agreement until (a) the effective time of the sale contemplated by the Agreement and Plan of Reorganization by and between WSFS Financial Corporation and Penn Liberty Financial Corp., dated as of November 23, 2015 (the “Parent Transaction”); and (b) after the receipt of all necessary regulatory approvals for the transactions contemplated for consummation of the Parent Transaction and the Bank Merger.

Section 15.

Further Assurances. WSFS Bank and Penn Liberty Bank agree to (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Amendment and Waivers. Any term of this Agreement may be amended, modified or terminated only with the written consent of WSFS Bank and Penn Liberty Bank or waived only with the written approval of the party granting the waiver.

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United States of America, and in the absence of applicable Federal laws then by the laws of the State of Delaware.

Construction. Each of the Merging Banks acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

[Signatures on Following Page]

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WITNESS, the signatures of WSFS Bank and Penn Liberty Bank this     day of             , 2015, each set by its president or a vice president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

Attest:	PENN LIBERTY BANK

By:
President

Secretary

Attest:	WILMINGTON SAVINGS FUND SOCIETY, FSB

By:
President

Secretary

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ANNEX II

PENNSYLVANIA BUSINESS CORPORATIONS LAW

SUBCHAPTER D OF CHAPTER 15

15 Pa.C.S.A. § 1571

§ 1571. Application and effect of subchapter

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange registered under section 6 of the Exchange Act; [1] or

(ii)	held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)	(Repealed).

1

(ii)	Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)	Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)	Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

2

15 Pa.C.S.A. § 1572

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

15 Pa.C.S.A. § 1573

§ 1573. Record and beneficial holders and owners

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

15 Pa.C.S.A. § 1574

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of

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such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

15 Pa.C.S.A. § 1575

§ 1575. Notice to demand payment

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

15 Pa.C.S.A. § 1576

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

15 Pa.C.S.A. § 1577

§ 1577. Release of restrictions or payment for shares

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall

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return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

15 Pa.C.S.A. § 1578

§ 1578. Estimate by dissenter of fair value of shares

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

15 Pa.C.S.A. § 1579

§ 1579. Valuation proceedings generally

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

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(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).1

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

15 Pa.C.S.A. § 1580

§ 1580. Costs and expenses of valuation proceedings

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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ANNEX III

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

November 23, 2015

Board of Directors

Penn Liberty Financial Corp.

724 West Lancaster Avenue, Suite 210

Wayne, PA 19087

Ladies and Gentlemen:

Penn Liberty Financial Corp. (“PLFC”) and WSFS Financial Corporation (“WSFS”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which PLFC will merge with and into WSFS (the “Merger”) with WSFS surviving the Merger. Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of PLFC Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of PLFC Common Stock as specified in the Agreement, shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the Agreement, into the right to receive, without interest, either (i) 0.6601 shares of WSFS Common Stock (the “Stock Consideration”), or (ii) $21.75 in cash (the “Cash Consideration”). The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 40% of PLFC Common Stock being converted into the right to receive the Cash Consideration and 60% of PLFC Common Stock being converted into the right to receive the Stock Consideration. The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of PLFC Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 20, 2015; (ii) certain publicly available financial statements and other historical financial information of PLFC that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of WSFS that we deemed relevant; (iv) internal financial projections for PLFC for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of PLFC; (v) publicly available consensus mean analyst net income estimates for WSFS the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2015 through December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, as discussed with the senior management of WSFS and pro forma for WSFS’s acquisition of Alliance Bancorp, Inc. of Pennsylvania, which transaction closed on October, 9, 2015 (the “Alliance Acquisition”); (vi) the pro forma financial impact of the Merger on WSFS based on assumptions relating to (a) consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the years thereafter, pro forma for the Alliance Acquisition, as provided by the senior management of WSFS, (b) internal financial projections for PLFC for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of PLFC, excluding the redemption of the PLFC Series C Preferred Stock and excluding the assumed issuance of $10 million of subordinated debt by PLFC, as provided by the senior management of WSFS, and (c) transaction expenses, purchase accounting adjustments, cost savings, a core deposit intangible asset and the redemption by WSFS of all of the PLFC Series C Preferred Stock at closing of

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the Merger, as provided by the senior management of WSFS; (vii) the publicly reported historical price and trading activity for WSFS common stock, including a comparison of certain stock market information for WSFS and certain stock indices as well as publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for PLFC and WSFS with similar institutions for which publicly available information is available; (ix) the financial terms of certain recent business combinations in the commercial banking industry (on a regional and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of PLFC the business, financial condition, results of operations and prospects of PLFC and held similar discussions with certain members of senior management of WSFS regarding the business, financial condition, results of operations and prospects of WSFS.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by PLFC or WSFS or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of PLFC, without independent verification or investigation, on the assessments of the management of PLFC as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of PLFC and WSFS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PLFC or WSFS or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of PLFC or WSFS. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PLFC or WSFS, or the combined entity after the Merger and we have not reviewed any individual credit files relating to PLFC or WSFS.

In preparing its analyses, Sandler O’Neill used internal financial projections for PLFC for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of PLFC. In addition, in preparing its analyses Sandler O’Neill used publicly available consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, as discussed with the senior management of WSFS and pro forma for the Alliance Acquisition. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to (a) consensus mean analyst net income estimates for WSFS for the year ending December 31, 2015, consensus median analyst earnings per share estimates for WSFS for the years ending December 31, 2016 and December 31, 2017 and an estimated earnings growth rate for the year ending December 31, 2018, pro forma for the Alliance Acquisition, as provided by the senior management of WSFS, (b) internal financial projections for PLFC for the years ending December 31, 2015 through December 31, 2018, as provided by the senior management of PLFC, excluding the redemption of the PLFC Series C Preferred Stock and excluding the assumed issuance of $10 million of subordinated debt by PLFC, as provided by the senior management of WSFS, and (c) transaction expenses, purchase accounting adjustments, cost savings, a core deposit intangible asset and the redemption by WSFS of all of the PLFC Series C Preferred Stock at closing of the Merger, as provided by the senior management of WSFS. With respect to those projections, estimates and judgments, the respective managements of PLFC and WSFS confirmed to us that those projections, estimates and judgments, reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of PLFC and WSFS, respectively, and we assumed that such performance would be

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achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in PLFC’s or WSFS’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that PLFC and WSFS will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PLFC, WSFS or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without PLFC’s rights under Section 9.1(f) of the Agreement having been triggered, or if such rights have been triggered, WSFS shall have exercised the option referred to in Section 9.1(f) of the Agreement, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that PLFC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of WSFS common stock after the date of this opinion or what the value of WSFS common stock will be once it is actually received by the holders of PLFC Common Stock.

We have acted as PLFC’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. PLFC has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, as we have previously advised you, we have provided certain investment banking services to WSFS and received fees for such services and may provide, and receive fees for, such services in the future, including during the pendency of the Merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to WSFS and its affiliates. We may also actively trade the equity and debt securities of WSFS or its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of PLFC in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of PLFC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of PLFC Common Stock and does not address the underlying business decision of PLFC to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for PLFC or the effect of any other transaction in which PLFC might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any PLFC or WSFS officer, director or employee, if any, relative to the amount of compensation to be

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received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of PLFC Common Stock from a financial point of view.

Very truly yours,

Sandler O’Neill & Partners, L.P.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Consistent with the laws of the State of Delaware, Article NINTH of WSFS’ amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification described below, WSFS shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of WSFS Bank, and all officers thereof shall be deemed to be serving at the request of WSFS as such directors and officers.

The right to indemnification shall include advancement of expenses to defend such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to WSFS of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article NINTH or otherwise. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim is not paid in full by WSFS after a written claim has been received by WSFS, the indemnitee may at any time thereafter bring suit against WSFS to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by WSFS to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, WSFS’ certificate of incorporation, by- law, agreement, vote of stockholders or disinterested directors or otherwise.

WSFS may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of WSFS or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not WSFS would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Additionally, Article TENTH of the amended and restated certificate of incorporation states a director of WSFS shall not be personally liable to WSFS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to WSFS or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of WSFS shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Item 21.	Exhibits and Financial Statement Schedules.

List of Exhibits

Exhibit	Description

2.1	Agreement and Plan of Reorganization dated as of November 23, 2015, by and between the Registrant and Penn Liberty Financial Corp. (included as Annex I to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

3.2	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on May 5, 2015)

3.3	Amended and Restated Bylaws of WSFS Financial Corporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on November 21, 2014)

5.1+	Opinion of Covington & Burling LLP regarding the legality of the securities being registered

8.1+	Opinion of Covington & Burling LLP, as to certain tax matters

23.1*	Consent of KPMG LLP

23.2+	Consent of Covington & Burling LLP (included in Exhibit 5.1 and Exhibit 8.1 and incorporated herein by reference)

24.1*	Power of Attorney of Directors and Officers of the Registrant (see the signature page of this Registration Statement)

99.1*	Consent of Sandler O’Neill & Partners, L.P.

99.2*	Form of Proxy for Special Meeting of Shareholders of Penn Liberty Financial Corp.

99.3*	Consent of Patrick J. Ward

*	Filed herewith.
+	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (referred to as the Securities Act), (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may he deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington and State of Delaware, on January 19, 2016.

WSFS FINANCIAL CORPORATION (Registrant)

By:	/s/ Rodger Levenson
Rodger Levenson Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Turner and Rodger Levenson and each of them to act with or without the other, his or her true and lawful attorney or attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform on behalf of the undersigned, in any and all capacities, each and every other act and thing necessary or desirable to be done in connection therewith, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

****

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marvin N. Schoenhals Marvin N. Schoenhals	Chairman	January 19, 2016

/s/ Mark A. Turner Mark A. Turner	President, Chief Executive Officer, and Director	January 19, 2016

/s/ Rodger Levenson Rodger Levenson	Executive Vice President and Chief Financial Officer	January 19, 2016

/s/ Charles K. Mosher Charles K. Mosher	Senior Vice President and Controller	January 19, 2016

/s/ Charles G. Cheleden Charles G. Cheleden	Vice Chairman and Lead Director	January 19, 2016

/s/ Anat Bird Anat Bird	Director	January 19, 2016

/s/ Francis B. Brake, Jr. Francis B. Brake, Jr.	Director	January 19, 2016

/s/ Donald W. Delson Donald W. Delson	Director	January 19, 2016

/s/ Eleuthère I. du Pont Eleuthère I. du Pont	Director	January 19, 2016

/s/ Jennifer W. Davis Jennifer W. Davis	Director	January 19, 2016

/s/ Calvert A. Morgan, Jr. Calvert A. Morgan, Jr.	Director	January 19, 2016

/s/ David G. Turner David G. Turner	Director	January 19, 2016

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Reorganization dated as of November 23, 2015, by and between the Registrant and Penn Liberty Financial Corp. (included as Annex I to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011)

3.2	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on May 5, 2015)

3.3	Amended and Restated Bylaws of WSFS Financial Corporation (incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on November 21, 2014)

5.1+	Opinion of Covington & Burling LLP regarding the legality of the securities being registered

8.1+	Opinion of Covington & Burling LLP, as to certain tax matters

23.1*	Consent of KPMG LLP

23.2+	Consent of Covington & Burling LLP (included in Exhibit 5.1 and Exhibit 8.1 and incorporated herein by reference)

24.1*	Power of Attorney of Directors and Officers of the Registrant (see the signature page of this Registration Statement)

99.1*	Consent of Sandler O’Neill & Partners, L.P.

99.2*	Form of Proxy for Special Meeting of Shareholders of Penn Liberty Financial Corp.

99.3*	Consent of Patrick J. Ward

*	Filed herewith.
+	To be filed by amendment.